As filed with the Securities and Exchange Commission on February 9, 2007
Registration No. 333-136128

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3
TO
FORM SB-2 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMS HEALTH SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Oklahoma	5099	73-1323256
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
711 N.E. 39th Street
Oklahoma City, Oklahoma 73105
(405) 842-0131
(Address and telephone number of principal executive offices)

711 N.E. 39th Street
Oklahoma City, Oklahoma 73105
(405) 842-0131
(Address of principal place of business or intended principal place of business)

Jerry W. Grizzle
Chairman, President and Chief Executive Officer
711 N.E. 39th Street
Oklahoma City, Oklahoma 73105
(405) 842-0131
(Name, address and telephone number of agent for service)

COPIES TO:
David J. Ketelsleger Esq.
McAfee & Taft
A Professional Corporation
211 North Robinson, Suite 1000
Oklahoma City, Oklahoma 73102
(405) 235-9621

Approximate date of proposed sale to the public:
From time to time after the effective date of this registration statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to	Offering Price	Aggregate	Amount of
Securities to be Registered	be Registered	Per Unit	Offering Price	Registration Fee
Common stock, par value $0.0001 per share	1,133,557(1)	$0.57(2)	$646,127.49(2)	$69.13(3)
Common stock, par value $0.0001 per share	555,768	$0.46(4)	$255,653.28(4)	$27.35

TOTAL	1,689,325		$901,780.77	$96.48(3)

(1) 1,133,557 shares of the Company’s common stock were included on the Company’s Form S-3 filed with the Commission on July 28, 2006.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based upon the average of the high and low prices of AMS Health Sciences, Inc. common stock as reported on the American Stock Exchange on July 24, 2006.
(3) The registrant has already paid an aggregate of $69.13 in connection with the filing of a Form S-3 with the Commission on July 28, 2006 (Commission File No. 333-136128.
(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based upon the average of the high and low prices of AMS Health Sciences, Inc. common stock as reported on the American Stock Exchange on November 17, 2006.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
1,689,325 Shares
AMS Health Sciences, Inc.
Common Stock

     The selling shareholders described in the section entitled “Selling Shareholders” beginning on page 45 of this prospectus may offer from time to time up to an aggregate of 1,689,325 shares of our common stock consisting of shares of our common stock that may be issued upon exercise of our outstanding warrants, that may be issued upon conversion of our secured convertible term note and of shares of our restricted stock. We will not receive any proceeds from the sale of shares by the selling shareholders.

     Our common stock is quoted on the American Stock Exchange under the symbol AMM.
     For information on the possible methods of sale that may be used by the selling shareholders, you should refer to the section entitled “Plan of Distribution” beginning on page 46 of this prospectus.
     Our address is 711 N.E. 39th Street, Oklahoma City, Oklahoma 73105 and our telephone number is (405) 842-0131.
     You should read this prospectus and any prospectus supplement carefully before you invest.
     See “Risk Factors” beginning on page 3 for a discussion of matters that you should consider before investing in these securities.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___, 2007.

ABOUT THIS PROSPECTUS
          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Commission, at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the Commission at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on its public reference rooms. The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).
          We have filed with the Commission a registration statement and related exhibits on Form SB-2 under the Securities Act of 1933, as amended. This prospectus, which is a part of the registration statement, omits certain information contained in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved, and each statement is deemed qualified in its entirety to that reference.
          Our internet address is www.amsonline.com. We make available on our website, free of charge, copies of our annual report on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably possible after we electronically file such material with, or furnish to, the SEC.

 i

PROSPECTUS SUMMARY
          This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” before making an investment decision.
          AMS Health Sciences, Inc., or AMS, began operations in 1987, and through a corporate reorganization in 1995, became an Oklahoma corporation. In this prospectus the terms “Company”, “us”, “we”, “our” and “its” are used as references to AMS. We develop and distribute performance-based nutritional, weight loss and personal care products. We distribute our products through a network marketing system using independent distributors that we refer to as “associates”.
          Network marketing appeals to a wide cross-section of people, particularly those seeking to supplement income, start a home-based business, or pursue entrepreneurial opportunities other than conventional full-time employment. We consider our attractive compensation plan and monthly cash bonus pools, along with trips, prizes and incentives, to be attractive components of our network marketing system.
          Our marketing plan is designed to provide associates financial incentives to build and manage a team of recruited associates in their downline organization.
          On an ongoing basis, we review our product line for duplication and sales movement and make adjustments accordingly. As of September 30, 2006, our primary product lines consisted of:
•	24 nutritional products;

•	5 weight management products; and

•	33 personal care products consisting primarily of skin care products.
          Our products are manufactured by various manufacturers pursuant to formulations developed for us and are sold to our independent associates located in all 50 states, the District of Columbia, Puerto Rico and Canada.
          We believe that our network marketing system is ideally suited to market nutritional, weight management and personal care products because sales of such products are strengthened by ongoing personal contact between associates and their customers. Associates are given the opportunity through sponsored events and training sessions to network with other associates, develop selling skills and establish personal goals. We supplement monetary incentives with other forms of recognition in order to further motivate and foster an atmosphere of excitement throughout our associate network.
          Our offices are located at 711 N.E. 39th Street, Oklahoma City, Oklahoma 73105, and our telephone number is (405) 842-0131.

The Offering
          On June 28, 2006, we issued a Secured Convertible Term Note to Laurus Master Fund, Ltd. (“Laurus”) in the aggregate principal amount of $2,000,000 (the “Note”). The Note bears interest at a per annum rate equal to the prime rate (as published in the Wall Street Journal from time to time) plus three percent (3.0%); provided, however that the interest rate may not be less than ten percent (10.0%). As of February 8, 2007, the interest rate on the Note was 11.25%. Both the interest and the principal of the Note are convertible into shares of our common stock at an initial fixed conversion price of $0.51 per share (the “Initial Conversion Price”). The Initial Conversion Price will be adjusted for certain reclassifications, stock splits, combinations and stock dividends.
          In connection with the issuance of the Note, we issued Laurus a Common Stock Purchase Warrant granting Laurus the right to purchase 2,272,727 shares of our common stock at an exercise price of $0.53 per share (the “Warrant”).
          Certain restrictions exist on Laurus’ ability to convert the Note into our common stock. Most importantly, Laurus is prohibited from converting the Note or exercising it’s the Warrant if such conversion would result in Laurus beneficially owning more than 4.99% of our common stock. Laurus can waive this restriction upon 61 days notice to us. Additionally, this restriction becomes automatically null and void upon an event of default under the Note. As a result, we are registering an aggregate of 843,782 shares of our common stock that are issuable upon conversion of the Note or exercise of the Warrant, which represents 10% of our outstanding common stock. We anticipate that registering shares representing 10% of our total outstanding common stock should provide us with a sufficient cushion to determine when and if we will need to register additional shares that may become issuable under the Note or the Warrant. If no restrictions existed on Laurus’ ability to convert the Note, we estimate that the maximum common stock issuable to Laurus upon conversion of the Note and all interest accrued thereon would be approximately 5,000,000 shares. These shares, combined with the shares issuable upon full exercise of the Warrant, would give Laurus beneficial ownership of approximately 7,272,727 shares of our common stock, or approximately 48% of our total outstanding stock following Laurus’ exercise of the Warrant and conversion of the Note.
          We also issued a common stock purchase warrant to Ascendiant Securities, LLC to purchase 495,543 shares of our common stock at an exercise price of $0.51 per share. Additionally, we issued Ascendiant Capital Group, LLC 250,000 shares of our common stock. The stock and warrants issued to the Ascendiant companies represent a portion of the fees earned by them for acting as financial advisor and placement agent in connection with the issuance of the Note to Laurus.
          We entered into a settlement agreement with Vaughn Feather to settle the case styled AMS Heath Sciences, Inc. v. Vaughn Feather, Western District of Oklahoma, Case no. CIV-05-1522. We brought the case to request a judicial declaration that we are no longer bound to pay royalties to Feather under the terms of the previous royalty agreement between us and Feather pursuant to which we were paying royalties for proprietary products and formulas that we believed to no longer be proprietary. As part of the settlement agreement, we agreed to issue Mr. Feather 100,000 shares of our common stock and to register those shares with the Securities and Exchange Commission.
          We are registering the shares to permit the selling shareholders to offer these shares for resale from time to time.

RISK FACTORS
          We face a number of substantial risks. Our business, financial condition or results of operations could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and they should be considered in connection with the other information contained in this prospectus. These risk factors should be read together with the other items in this prospectus, including the discussions under the headings “Business” and “Management’s Discussion and Analysis or Plan of Operations,” as well as our financial statements and the notes thereto included with this prospectus.
If we are unable to retain our existing independent associates and recruit additional associates, our revenue will not increase and may even decline.
          We distribute almost all of our products through our independent associates and we depend on them to generate virtually all of our revenue. Our associates may terminate their services at any time, and, like most direct selling companies, we experience high turnover among associates from year to year. As a result, in order to maintain sales and increase sales in the future, we need to continue to retain existing associates and recruit additional associates. To increase our revenue, we must increase the number of and/or the productivity of our associates.
          We have experienced periodic declines in both active associates and higher level associates in the past. The number of our active and executive associates may not increase and could decline again in the future. While we take many steps to help train, motivate and retain associates, we cannot accurately predict how the number and productivity of associates may fluctuate because we rely primarily upon our associate leaders to recruit, train and motivate new associates. Our operating results could be harmed if we and our associate leaders do not generate sufficient interest in our business to retain existing associates and attract new associates.
          The number and productivity of our associates also depends on several additional factors, including:
•	any adverse publicity regarding us, our products, our distribution channel or our competitors;

•	a lack of interest in, or the technical failure of, existing or new products;

•	the public’s perception of our products and their ingredients;

•	the public’s perception of our associates and direct selling businesses in general;

•	our actions to enforce our policies and procedures;

•	general economic and business conditions; and

•	potential saturation or maturity levels in a given market which could negatively impact our ability to attract and retain associates in such market.
          Our operating results could be adversely affected if our existing and new business opportunities and incentives, products, business tools and other initiatives do not generate sufficient enthusiasm and economic incentive to retain our existing associates or to sponsor new associates on a sustained basis. For example, the changes in compensation incentives and focus on automatic delivery programs have helped generate growth in many of our markets. There can be no assurance that such initiatives will generate excitement among our associates in the long-term or that planned initiatives tied to new products will be successful in maintaining associate activity and productivity. In addition, some initiatives may have unanticipated negative impacts on our markets. The introduction of a new product or key initiative can also negatively impact other product lines to the extent our associate leaders focus their efforts on the new product or initiative.
Governmental regulations relating to the marketing and advertising of our products and services, in particular our nutritional supplements, may restrict or inhibit our ability to sell these products.
          Our products and our related marketing and advertising efforts are subject to extensive governmental regulations by numerous domestic and foreign governmental agencies and authorities. These include the FDA, the FTC, the Consumer Product Safety Commission and the Department of Agriculture in the United States, State Attorneys General and other state regulatory agencies.
          Our markets have varied regulations concerning product formulation, labeling, packaging and importation. These laws and regulations often require us to, among other things:

•	reformulate products for a specific market to meet the specific product formulation laws of that market;

•	conform product labeling to the regulations in each market; and

•	register or qualify products with the applicable governmental authority or obtain necessary approvals or file necessary notifications for the marketing of our products.
          Restrictions on our ability to introduce products, or delays in introducing products, could reduce revenue and decrease profitability. Regulators also may prohibit us from making therapeutic claims about products, regardless of the existence of research and independent studies that may support such claims. These product claim restrictions could prevent us from realizing the potential revenue from some of our products.
Recent negative publicity concerning supplements with certain controversial ingredients has spurred efforts to change existing laws and regulations with respect to nutritional supplements that, if successful, could result in more restrictive and burdensome regulations.
          There have been some recent injuries and deaths that have been attributed to the use of nutritional supplements that contain ephedra and other controversial ingredients that have generated negative publicity. Because of this negative publicity, there has been an increasing movement in the United States and other markets to increase the regulation of dietary supplements which could impose additional restrictions or requirements in the future. Although we are committed to not market nutritional supplements that contain any substances such as ephedra that are controversial and that could pose health risks, our operations could be harmed if governmental laws or regulations are enacted that restrict the ability of companies to market or distribute nutritional supplements or impose additional burdens or requirements on nutritional supplement companies as a result of public reaction to the recent injuries and deaths caused by supplements that do contain such ingredients.
If we are unable to successfully expand operations in any of the new markets we have currently targeted, we may have difficulty achieving our long-term objectives.
          We expect our growth over the next several years to depend, in part, on our ability to successfully introduce our products and our distribution system into new markets. If we are unable to successfully expand our operations into these new markets, our opportunities to grow our business may be limited, and, as a result, we may not be able to achieve our long-term objectives.
Adverse publicity concerning our business, marketing plan or products could harm our business and reputation.
          The size of our associate force and the results of our operations can be particularly impacted by adverse publicity regarding us, the legality of our associate network, our products or the actions of our associates. Specifically, we are susceptible to adverse publicity concerning:
•	suspicions about the legality and ethics of network marketing;

•	the ingredients or safety of our or our competitors’ products;

•	regulatory investigations of us, our competitors and our respective products;

•	the actions of our current or former associates; and

•	public perceptions of direct selling businesses generally.
          In addition, in the past we have experienced negative publicity that has harmed our business in connection with our prior sales of ephedra-based products. We may receive negative publicity in the future, and it may harm our business and reputation.
Although our associates are independent contractors, improper associate actions that violate laws or regulations could harm our business.
          Associate activities in our existing markets that violate governmental laws or regulations could result in governmental actions against us in markets where we operate. Our associates are not employees and act independently of us. We implement strict policies and procedures to ensure our associates will comply with legal requirements. However, given the size of our associate force, we experience problems with associates from time to time.
Inability of new products to gain associate and market acceptance could harm our business.

          A critical component of our business is our ability to develop new products that create enthusiasm among our associate force. If we are unable to introduce new products planned for introduction, our associate productivity could be harmed. In addition, if any new products fail to gain market acceptance, are restricted by regulatory requirements or have quality problems, this would harm our results of operations. Factors that could affect our ability to continue to introduce new products include, among others, government regulations, proprietary protections of competitors that may limit our ability to offer comparable products and the difficulties in anticipating changes in consumer tastes and buying preferences.
Government inquiries, investigations, and actions could harm our business.
          From time to time, we receive formal and informal inquiries from various government regulatory authorities about our business and our compliance with local laws and regulations. Any determination that we or our associates are not in compliance with existing laws or regulations could potentially harm our business. Even if governmental actions do not result in rulings or orders, they potentially could create negative publicity which could detrimentally affect our efforts to recruit or motivate associates and attract customers and, consequently, reduce revenue and net income.
The loss of key high-level associates could negatively impact our associate growth and our revenue.
          As of September 30, 2006, we had approximately 15,000 active independent associates including approximately 1,656 high-level associates. Approximately 30 associates occupied the highest level under our compensation plan as of that date. These associates, together with their extensive downline networks, account for substantially all of our revenue. As a result, the loss of a high-level associate or a group of leading associates in the downline network, whether by their own choice or through disciplinary actions by us for violations of our policies and procedures, could negatively impact our associate growth and our revenue.
Laws and regulations may prohibit or severely restrict our direct sales efforts and cause our revenue and profitability to decline.
          Various government agencies throughout the nation regulate direct sales practices. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as “pyramid” schemes, which compensate participants for recruiting additional participants irrespective of product sales, use high pressure recruiting methods and/or do not involve legitimate products. The laws and regulations in our current markets often:
•	impose order cancellations, product returns, inventory buy-backs and cooling-off rights for consumers and associates;

•	require us or our associates to register with governmental agencies;

•	impose reporting requirements to regulatory agencies; and/or

•	require us to ensure that associates are not being compensated based upon the recruitment of new associates.
          Complying with these widely varying and sometimes inconsistent rules and regulations can be difficult and require the devotion of significant resources on our part. If we are unable to continue business in existing markets or commence operations in new markets because of these laws, our revenue and profitability will decline. Government agencies could change their laws or regulations to negatively affect or prohibit completely direct sales efforts. In addition, government agencies and courts may use their powers and discretion in interpreting and applying laws in a manner that limits our ability to operate or otherwise harms our business. If any governmental authority were to bring a regulatory enforcement action against us that interrupts our business, revenue and earnings would likely suffer.
Challenges by private parties to the form of our network marketing system could harm our business.
          We may be subject to challenges by private parties, including our associates, to the form of our network marketing system or elements of our business. In the United States, the network marketing industry and regulatory authorities have generally relied on the implementation of associate rules and policies designed to promote retail sales to protect consumers and to prevent inappropriate activities and to distinguish between legitimate network marketing distribution plans and unlawful pyramid schemes. We have adopted rules and policies based on case law, rulings of the FTC, discussions with regulatory authorities in several states and industry standards. Legal and regulatory requirements concerning network marketing systems, however, involve a high level of subjectivity, are inherently fact-based and are subject to judicial interpretation. Because of the foregoing, we can provide no assurance that we would not be harmed by the application or interpretation of statutes or regulations governing network marketing, particularly in any civil challenge by a current or former associate.
The loss of suppliers could harm our business.
          Substantially all of our weight management, dietary supplement and personal care products are manufactured by third-party manufacturers pursuant to product formulations developed for us. We do not have written contracts with any of our suppliers or manufacturers or their commitments to continue to sell products to us. There is no assurance that these third-party manufacturers will continue to reliably supply products to us. In the event any of our third-party manufacturers were to become unable or unwilling to continue to provide our products in required volumes, we would be required to identify and obtain acceptable replacement manufacturing sources. There is no assurance that we will be able to obtain alternative manufacturing sources on a timely basis. An extended interruption in the supply of our products, especially Prime Delight and any other high sales volume product, would result in loss of sale revenues and adversely affect our results of operations, which most likely would adversely affect the value of our common stock.
Production difficulties and quality control problems could harm our business.
          Occasionally, we have experienced production difficulties with respect to our products, including the delivery of products that do not meet our quality control standards. These quality problems have resulted in the past, and could result in the future, in stock outages or shortages in our markets with respect to products, harming our sales and creating inventory write-offs for unusable product. In addition, these issues can negatively impact associate confidence as well as potentially invite additional governmental scrutiny in our various markets.
We depend on our key personnel, and the loss of the services provided by any of our executive officers or other key employees could harm our business and results of operations.
          Our success depends to a significant degree upon the continued contributions of our senior management, many of whom would be difficult to replace. These employees may voluntarily terminate their employment with us at any time. We may not be able to successfully retain existing personnel or identify, hire and integrate new personnel. We do not carry key person insurance for any of our personnel. Although we have entered into formal employment agreements with our executive officers, these agreements permit either party to terminate the employment relationship with or without cause. If we lose the services of our executive officers or key employees for any reason, our business, financial condition and results of operations could be harmed.
Our markets are intensely competitive, and market conditions and the strengths of competitors may harm our business.
          The markets for our products are intensely competitive. Our results of operations may be harmed by market conditions and competition in the future. Many competitors have much greater name recognition and financial resources than we have, which may give them a competitive advantage. For example, our products compete directly with branded, premium retail products. We also compete with other direct selling organizations. The leading direct selling companies in our existing markets are Herbalife International, Inc., Market America, Inc., Nature’s Sunshine Products, Inc., NBTY, Nu Skin Enterprises, Inc., Twinlab Corporation and Weider Nutrition. We currently do not have significant patent or other proprietary protection for our products, and our competitors may introduce products with the same ingredients that we use in our products. Because of regulatory restrictions concerning claims about the efficacy of dietary supplements, we may have difficulty differentiating our products from our competitors’ products, and competing products entering the nutritional market could harm our nutritional supplement revenue.
          We also compete with other network marketing companies for associates. Some of these competitors have a longer operating history and greater visibility, name recognition and financial resources than we do. Some of our competitors have also adopted and could continue to adopt some of our successful business strategies. Consequently, to successfully compete in this market and attract and retain associates, we must ensure that our business opportunities and compensation plans are financially rewarding. We have over 19 years of experience in this market and believe we have significant competitive advantages, but we cannot assure you that we will be able to successfully compete in every endeavor in this market.
Product liability claims could harm our business.
          We may be required to pay for losses or injuries purportedly caused by our products. For example, over the last two years, we have settled three cases related to the ingestion of our AM-300 product, which contained ephedra. We, like other marketers of products that are intended to be ingested, face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. We maintain limited product liability insurance with coverage limits of $1.0 million per occurrence and $2.0 million aggregate. Although we do not obtain contractual indemnification, our product manufacturers carry product liability insurance which covers our products.
          We generally agree to indemnify our manufacturers against claims arising from claims made by our associates for products manufactured by them and marketed by us. Product liability claims in excess of insurance coverage may result in significant losses which adversely affect product sales, results of our operations, financial condition and the value of our common stock.
System failures could harm our business.
          Because of our diverse geographic operations and our complex associate compensation plan, our business is highly dependent on efficiently functioning information technology systems. These systems and operations are vulnerable to damage or interruption from fires, earthquakes, telecommunications failures and other events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. We have adopted a Business Continuity/Disaster Recovery Plan, which is in the process of being implemented. Our primary data sets are archived and stored at third-party secure sites, but we have not contracted for a third-party recovery site. Despite any precautions, the occurrence of a natural disaster or other unanticipated problems could result in interruptions in services and reduce our revenue and profits.
The market price of our common stock is subject to significant fluctuations due to a number of factors that are beyond our control.
          Although our common stock is listed on the American Stock Exchange, or AMEX, historically the market for our common stock has been limited and subject to low trading volume. There is no assurance that an active trading market will be maintained for our common stock at all times. Our common stock closed at a high of $6.50 per share and a low of $0.47 per share between January 1, 2004 and September 30, 2006. Many factors could cause the market price of our common stock to fall. Some of these factors include:
•	fluctuations in our quarterly operating results;

•	the sale of shares of common stock by our original or significant shareholders;

•	general trends in the market for our products;

•	acquisitions by us or our competitors;

•	changes in estimates of our operating performance or changes in recommendations by securities analysts;

•	the pendency of product liability lawsuits;

•	material regulatory actions, such as the FDA’s ban on the sale of ephedra-based products; and

•	general business and political conditions.
          Broad market fluctuations could also lower the market price of our common stock regardless of our actual operating performance. Volatility in the market price of a company’s securities sometimes results in the filing of class action lawsuits seeking compensation for alleged securities law violations. We may become subject to such litigation. Such litigation could result in substantial costs and a diversion of our attention and resources, which could have a material adverse effect on our business and results of operations. Any adverse determination in such litigation also could subject us to significant liabilities.
If our shareholders sell a substantial number of shares of our common stock in the public market, the market price of our common stock could fall.
          Several of our principal shareholders hold, and Laurus and Ascendiant will hold upon exercise of their warrants or conversion of the Note, as applicable, a large number of shares of our outstanding common stock. Any decision by any of our principal shareholders to aggressively sell their shares could depress the market price of our common stock. None of these shareholders are subject to any lock-up agreements or otherwise restricted in their ability to sell their stock.
Our common stock could be delisted from the American Stock Exchange, which could make the sale of our stock more difficult.

          Our common stock is listed on the AMEX. However, the continued listing of our common stock on this exchange is subject to certain conditions, generally including our common stock having a certain minimum sale price per share, maintenance of certain minimum levels of assets, stockholders’ equity, number of shareholders, and number of outstanding publicly held shares of our common stock.
          On January 12, 2006, we received a letter from the AMEX giving us notice that we did not meet the AMEX’s continued listing standards as set forth in Part 10 of the AMEX Company Guide. Specifically, we were not in compliance with Section 1003(a)(ii) of the Company Guide, which provides that AMEX will consider suspending or delisting our securities since we had shareholder’s equity of less than $4,000,000 and had losses from continuing operations and/or net losses in three out of our four most recent fiscal years. Our shareholder’s equity as reported on our Form 10-Q for the quarter ended September 30, 2005 was $3,737,460 and we had recorded net losses for the 2004, 2003 and 2002 fiscal years.
          We submitted an 18-month a plan to the AMEX in February, 2006, which set forth our plan of action to bring us back into compliance with Section 1003(a)(ii). The plan was accepted, and we are permitted to continue our listing on AMEX during the plan period of up to 18 months. During this period, we are subject to periodic review by the AMEX to determine whether we are making progress consistent with the plan. If we cannot meet our plan, and therefore fail to meet the minimum requirements for inclusion and listing on the AMEX, our common stock will be delisted and will no longer be traded on the AMEX. In such event, our common stock would then be traded in the over-the-counter market and may become subject to the “penny stock” trading rules.
          The over-the-counter market is characterized as volatile, in that securities traded in such market are subject to substantial and sudden price increases and decreases and at times, price (bid and ask) information for such securities may not be available. In addition, when there are only one or two market makers (a dealer holding itself out as ready to buy and sell the securities on a regular basis), there is a risk that the dealer or group of dealers may control the market in the security and set prices that are not based on competitive forces, and the bid and asked quotations of securities traded in the over-the-counter market may not be reliable.
          A “penny stock” is generally a stock that:
•	is not listed on a national securities exchange or Nasdaq;

•	is listed in “pink sheets” or on the NASD OTC Bulletin Board;

•	has a price per share of less than $5.00; and

•	is issued by a company with net tangible assets of less than $5 million.
The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including:
•	determination of the purchaser’s investment suitability;

•	delivery of certain information and disclosures to the purchaser; and

•	receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.
Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules.
          In the event our common stock becomes subject to the penny stock trading rules:
•	such rules may materially limit or restrict the ability to resell our common stock; and

•	the liquidity typically associated with other publicly traded equity securities may not exist.
The exercise of our outstanding stock options and warrants, and the conversion of the Note may result in substantial dilution to our shareholders and may adversely affect the market price of our common stock.
          As of the date of this prospectus, we have outstanding the following warrants, stock options and convertible note:
•	a warrant exercisable on or before June 28, 2013 for the purchase of up to 495,543 shares of our common stock at an exercise price of $0.51 per share;

•	a warrant exercisable on or before June 28, 2011 for the purchase of up to 2,272,727 shares of our common stock at an exercise price of $0.53 per share;

•	the Note with interest and principal convertible into our common stock at a fixed conversion price of $0.51 per share, or up to an estimated maximum of approximately 5,000,000 shares, which matures on June 28, 2008; and

•	stock options exercisable for the purchase of 2,640,009 shares of our common stock at a weighted-average exercise price of $1.93 during periods that expire from 2007 through 2016.

          During the term of the outstanding warrants, stock options and the Note, the holders are given the opportunity to profit from a rise in the market price of our common stock. Exercise of such warrants and stock options and conversion of the Note may:
•	dilute the net book value per share of our outstanding common stock at the time of exercise or conversion, and

•	may be dilutive on an earnings per share basis,
which may adversely affect the trading price of our common stock. The existence of the warrants, stock options and the Note may adversely affect the terms on which we may obtain additional equity financing. Also, the holders are likely to exercise the warrants and stock options, and convert the note, to the extent permitted by the terms thereof, at a time when we would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise of such stock options and warrants, or conversion of the note.
Our certificate of incorporation and bylaws contain certain provisions that make it difficult for a third party to acquire control of us, which may serve to limit the market value of our common stock.
          Our certificate of incorporation and bylaws and the provisions of the Oklahoma General Corporation Act may make it difficult for a third party to acquire us or gain control of us and replace our management. Our certificate of incorporation authorizes the issuance of our preferred stock in classes or series having voting, redemption and conversion rights and other rights as determined by our board of directors. The issuance of such preferred stock may have the effect of preventing a merger, tender offer or other takeover attempt that our board of directors opposes. Our directors are elected for staggered three-year terms, with approximately one-third of our board standing for election each year, which may make it difficult to effect a change of incumbent management and control.
          We are subject to the anti-takeover provisions of the Oklahoma General Corporation Act. Such provisions in some circumstances may discourage a person from making a control share acquisition (generally an acquisition of voting stock having more than 20 percent of all voting power in the election of directors) without shareholder approval.
FORWARD-LOOKING STATEMENTS
          We believe that certain information contained in this prospectus constitutes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipates”, “believes”, “expects”, “may”, “will”, or “should” or other variations thereon, or by discussions of strategies that involve risks and uncertainties. Our actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; our ability to implement our business and acquisition strategies; changes in the network marketing industry and changes in consumer preferences; competition; availability of key personnel; increasing operating costs; unsuccessful advertising and promotional efforts; changes in brand awareness; acceptance of new product offerings; changes in, or the failure to comply with, government regulations (especially food and drug laws and regulations); our ability to obtain financing for future acquisitions and other factors. We do not undertake to update the forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.
          You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

USE OF PROCEEDS
          The shares are being registered hereunder for resale by the selling shareholders. We will not receive any proceeds from the sale of the shares by the selling shareholders. We will receive the proceeds from the exercise price of certain warrants held by the selling shareholders to the extent that such warrants are exercised. We expect to use the proceeds of any such warrant exercises for general working capital purposes.
MARKET FOR OUR COMMON EQUITY AND RELATED
SHAREHOLDER MATTERS
          From November 6, 1997 to June 14, 1999, our common stock was traded on the Nasdaq SmallCap Market under the symbol “AMSO”. On June 15, 1999, our common stock began trading on the American Stock Exchange under the symbol “AMM”.
           On February 7, 2007, the closing sale price of our common stock on the American Stock Exchange was $0.60. We believe there are approximately 1,578 holders of our common stock. The following table sets forth the high and low sale price of our common stock on the American Stock Exchange.

	Common Stock Sales Prices
	High	Low
2006––Calendar Quarter Ended:
March 31	$0.77	$0.53
June 30	$0.79	$0.51
September 30	$0.77	$0.47
December 31	$0.65	$0.42

2005––Calendar Quarter Ended:
March 31	$5.75	$2.59
June 30	$2.63	$1.64
September 30	$2.90	$1.71
December 31	$1.59	$0.63

2004––Calendar Quarter Ended:
March 31	$5.33	$3.66
June 30	$6.34	$5.12
September 30	$6.50	$2.87
December 31	$5.98	$2.66
We have never declared or paid cash dividends on our common stock. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Future cash dividends, if any, will be determined by our board of directors and will be based on our earnings, available capital, financial condition, and other factors deemed relevant by our board of directors. Our loan agreement with Laurus restricts our ability to pay dividends so long as 25% of the initial principal amount of the Note remains outstanding.
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
GENERAL
     We market a product line consisting of approximately sixty products in three categories; weight management, dietary supplement and personal care products. These products are marketed through a network marketing organization in which independent associates purchase products for resale to retail customers as well as for their own personal use.
     On September 9, 2005, we entered into a definitive Stock Purchase Agreement with Heartland and its principal shareholder for the purchase of all of the principal shareholder’s stock in Heartland. Upon closing of the Stock Purchase Agreement, we acquired 2,000,000 shares, or approximately 83% of the outstanding capital stock of Heartland, for 200,000 shares of our common stock. In addition, we paid approximately $200,000 to acquire the remaining shares of Heartland. Heartland is a manufacturer of foam cups, distributed through a number of contracts. Heartland has exclusive contracts with the State of Oklahoma and the Department of Defense.

     As described in Footnote 13 to the Financial Statements, we have made the decision to sell or cease operations at Heartland Cup. As such, our consolidated financial statements reflect Heartland Cup as a discontinued operation. As described in Part II, Item 1. Legal Proceedings, we have filed suit against Truett McCarty in the District Court of Oklahoma County, State of Oklahoma relating to our acquisition of Heartland. We believe that Mr. McCarty has both defrauded us regarding the financial conditions and results of operations of Heartland, as well as breached certain representations and warranties in the Stock Purchase Agreement relating to the Heartland acquisition. It is our belief that, had we been aware of the true facts and circumstances regarding Heartland’s financial condition and historical results of operations, we would not have purchased Heartland. We presently believe that the dedication of our time and attention to Heartland is neither in our or our stockholders’ best interests. As a result, we have discontinued the Heartland operations, and are in negotiations with a prospective buyer to lease the plant and equipment and purchase existing customer contracts. Due to the above reasons, any further discussion of Heartland and its operations in this report will be limited to the discussions included in Part I, Item 2. Management’s Discussion and Analysis or Plan of Operation and Part II, Item 1. Legal Proceedings. Since the transaction for Heartland Cup is not finalized, we cannot determine the ultimate impact of the transaction on our financial condition or results of operations.
     On July 28, 2006, our Chief Executive Officer, outlined a strategic plan for our future operations as follows:
          •     Sell Heartland Cup
          •     Use additional capital to build a foundation that will allow us to grow. Because of our consecutive years of losses, we have not had the funds to develop marketing, training and support tools, and programs to support our independent associates’ efforts in the field. On June 28, 2006, we raised $2,000,000 in additional financing. We intend to use these funds to begin an aggressive sales and marketing campaign, which we believe will increase our top line revenues. We intend to produce better product videos, business builder videos, printed material and other materials for use by our independent associates in their marketing efforts. In addition we intend to upgrade our back office to provide our independent associates with the most current management tools available in network marketing.
          •     Establish a new binary commission system and allow our independent associates to choose to use our existing commission system or the new binary commission system depending on their primary method of generating revenues. This will allow our independent associates to tailor their commission system to their operating methods.
          •       Enter the international markets.
     Critical Accounting Policies
     We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results could differ from those estimates. We consider the following policies to be most critical in understanding the judgments that are involved in preparing our financial statements and the uncertainties that could impact our results of operations, financial condition and cash flows.

     Throughout this report, “net sales” represents the gross sales amounts reflected on our invoices to our associates, less associate discounts and sales returns. All of our products include a customer satisfaction guarantee. Our products may be returned within 30 days of purchase for a full refund or credit toward the purchase of another product. We also have a buy-back program whereby we repurchase products sold to an independent associate (subject to a restocking fee), provided the associate terminates his/her associateship agreement with us and returns the product within 12 months of original purchase in marketable condition. We receive our net sales price in cash or through credit card payments upon receipt of orders from associates.
     Our “gross profit” consists of net sales less:
•	Commissions and bonuses, consisting of commission payments to associates based on their current associate level within their organization, and other one-time incentive cash bonuses to qualifying associates;

•	Cost of products, consisting of the prices we pay to our manufacturers for products, and royalty overrides earned by qualifying associates on sales within their associate organizations; and

•	Cost of shipping, consisting of costs related to shipments, duties and tariffs, freight expenses relating to shipment of products to associates and similar expenses.
     We recognize revenue upon shipment of products, training aids and promotional material to our independent associates. All of our customers pay for sales in advance of shipment. As such, we have no trade receivables. We used to make loans to associates, which were repayable in five years or less, and which were secured by commissions controlled by us. Associate loans are no longer allowed. Interest rates on loans were typically two percent or more above the Prime rate and were fixed. All loans were secured by guaranteed payment sources that were within our control, but subject to increases and decreases depending upon associate sales activity. Management determined that there was a possibility of default on the associate loans. As such, we have reserved an allowance for doubtful accounts in connection with the associate loans. At September 30, 2006, the allowance for doubtful accounts was approximately $120,000. Total associate loans still outstanding at September 30, 2006 totaled approximately $162,000.
     In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”. This standard requires companies to stop amortizing existing goodwill and intangible assets with indefinite lives effective January 1, 2002. Under the new rules, companies would only adjust the carrying amount of goodwill or indefinite life intangible assets upon an impairment of the goodwill or indefinite life intangible assets. Our intangible assets consist of non-compete covenants and other intangibles, which have a significant residual value. These intangible assets are being amortized over the life of the contracts. We evaluate all intangible assets annually for indicators of impairment.
     We use an asset and liability approach to account for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences and carryforwards by applying enacted tax rates applicable to future years to differences between the financial statement amounts and the tax bases of existing assets and liabilities. A valuation allowance is established if, in management’s opinion, it is more likely than not that some portion of the deferred tax asset will not be realized. All evidence, both positive and negative, is considered to determine whether a valuation allowance is needed for some or all of a deferred tax asset. Judgment must be used in considering the relative impact of negative and positive evidence. The more negative evidence that exists, (a) the more positive evidence is necessary and (b) the more difficult it is to support a conclusion that a valuation allowance is not needed. Based on the above factors and management’s evaluation, we determined at December 31, 2004, that a valuation allowance should be established for our entire deferred tax asset, which was approximately $5,300,000 at September 30, 2006.
     We write down our inventory to provide for estimated obsolete or unsalable inventory based on assumptions about future demand for our products and market conditions. If future demand and market conditions are less favorable than management’s assumptions, additional inventory write-downs could be required. Likewise, favorable future demand and market conditions could positively impact future operating results if written-off inventory is sold. At September 30, 2006, we have a marketing inventory obsolescence reserve of approximately $68,000 for estimated obsolete or unsalable inventory.

     We account for contingencies in accordance with SFAS No. 5, “Accounting for Contingencies”. SFAS 5 requires that we record an estimated loss from a loss contingency when information available prior to issuance of our financial statements indicates that it is probable than an asset has been impaired or a liability has been incurred at the date of the financial statements, and the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal and income tax matters requires us to use our judgment. Many legal and tax contingencies can take years to resolve. Generally, as the time period increases over which the uncertainties are resolved, the likelihood of changes to the estimate of the ultimate outcome increases. However, an adverse outcome in these matters could have a material impact on our results of operations, financial condition and cash flows.
RESULTS OF OPERATIONS
     The following table sets forth, as a percentage of our net sales, selected results of operations for the three and nine months ended September 30, 2006 and 2005. The selected results of operations are derived from our unaudited consolidated financial statements. The results of operations for the periods presented are not necessarily indicative of our future operations.

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2006		2005		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Net sales	$2,323,583	100.0%	$2,626,762	100.0%	$7,073,271	100.0%	$10,175,839	100.0%
Cost of sales:
Commissions and bonuses	793,570	34.2%	966,403	36.8%	2,353,968	33.3%	4,342,590	42.7%
Cost of products	298,023	12.8%	550,375	21.0%	1,219,027	17.2%	2,263,228	22.2%
Cost of shipping	331,195	14.2%	248,949	9.4%	902,432	12.8%	1,094,717	10.8%

Total cost of sales	1,422,788	61.2%	1,765,727	67.2%	4,475,427	63.3%	7,700,535	75.7%

Gross profit	900,795	38.8%	861,035	32.8%	2,597,844	36.7%	2,475,304	24.3%
Marketing and administrative expense:
Marketing	211,127	9.1%	150,254	5.7%	454,122	6.4%	735,210	7.2%
Administrative	1,134,913	48.8%	1,210,891	46.1%	2,589,997	36.6%	4,394,192	43.2%

Total marketing, and administrative expense	1,346,040	57.9%	1,361,145	51.8%	3,044,119	43.0%	5,129,402	50.4%

Loss from operations	(445,245)	-19.1%	(500,110)	-19.0%	(446,275)	-6.3%	(2,654,098)	-26.1%
Other income (expense):
Interest, net	(145,095)	-6.2%	17,304	0.7%	(136,007)	-1.9%	39,861	0.4%
Other, net	7,041	0.3%	3,071	0.1%	51,000	0.7%	27,996	0.3%

Total other income (expense)	(138,054)	-5.9%	20,375	0.8%	(85,007)	-1.2%	67,857	0.7%

Loss from continuing operations before taxes	(583,299)	-25.1%	(479,735)	-18.3%	(531,282)	-7.5%	(2,586,241)	-25.4%
Tax benefit	0	0.0%	(17,833)	-0.7%	0	0.0%	(16,470)	-0.2%

Loss from continuing operations	(583,299)	-25.1%	(461,902)	-17.6%	(531,282)	-7.5%	(2,569,771)	-25.2%

Discontinued operations:
Loss from operations of Heartland Cup	(52,475)	-2.3%	(51,966)	-2.0%	(573,707)	-8.1%	(51,966)	-0.5%
Income tax benefit	0	0.0%	0	0.0%	0	0.0%	0	0.0%

Total loss on discontinued operations	(52,475)	-2.3%	(51,966)	-2.0%	(573,707)	-8.1%	(51,966)	-0.5%

Net loss	($635,774)	-27.3%	($513,868)	-19.6%	($1,104,989)	-15.6%	($2,621,737)	-25.7%

Comparison of the Nine Months ended September 30, 2006 and 2005
     Our net sales during the nine months ended September 30, 2006 decreased $3,102,568, or 30.5%, to $7,073,271 from $10,175,839 during the nine months ended September 30, 2005. On April 5, 2005, we announced that we were ending our free trial program that began in April, 2004, due to the lack of retention required to make the program profitable long term. In connection with the reduction in sales, on April 20, 2005, we announced the implementation of expense reductions designed to better align expenses with revenue. Due to the continued decrease in sales we implemented additional expense reductions and employee layoffs in August and December 2005, and January 2006.
     Our cost of sales during the nine months ended September 30, 2006 decreased $3,225,108, or 41.9%, to $4,475,427 from $7,700,535 during the same period in 2005. Total cost of sales, as a percentage of net sales, decreased to 63.3% during the nine months ended September 30, 2006 from 75.7% during the same period in 2005. The decrease in cost of sales was primarily attributable to the cancellation of our free trial program, resulting in:
•	A decrease of approximately $1,989,000 in associate commissions and bonuses;

•	A decrease of approximately $1,044,000 in the cost of products sold; and

•	A decrease of approximately $192,000 in shipping costs.
     The factors discussed above resulted in an increase in gross profit of $122,540, or 5.0%, to $2,597,844 for the nine months ended September 30, 2006 from $2,475,304 for the same period in 2005.
     Marketing expenses decreased $281,088, or 38.2%, to $454,122 during the nine months ended September 30, 2006, from $735,210 during the same period in 2005. The decrease in expense was primarily attributable to:
•	A decrease in employee costs of approximately $285,000, related to reductions in staff;

•	A decrease in travel costs of approximately $15,000 related to reduced outside travel of marketing;

•	A decrease in professional services of approximately $42,000 related to maintenance of our websites; and

•	A decrease in miscellaneous expense of approximately $37,000 related to postage, printing, supplies and telephone expense.
     The decrease in marketing expenses was partially offset by:
•	An increase in promotional expense of approximately $93,000 related to the 2006 national convention.
     Administrative expense decreased $1,804,195, or 41.1%, to $2,589,997 during the nine months ended September 30, 2006 from $4,394,192 during the same period of 2005. The decrease in expense was primarily attributable to:
•	A decrease in employee costs of approximately $1,264,000 related to reductions in staff;

•	A decrease in professional services of approximately $17,000 related to decreased consulting and legal fees and less use of temporary employees;

•	A decrease in rent and insurance expense of approximately $171,000 related to adjustments to our lease abandonment accrual and a change in insurance carriers resulting in better rates;

•	A decrease in repairs and maintenance expense of approximately $76,000;

•	A decrease in shareholder relations of approximately $4,000;

•	A decrease in travel costs of approximately $55,000 related to reduced outside travel;

•	A decrease in depreciation expense of approximately $34,000 due to the sale of the motorcoach, vehicles, and other assets in 2006; and

•	A decrease in general and administrative expense of approximately $237,000 related to bank charges, supplies, telephone, etc.
     The decrease in administrative expense was partially offset by:
•	An increase in website expenses of $55,000.
     The marketing and administrative expenses as a percentage of net sales decreased to 43.0% during the nine months ended September 30, 2006 from 50.4% during the same period in 2005. Management expects marketing and administrative expenses to remain at the current dollar level based on expense reductions implemented in 2005 and early 2006.
     Our net other income (reduced by other expense) decreased by $152,864 to net other income of ($85,007) at September 30, 2006, from net other income of $67,857 during the same period in 2005, primarily due to:
•	An increase in other income of approximately $24,000 related to the collection of reserved notes receivable;

•	An increase in gain on sale of assets of approximately $31,000 related to the sale of excess office furniture and supplies and vehicles;

•	An increase in interest expense of approximately $165,000 related to the Laurus debt executed in 2006, and capital lease adjustments in 2005;

•	A decrease in interest income of approximately $11,000 related to the decrease of marketable securities, capital lease adjustment made in 2005 and interest recorded on notes receivable; and

•	A decrease in gain on sale of marketable securities of approximately $32,000 related to the decrease of marketable securities.
     Our loss from continuing operations before taxes decreased $2,054,959 to a loss of ($531,282) for the first nine months of 2006, compared to a net loss of ($2,586,241) during the same period in 2005. Loss from continuing operations before taxes as a percentage of net sales was (7.5%) and (25.4%) for the nine months ended September 30, 2006 and 2005, respectively. Income tax benefit for the first nine months of 2006 and 2005 was $0 and $16,470, respectively. Our net loss from continuing operations decreased $2,038,489, to a net loss of ($531,282) for the nine months ended September 30, 2006, from a net loss of ($2,569,771) for the same period in 2005. This decrease was attributable to:
•	The increase in gross profit to $2,597,844 during 2006 from $2,475,304 during 2005;

•	The decrease in marketing and administrative expense to $3,044,119 during 2006 from $5,129,402 during 2005; and

•	The decrease in net other income to ($85,007) during 2006 from $67,857 during 2005.
     Net loss from continuing operations as a percentage of net sales decreased to (7.5%) for the nine months ended September 30, 2006, from (25.2%) during the same period in 2005.

          Net loss decreased $1,516,748 to a net loss of ($1,104,989) for the nine months ended September 30, 2006, compare to a net loss of ($2,621,737) for the same period of 2005. This decrease is primarily the result of higher gross profit and lower administrative expenses. Management expects this trend to continue through the first quarter of 2007, when we complete our new marketing campaign
          Years Ended December 31, 2005, 2004 and 2003. The following table sets forth, as a percentage of net sales, selected consolidated results of our operations for the years ended December 31, 2005, 2004 and 2003. The selected consolidated results of operations are derived from our audited consolidated financial statements. The results of operations for the periods presented are not necessarily indicative of our future operations.

	For the Years Ended December 31,
	2005		2004		2003
	Amount	Percent	Amount	Percent	Amount	Percent
Net sales	$13,701,324	100.0%	$18,203,497	100.0%	$18,486,178	100.0%

Cost of sales:
Commissions and bonuses	5,234,414	38.2	8,470,653	46.5	7,797,448	42.2
Cost of products	3,783,130	27.6	4,154,968	22.8	3,423,006	18.5
Cost of shipping	1,418,512	10.4	1,962,900	10.8	1,529,882	8.3

Total cost of sales	10,436,056	76.2	14,588,521	80.1	12,750,336	69.0

Gross profit	3,265,268	23.8	3,614,976	19.9	5,735,842	31.0
Marketing, distribution and administrative expenses:
Marketing	1,169,768	8.5	1,536,777	8.4	1,538,981	8.3
Distribution and administrative	5,972,700	43.6	6,684,801	36.7	7,124,894	38.5

Total marketing, distribution and administrative expenses	7,142,468	52.1	8,221,578	45.2	8,663,875	46.9

Loss from operations	(3,877,200)	(28.3)	(4,606,602)	(25.3)	(2,928,033)	(15.8)
Other income (expense):
Interest and dividends, net	(3,159)	(0.0)	162,161	0.9	(74,704)	(0.4)
Other income (expenses)	147,111	1.0	113,236	0.6	(156,963)	(0.8)

Total other income (expense)	143,952	1.0	275,397	1.5	(231,667)	(1.3)

Loss before income taxes	(3,733,248)	(27.3)	(4,331,205)	(23.8)	(3,159,700)	(17.1)
Income tax	32,835	0.2	1,936,262	10.6	(590,839)	(3.2)

Net loss	$(3,766,083)	(27.5)%	$(6,267,467)	(34.4)%	$(2,568,861)	(13.9)%

Comparison of 2005 and 2004
          Our net sales during the year ended December 31, 2005, decreased by $4,502,173, or 24.7%, to $13,701,324 from $18,203,497 during the year ended December 31, 2004. At December 31, 2005, we had approximately 15,000 “active” associates compared to approximately 55,000 at December 31, 2004. An associate is considered to be “active” if he or she has made a product purchase of $50 or more from us or is enrolled in our autoship program within the previous 90 days. On April 5, 2005, we announced that we were ending the free trial program due to the lack of retention required to make the program profitable long term. In connection with the reduction in sales, on April 20, 2005, we announced the implementation of expense reductions designed to better align expenses with revenue. Due to the continued decrease in sales we implemented additional expense reductions and employee layoffs in August and December. Manufacturing revenues accounted for $1,094,999, or 8.0%, of 2005 sales.
          Our cost of sales during 2005 decreased by $4,152,465, or 28.5%, to $10,436,056 from $14,588,521 during 2004. Total cost of sales, as a percentage of net sales, decreased to 76.2% in 2005 from 80.1% during 2004. The decrease in cost of sales was attributable to:
•	a decrease of approximately $3,236,000 in associate commissions and bonuses due to the cessation of our free trial program and lower sales volume;

•	a decrease of approximately $372,000 in the cost of products sold due to the cessation of our free trial program and lower sales volume, offset by approximately $892,000 cost of products from our manufacturing operations; and

•	a decrease of approximately $544,000 in shipping costs primarily due to cessation of our free trial program and lower sales volume.
Our manufacturing cost of sales represented $919,207, or 8.8%, of our total cost of sales. Marketing cost of sales as a percentage of net marketing sales was 75.5% and manufacturing cost of sales as a percentage of net manufacturing sales was 83.9%.
          The factors discussed above resulted in a decrease in gross profit of $349,708, or 9.7%, to $3,265,268 during 2005 from $3,614,976 during 2004.
          Marketing expenses decreased 367,009, or 23.9%, to $1,169,768 during the year ended December 31, 2005, from $1,536,777 during the same period in 2004. The decrease in expense was primarily attributable to a decrease in promotion expense of approximately $385,000.
          Distribution and administrative expenses decreased $712,101, or 10.7%, to $5,972,700 during the year ended December 31, 2005, from $6,684,801 during the same period in 2004. This decrease was primarily attributable to:
•	a decrease in staffing and related payroll cost of approximately $483,000;

•	a decrease in professional services of approximately $346,000 related to legal expense, consulting expense and temporary employees;

•	a decrease in rent expense of approximately $339,000 related to the recording of a lease abandonment accrual in 2004;

•	a decrease in vehicle and equipment expense of approximately $119,000 related primarily to lower repair and maintenance costs;

•	a decrease in depreciation and amortization of approximately $106,000 related to the sale of various assets in 2004 and early 2005; and

•	a decrease in administrative expense of approximately $248,000 primarily due to lower bank service charges, employee relations expenses and sales tax expenses.
These decreases were partially offset by:
•	an increase in bad debt expense of approximately $175,000 related to the reserves for doubtful accounts related to accounts and notes receivable;

•	an increase in shareholder relations of approximately $48,000; and

•	administrative expenses from our manufacturing operations of approximately $698,000, consisting primarily of approximately $170,000 in employee costs and approximately $379,000 in utility expense.
          The marketing, distribution and administrative expenses as a percentage of net sales increased to 52.1% in 2005, from 45.2% in 2004. Marketing, distribution and administrative expense as a percentage of net sales for our manufacturing operations were 66.3%.
          Our other income (reduced by other expense) decreased by $131,445 to net other income of $143,952 during 2005, from net other income of $275,397 during the same period in 2004. This decrease was primarily attributable to:
•	a decrease in investment income of approximately $75,000 related to marketable securities;

•	a decrease in gain on sale of marketable securities of approximately $11,000 related to the sales of marketable securities in 2005; and

•	net other expense of approximately $62,000 related to our manufacturing operations.
          Our loss before taxes decreased $597,957, or 13.8%, to $3,733,248 during 2005, from $4,331,205 during 2004. Loss before taxes as a percentage of net sales was 27.2% and 23.8% during 2005 and 2004. Income tax expense during 2005 and 2004 was $32,835 and $1,936,262. Our net loss decreased $2,501,384, to a net loss of $3,766,083 during 2005, from a net loss of $6,267,467 during 2004. This decrease in net loss was attributable to:
•	The decrease in marketing, distribution and administrative expense to $7,142,468 during 2005 from $8,221,578 during 2004; and

•	The decrease in tax expense of approximately $3,400,000 due to the write off of the deferred tax asset in 2004.
Net loss from our manufacturing operations accounted for $611,807, or 16.2% of our total loss.
          Net loss as a percentage of net sales decreased to 27.5% during 2005, from 34.4% during 2004, due to the factors discussed above.
Comparison of 2004 and 2003
          Our net sales during the year ended December 31, 2004, decreased by $282,681, or 1.5%, to $18,203,497 from $18,486,178 during the year ended December 31, 2003. During 2004, we made sales to approximately 99,000 associates, compared to sales during 2003 to approximately 44,000 associates. The aggregate number of associates at December 31, 2004 increased from 2003 due to increased recruiting activity and sales of our free trial program. At December 31, 2004, we had approximately 55,000 “active” associates compared to approximately 19,000 at December 31, 2003. An associate is considered to be “active” if he or she has made a product purchase of $50 or more from us or is enrolled in our autoship program within the previous 90 days. Sales per associate per month decreased to $55 for 2004, compared to $61 for 2003. We have historically earned a material portion of our revenues from our AM-300 product, which contains ephedra. In 2003, the FDA banned the use of ephedra in nutritional supplements. This ban was effective April 12, 2004. Sales of our AM-300 product totaled approximately $1.7 million in 2004, as compared to sales of approximately $6.5 million in 2003. Over the last several years, through strategic acquisitions, product redevelopment and refocus of weight loss products, we have built a multi-product peak performance, weight loss and nutritional product line that is non-ephedra. We have seen positive results in converting our AM-300 customers to AM-300 Ephedra Free or other weight loss products.
          During 2004, we added approximately 75,000 new sales associates and preferred customers with our free trial program. This compares to additions of approximately 12,000 new sales associates for the prior year.
          Our cost of sales during 2004 increased by $1,838,185, or 14.4%, to $14,588,521 from $12,750,336 during 2003. This increase was attributable to sales of our free trial program, resulting in:
•	An increase of approximately $673,000 in associate commissions and bonuses;

•	An increase of approximately $732,000 in the cost of products sold; and

•	An increase of approximately $433,000 in shipping costs.
Total cost of sales as a percentage of net sales increased to 80.1% during the year ended December 31, 2004, from 69.0% during the same period in 2003. This was due to an increase in cost of products to 22.8% of net sales from 18.5%, an increase in cost of shipping to 10.8% of net sales from 8.3% and an increase in commissions and bonuses to 46.5% of net sales from 42.1%, all resulting from sales of our free trial program.
          Our gross profit decreased $2,120,866, or 37.0%, to $3,614,976 during 2004 from $5,735,842 during 2003. The gross profit decreased as a percentage of net sales to 19.9% in 2004 from 31.0% in 2003, as reflected in our cost of goods sold increase as a percentage of net sales.
          Marketing expense was virtually flat at $1,536,777 during 2004, compared to $1,538,981 during 2003.
          Distribution and administrative expense decreased $440,093, or 6.2%, to $6,684,801 during 2004 compared to $7,124,894 in 2003. The decrease in expense was primarily attributable to:
•	An decrease in employee costs of approximately $670,000 due to the 2003 accrual of deferred compensation;

•	An decrease in shareholder relations of approximately $108,000 related to the redemption of our warrants in 2003; and

•	A decrease in depreciation expense of approximately $123,000 due to asset sales during the year.

The decrease in distribution and administrative expenses was partially offset by:
•	An increase in employee costs of approximately $180,000 related to increase in personnel expense and benefits;

•	An increase in professional fees of approximately $183,000 due to legal fees related to ephedra lawsuits and consulting fees related to internal control documentation and testing; and

•	An increase in rent expense of approximately $182,000 related to the lease abandonment accrual for our previous corporate offices.
          The marketing, distribution and administrative expenses as a percentage of net sales decreased to 45.2% in 2004, from 46.9% in 2003.
          Our net other income (reduced by other expense) increased $507,064 to net other income of $275,397 during 2004, from a net other expense of $231,667 during the same period in 2003. This increase was primarily due to:
•	An increase in investment income of approximately $80,000 related to marketable securities;

•	A decrease in interest expense of approximately $160,000 due to the extinguishment of debt;

•	A decrease in loss on sale of assets of approximately $92,000; and

•	A gain on sale of marketable securities of $143,000.
          Our loss before taxes increased $1,171,505 to a loss of $4,331,205 during 2004, from a loss of $3,159,700 during 2003. Loss before taxes as a percentage of net sales was 23.8% and 17.1% during 2004 and 2003. Income tax expense (benefit) during 2004 and 2003 was $1,936,262 and $(590,839). Our net loss increased $3,698,606, to a net loss of $6,267,467 during 2004, from a net loss of $2,568,861 during 2003. This increase in net loss was attributable to:
•	The decrease in gross profit to $3,614,976 during 2004 from $5,735,842 during 2003; and

•	The write off of the deferred tax asset in 2004 of approximately $3,400,000, partially offset by:

•	The decrease in marketing, distribution and administrative expense to $8,221,578 during 2004 from $8,663,875 during 2003.
Net loss as a percentage of net sales increased to (34.4%) during 2004, from (13.9%) during 2003.
Seasonality
     No pattern of seasonal fluctuations exists due to the patterns that we are currently experiencing. However, there is no assurance that we will not become subject to seasonal fluctuations in operations.
Recently Issued Accounting Standards
     On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based payment awards made to employees and directors, including employee stock options. SFAS 123R supersedes our previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123R. The Company has utilized the guidance of SAB 107 in its adoption of SFAS 123R. Since we implemented SFAS 123R, we have recorded $14,682 of options expense as of September 30, 2006.
     In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes -— an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently reviewing this new standard to determine its effects, if any, on our results of operations or financial position.
     In September 2006, the FASB issued SFAS 157, “Fair Value Measurements” (SFAS 157), to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value in generally accepted accounting principles, and expanding disclosures about fair value measurements. The Statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement. It clarifies the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings for the period. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and will be applied on a prospective basis. We are currently reviewing this new standard to determine its effects, if any, on our results of operations or financial position.
Commitments and Contingencies
          We, like other marketers of products that are intended to be ingested, face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. We have limited product liability insurance with coverage limits of $1.0 million per occurrence and $2.0 million aggregate. Products containing ephedra, which represented 9.7% of our 2004 net sales, and none of our 2005 sales, were not covered by our product liability insurance. All of our product manufacturers carry product liability insurance, which covers our products. Such product claims against us could adversely affect product sales, results of our operations, financial condition and the value of our common stock.

          We are involved in asserted and unasserted claims, which arise in the ordinary course of our business. We routinely evaluate whether a loss is probable, and if so, whether it can be estimated. Estimates are based on similar case law matters, consultation with subject matter experts and information obtained through negotiations with counter-parties. As such, accurately depicting the outcome of pending litigation requires considerable judgment and is subject to material differences on final settlement. Accruals for probable losses are recorded in accrued expenses. If our assessment of the probability is inaccurate, we may need to record additional accruals or reduce recorded accruals later. In addition, we may need to adjust our estimates of the probable loss amounts as further information is obtained or we consider settlements.
Liquidity and Capital Resources
     Our primary source of liquidity has been cash provided by sales of our common stock, debt instruments, marketable securities and operating activities. At September 30, 2006, we had a working capital of $446,073, compared to a working capital deficit of ($65,593) at December 31, 2005. Our working capital needs over the next 12 months consist primarily of marketing and administrative expenses, and will be provided by our operating activities and existing cash and cash equivalents. During the nine months ended September 30, 2006, net cash used in operating activities was ($365,280), net cash used in investing activities was ($618,777) and net cash provided by financing activities was $1,319,582. This represented a net increase in cash during the period of $335,525.
          Several factors have contributed to our current cash and cash equivalent position:
•	The impact of several material non-recurring events, including the one-time impairment of goodwill, the accrual of deferred compensation related to the employment contract of our founder and then CEO, the implementation of a free trial program, the write off of our deferred tax asset, and a lease abandonment charge related to the abandonment of the executive offices;

•	Excessive expenses incurred in the Heartland operations and a continuing excess of monthly operating expenses over revenues; and

•	Recurring losses due to the FDA’s ban on ephedra products.
          We have taken the following steps to significantly reduce our cost of sales and marketing, distribution and administrative costs:
•	Reductions in force, encompassing all departments within the Company;

•	The termination of a discount sales program, designed to give customers a cash discount after purchasing a certain dollar amount of product; and

•	The termination of several extra employee benefits, including vehicle allowances and social and country-club privileges.
     On March 31, 2006, we adopted a plan to cease the Heartland operations. We have actively marketed the plant to prospective buyers, and have retained only those employees necessary to facilitate tours of the plant to interested parties. We have included an accrual for discontinued operations in the first quarter of 2006, and as of November 10, 2006, we were in negotiations with a prospective buyer to lease the plant and equipment and purchase current customer contracts. Finally, we are exploring strategic acquisitions of network marketing companies with profitable, sustained operations.
     On June 28, 2006, the Company entered into a series of agreements with Laurus Master Fund, Ltd. (“Laurus”) whereby the Company issued to Laurus (i) a secured convertible term note (“Note”) in the principal amount of $2,000,000, and (ii) a warrant (“Warrant”) to purchase up to 2,272,727 shares of the Company’s common stock at a price of $0.53 per share. Out of the loan proceeds, the Company agreed to pay the sum of $74,000 to Laurus Capital

          Management, LLC, the investment advisor to Laurus, the sum of $27,500 to Laurus Capital Management, LLC as reimbursement for its due diligence and legal fees and expenses incurred in connection with the transaction, and the sum of $1,500 to Loeb & Loeb LLP, the escrow agent for Laurus. Total closing costs were $103,000.
          The principal amount of the Note bears interest at a per annum rate equal to the prime rate (as published in the Wall Street Journal from time to time) plus three percent (3.0%); provided, however that the interest rate may not be less than ten percent (10.0%). Interest payments are due monthly beginning July 1, 2006. Principal payments in the amount of $83,333.33 are due monthly beginning July 1, 2007. The final maturity date of the Note is June 28, 2009 (the “Maturity Date”). Interest expense related to the note was $57,500 for the three months ended September 30, 2006, and $58,750 for the nine months ended September 30, 2006. Our obligations under the Note are secured by all of our assets, including our shares of AMS Manufacturing, Inc. and by all of AMS Manufacturing’s assets including its shares of Heartland Cup, Inc. Additionally, our obligations under the Note are guaranteed by AMS Manufacturing.
          The principal amount of the Note and accrued interest thereon is convertible into shares of the Company’s common stock at a price of $0.51 per share, subject to anti-dilution adjustments. Under the terms of the Note, the monthly payments of interest and/or principal (the “Monthly Amount”) due on the Note are payable in shares of the Company’s common stock if the following criteria are met: (i) the average closing price of the Company’s common stock for the five (5) days preceding the payment date is greater than or equal to 115% of the Fixed Conversion Price (defined below) and (ii) the amount of such conversion does not exceed twenty five percent (25%) of the aggregate dollar trading volume of the Company’s common stock for the period of twenty-two trading days immediately preceding such payment date. If subsection (i) above is met but subsection (ii) above is not met as to the entire Monthly Amount, then Laurus is required to convert only such part of the Monthly Amount that meets the criteria of subsection (ii). The Company has agreed to register all of the shares that are issuable upon conversion of the Note and exercise of the 2,272,727 Warrants. The Company has granted Laurus a right of first refusal with respect to any debt or equity financings.
          Laurus has the option to convert any portion of the outstanding principal amount and/or accrued interest and fees and expenses payable into shares of our common stock at the Fixed Conversion Price. Laurus cannot optionally convert payments due under the Note into shares of our common stock, if such conversion would result in Laurus or its affiliates owning more than 4.99% of our common stock. This prohibition on Laurus’ ability to optionally convert amounts due under the Note into shares of our common stock may be waived by Laurus and becomes null and void upon (i) the occurrence and during the continuance of an event of default, and (ii) receipt of a notice of Optional Redemption (defined below) from us.
          We can prepay the Note (an “Optional Redemption”) by paying Laurus (i) 125% of the principal amount outstanding if the Optional Redemption occurs prior to the June 28, 2007, (ii) 120% of the principal amount outstanding if the Optional Redemption occurs after June 28, 2007 and prior to the June 28, 2008, and (iii) 115% of the principal amount outstanding if the Optional Redemption occurs after June 28, 2008 and prior to the Maturity Date.
          The Company calculated that the fair value of the Warrants issued to Laurus was $588,452 based upon the relative value of the Black-Scholes valuation of the warrants and the underlying debt amount. The Company determined that the beneficial conversion feature (“BCF”) of the note was $588,452. The value of the warrants issued to Laurus of $588,452 and the $588,452 of calculated BCF have been reflected by the Company as a valuation discount and offset to the face amounts of the Notes. The valuation discount will be amortized into interest expense over the three-year term of the note using the effective interest method. Amortization of discounts for the conversion feature and the warrants resulted in charges to interest expense totaling $102,956 for the three month and nine months ended September 30, 2006.
          Following the occurrence and continuance of an event of default by us (an “Event of Default”), we are required to pay additional default interest in the amount of seven percent (7%) per annum on the outstanding principal balance of the Note. Additionally, upon an Event of Default, Laurus may (i) demand repayment in full all the obligations and liabilities owing by us to Laurus under the Note, the Securities Purchase Agreement or any other agreements contemplated thereunder, and/or (ii) may elect to require us to make a default payment equal to 110% of the outstanding principal amount of the Note plus accrued and unpaid interest, all other fees then remaining unpaid, and all other amounts due and payable under the Note.
          So long as at least twenty-five percent (25%) of the principal amount of the Note remains outstanding, we and our subsidiaries are subject to restrictions related to:
•	The declaration of dividends;

•	The issuance of preferred stock;

•	The redemption of preferred stock or other equity interests;

•	The liquidation, dissolution or the material reorganization of us or our subsidiaries (other than Heartland);

•	The ability to become subject to agreements restricting the ability of us or our subsidiaries (other than Heartland) from performing our obligations under the Securities Purchase Agreement or any agreement contemplated thereunder;

•	The ability to materially alter or change the scope of our business;

•	The ability to incur debt;

•	The ability to forgive indebtedness;

•	The ability to guarantee obligations of others; and

•	The ability to create or acquired subsidiaries.
          In conjunction with the financing, the Company also incurred fees to various investment advisors that facilitated the transaction. These fees totaled $287,500, of which $127,500 was paid through the issuance of 250,000 shares of our common stock. In addition, the Company issued these advisors warrants to purchase 495,543 shares of common stock at a price of $0.51 per share. The Company calculated that the fair value of the warrants issued to the advisors was $130,770 based upon the relative value of the Black-Scholes valuation of the warrants and the underlying debt amount. The closing costs, fees paid to the advisors, and the value of the warrants issued to the advisors have been reflected as deferred financing costs in the accompanying balance sheet and are being amortized over the life of the loan. Amortization of the deferred financing costs related to the note totaled $43,439, for the three and nine months ended September 30, 2006.
          On September 17, 2004, we purchased additional office and warehouse space for a cash price of $525,000. The building, which is adjacent to our corporate headquarters, provides 6,000 square feet of additional warehouse space and 4,000 additional square feet of office space. In addition, we incurred approximately $221,000 for remodeling the office space and construction of a covered walkway between the two buildings.
          At September 30, 2006, our indirect wholly owned subsidiary, Heartland, had $1,931,075 of long term debt outstanding, all of which is guaranteed by us. At September 30, 2006, we had marketable debt and equity securities of $931,158 compared to $278,131 at December 31, 2005. Due to the Heartland acquisition, $75,477 of our marketable securities are restricted.
DESCRIPTION OF THE BUSINESS
          We began operations in 1987, and through a corporate reorganization in 1995, became an Oklahoma corporation. We develop and distribute performance-based nutritional, weight loss and personal care products. We distribute our products through a network marketing system using independent distributors that we refer to as “associates”.
          Network marketing appeals to a wide cross-section of people, particularly those seeking to supplement income, start a home-based business, or pursue entrepreneurial opportunities other than conventional full-time employment. We consider our attractive compensation plan and monthly cash bonus pools, along with trips, prizes and incentives, to be attractive components of our network marketing system.
          Our marketing plan is designed to provide associates financial incentives for our associates to build and manage a team of recruited associates in their downline organization.
          On an ongoing basis, we review our product line for duplication and sales movement and make adjustments accordingly. As of September 30, 2006, our primary product lines consisted of:
•	24 nutritional products;

•	5 weight management products; and

•	33 personal care products consisting primarily of skin care products.

Our products are manufactured by various manufacturers pursuant to formulations developed for us and are sold to our independent associates located in all 50 states, the District of Columbia, Puerto Rico and Canada.
          We believe that our network marketing system is ideally suited to market nutritional, weight management and personal care products because sales of such products are strengthened by ongoing personal contact between associates and their customers. Associates are given the opportunity through sponsored events and training sessions to network with other associates, develop selling skills and establish personal goals. We supplement monetary incentives with other forms of recognition in order to further motivate and foster an atmosphere of excitement throughout our associate network.
          Manufacturing. In September 2005, we entered into a definitive Stock Purchase Agreement with Heartland and its principal shareholder for the purchase of all of the principal shareholder’s stock in Heartland. Upon closing of the Stock Purchase Agreement, we acquired 2,000,000 shares, or approximately 83% of the outstanding capital stock of Heartland, for 200,000 shares of our common stock. In addition, we paid approximately $200,000 to acquire the remaining shares of Heartland. Heartland is a manufacturer of foam cups.
          As described under the heading “Legal Proceedings”, we have filed suit against Truett McCarty with the District Court of Oklahoma County, State of Oklahoma relating to our acquisition of Heartland. We believe that Mr. McCarty has both defrauded us regarding the financial conditions and results of operations of Heartland, as well as breached certain representations and warranties in the stock purchase agreement relating to the Heartland acquisition. It is our belief that, had we been aware of the true facts and circumstances regarding Heartland’s financial condition and historical results of operations, we would not have purchased Heartland. The operations of Heartland have been discontinued.
Key Operating Strengths
          We are an eighteen year-old company with strong management. Our principal objective is to be a leading developer and distributor of weight loss products and performance-based wellness systems. Our strategy to achieve this objective and maintain our position in the industry is to capitalize on our operating strengths, which include a strong product development capability, an attractive compensation plan for associates and an experienced management team.
          Performance-based Products. We have developed a line of high-quality health products based on industry demand. We believe that the development and delivery of essential vitamins, minerals, and other supplements will help individuals achieve top physical, mental and emotional performance.
          Product Development. Our product development effort is based on the identification of next generation health discoveries, anticipation of consumer demand and the acquisition of completed and tested new product technology. Our management team continually:
•	Investigates health, performance and industry trends for new natural extracts and formulated products;

•	Searches for formulations and ingredients that may be candidates for new products;

•	Identifies and compares existing and newly identified nutritional supplements;

•	Updates and improves existing products as new discoveries in nutrition are made; and

•	Prepares products to comply with regulatory requirements of international markets we enter.
          Manufacturing. We outsource all manufacturing of our own products for the following reasons:
•	Quality control is easier to monitor at established facilities;

•	The market for quality services in the marketplace is competitive and attractive; and

•	We believe our financial resources are better allocated to product development, marketing services and sales support.
          Attractive Associate Compensation Plans and Benefits. We are committed to providing highly competitive compensation plans to attract and retain associates, who constitute our sales force. We believe our associate compensation plans are some of the most financially rewarding in the network marketing industry. We pay daily incentives for recruiting new associates and weekly commissions for product sales. Our compensation plans are consistent plans, meaning associates can recruit and receive compensation daily and weekly for their business in any market in which we conduct business. To drive sales and provide product information and team management skills for associates, we sponsor events throughout the year which offer information about our products and the network marketing system. These meetings are designed to assist new associates with business development and provide a forum for product development, in addition to providing interaction with successful associates and our management.
          Experienced Management Team. Our management team includes individuals with expertise in various managerial disciplines, including marketing, customer service, information technology, finance and operations. The current executive management team is responsible for developing an infrastructure to support growth, strengthen our financial condition, and improve operational controls.
Growth Strategy
          We seek to grow our business by pursuing the following strategies:
          New Associate and Preferred Customer Recruiting, Training and Development. We recognize the need to aggressively grow our associate sales force, thereby building new sales. On March 6, 2004, we announced the launch of our three-phase 2004 mass marketing preferred customer acquisition program using a free trial format. The three products, Prime One, AM-300 fat burning solution and ToppFast meal replacement shake, were packaged in two free trial programs and represented our core adaptogen and weight loss products, targeting consumer demand for increased energy, reduced belly fat and recognizable weight loss.
          On April 5, 2005, we announced that we were transitioning the free trial program from a highly capital intensive program, to a program that is profitable on a per transaction basis. The free trial program did not generate the required retention to make it profitable long term. Transitioning the free trial sign up momentum with a refined enrollment program delivers reduced enrollment expense and higher monthly product autoship retention.
          New Market Entry. We believe that, in addition to the U.S. and Canadian markets, significant growth opportunities continue to exist in international markets. We intend to select new markets following an assessment of several factors including market size, anticipated demand for our products, receptivity to network marketing, and ease of entry, which includes consideration of possible regulatory restrictions on our products or network marketing system. We will begin preparation for further international expansion as sales leadership develops. We envision a seamlessly integrated associate compensation plan in each market that allows associates to receive commissions for global sales. This seamless downline (associate’s sales organization, including the associate’s recruits and their recruits) structure would be designed to allow an associate to build a global network by creating downlines across national borders. Associates would not be required to establish new downlines or to re-qualify for higher levels of compensation in newly opened markets. We believe that going to a seamless compensation plan provides significant motivation and reward for associates to expand internationally by entering these new markets. In August 2004, we announced the opening of marketing and distribution in Puerto Rico, including the implementation of our free trial program. Sales to Canada comprised approximately $214,000 of our 2005 net revenue and $121,486 of our net revenue for the nine months ended September 30, 2006.
          New Product Introduction. Using our marketing demand and development capabilities, we will continue to introduce new products and continuously enhance existing products. In September 2005, we introduced our new liquid nutritional supplement, Prime Delight. Prime Delight is pomegranate-based and combines powerful antioxidants with adaptogens and coenzyme Q10 (CoQ10) into an exceptional liquid supplement with a myriad of nutritional benefits. This proprietary formula can provide an essential addition to a heart-healthy lifestyle. Sales of Prime Delight as of September 30, 2006 represented $2,389,239, or approximately 33.8%, of our 2006 revenue.
          Strategic Acquisitions. We believe that attractive acquisition opportunities may arise in the future. We intend to pursue strategic acquisition opportunities that would grow our customer base, expand product lines, enhance manufacturing and technical expertise, allow vertical integration, or otherwise complement our business or further our strategic goals.
Industry Overview
          The nutrition industry includes many small- and medium-sized companies that manufacture and distribute products generally intended to maintain the body’s health and general well being. The four major product categories within the nutrition industry are as follows:

•	Nutritional Supplements – products such as vitamins and minerals, sports performance enhancers, meal replacements, dietary supplements, herbs and botanicals, and compounds derived from these substances;

•	Natural and Organic Foods – products such as cereals, milk, non-dairy beverages, and frozen entrees;

•	Functional Foods – products with added ingredients or fortification specifically for health or performance purposes; and

•	Personal Care – products combining nutrition with skin care.

We believe that the nutrition industry is being fueled by the following:

•	The public’s exposure to more widely accepted natural and homeopathic alternatives;

•	The generation of baby-boomers’ desire to slow down the aging process;

•	The national and worldwide trend toward preventive health care combining Eastern and Western medicine; and

•	The rapid product introductions taking place in response to scientific research fueled by new demand.
          Nutritional products are distributed through six major sales channels. Each channel has changed in recent years, primarily due to advances in technology and communications, resulting in improved product distribution and faster dissemination of information. The major sales channels are as follows (our associates participate in four of the six channels listed below):
•	Mass market retailers, including mass merchandisers, drug stores, supermarkets and discount stores;

•	Natural health food retailers;

•	Network marketing;

•	Mail order;

•	Healthcare professionals and practitioners; and

•	The Internet.
Products
          Our primary product lines include nutritional, weight management and personal care. We currently market approximately 60 products, exclusive of variations in product size, colors or similar variations of our basic product line.
          Nutritional. This product line includes antioxidants, minerals, vitamins, and other nutritional supplements. The nutritional supplement products are designed to provide optimal absorption, bioavailability, and efficacy. During the years ended December 31, 2005, 2004 and 2003, 63.3%, 44.0% and 44.9% of our net marketing sales were derived from the 24 products in the nutritional category, which contain herbs, vitamins, minerals and other natural ingredients. For the nine months ended September 30, 2006, 67.1% of our net marketing sales were derived from the nutritional category. The top-selling products in this category are Prime Delight, Prime One, Prime One Concentrate and Spark of Life liquid nutritional which totaled approximately 4.9%, 17.5%, 10.3% and 4.0%, respectively, of net marketing sales in 2005 and totaled approximately 33.8%, 10.1%, 5.3% and 3.2% respectively for the nine months ended September 30, 2006.
          Weight Management. This product line was developed to provide a comprehensive approach to weight management including the AM-300 and AM-5000 families of weight loss supplements, along with weight loss systems. During the years ended December 31, 2005, 2004 and 2003, the weight management category represented 23.3%, 46.3% and 48.0% of our net marketing sales. For the nine months ended September 30, 2006, 21.9% of our net marketing sales were derived from the weight management category. Sales were derived from the five products in the weight management category that we market under the AMS Health Sciences label.
          Personal Care. This product line includes scientifically developed natural products designed to support healthy skin and hair. Products in this line include those from the Chambre International line and products acquired from Dr. Robert Nakamura and Immudyne Inc. During the years ended December 31, 2005, 2004 and 2003, 2.7%, 2.3% and 2.8% of our net marketing sales were derived from the 33 products in the personal care category. For the nine months ended September 30, 2006, 1.9% of our net marketing sales were derived from the personal care category.

          Promotional Materials. In addition to these three principal product lines, we have developed and sell to associates materials and online tools designed to assist them in building their business and selling products. These sales aids are generally written and produced by us and include product audio tapes, CD ROM’S, video tapes, brochures and business forms designed by us and printed by outside publishers. We periodically contract with authors and publishers to produce or provide books, tapes, and other items dealing with health topics and personal motivation, which are made available to associates.
          New associates are required to purchase an enrollment packet containing training materials that assist in beginning and growing a business. Associates do not earn commissions on the sale of sales aids or enrollment packets.
          Other Products and Services. Prior to focusing on nutritional, weight management and personal care products in October 1993, we marketed various packages of consumer benefit services provided by third-party providers. The only remaining benefit service we offer is a pre-paid legal service. The pre-paid legal services are provided by Pre-Paid Legal Services, Inc. This program membership represented less than 1% of our net marketing sales during 2005, 2004 and 2003 and for the nine months ended September 30, 2006.
          New Product Identification. We are committed to continuous product innovation and improvement through market demand and products backed by science. The mission of our science and product development is to develop products that deliver noticeable results, slow the aging process, reduce the risk of chronic illness, and promote long-term health. New product ideas and research efforts are supported using a combination of our advisory talent and research, third-party studies and sponsored research. We intend to dedicate resources for the science and development of new products and reformulation of existing products. Prior to introducing new products, we investigate product formulation as it relates to regulatory compliance and other issues.
          For products on which we acquire the distribution or ownership rights, we maintain and access any and all science and research related to those products. For example, the acquisition of Prime One brought over 45 years of research and thousands of trials and studies on the Prime One products and ingredients.
          We rely upon the product development staff of Chemins Company, Inc. and other manufacturers, independent researchers, vendor research departments and others for such services. When a new product concept is identified or when an existing product must be reformulated, the new product concept or reformulation project is generally submitted to Chemins for technical development and implementation. We continually review our existing products for potential enhancements to improve their effectiveness and marketability. While we consider our product formulations to be proprietary trade secrets, such formulations are not patented. Accordingly, there is no assurance that another company will not replicate one or more of our products.
          Product Procurement and Distribution; Insurance. Essentially all of our product line in the weight management category is manufactured by Chemins Company, Inc. utilizing our product formulations. Naturtech manufactures essentially all of our nutritional product line, and essentially all of our product line in the personal care category is manufactured by GDMI, Inc. and Columbia Cosmetics, Inc.
          All our vendors have assured us that they conduct quality control processes, and laboratory analysts test for biological contamination of raw materials and finished goods. In the analytical chemistry laboratory, analysts test for chemical contamination and accurate active ingredient levels of raw materials and finished products. Both laboratories conduct stability tests on finished products to determine product shelf life.
          We have not generally entered into long-term supply agreements with the manufacturers of our product line or the third-party providers of our consumer benefit services. However, we customarily enter into contracts with our manufacturers and suppliers to establish the terms and conditions of purchases. Our arrangements with Chemins Company, Inc. may be terminated by either party upon the completion of any outstanding purchase orders. Therefore, there can be no assurance that Chemins will continue to manufacture our products or provide research, development and formulation services. In the event the relationship with any of our manufacturers becomes impaired, we will be required to obtain alternative manufacturing sources for our products. In such event, there is no assurance that the manufacturing processes of our current manufacturers can be replicated by another manufacturer. Although we have not previously experienced product unavailability or supply interruptions, we believe that we would be able to obtain alternative sources for our nutritional, weight management and personal care products. A significant delay or reduction in availability of products, however, could have a material adverse effect on our business, operating results and financial condition.

          Most of the raw materials used in the manufacture of our products are available from a number of suppliers. We have not generally experienced difficulty in obtaining necessary quantities of raw materials. When supplies of certain raw materials have tightened, we have been able to find alternative sources as needed, and believe we will be able to do so in the future if the need arises.
          We, like other marketers of products that are intended to be ingested, face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. We have limited product liability insurance with coverage limits of $1.0 million per occurrence and $2.0 million aggregate. Products containing ephedra, which represented 9.7% of our 2004 net sales, and none of our 2005 net sales, were not covered by our product liability insurance. All of our product manufacturers carry product liability insurance, which covers our products. Such product claims against us could adversely affect product sales, results of our operations, financial condition and the value of our common stock.
          All of the items in our product line include a customer satisfaction guarantee. Within 30 days of purchase, any retail customer or associate who is not satisfied with our product for any reason may return it or any unused portion to the associate from whom it was purchased or to us for a full refund or credit toward the purchase of another product. Associates may obtain replacements from us for products returned to them by retail customers if they return such products on a timely basis. Furthermore, in most jurisdictions, we maintain a buy-back program. Under this program, we will repurchase products sold to an associate, subject to a 10% restocking charge, provided the associate resigns and returns the product in marketable condition within 12 months of original purchase, or longer where required by applicable state law or regulations. We believe this buy-back program addresses a number of the regulatory compliance issues pertaining to network marketing systems. For the years ended December 31, 2005, 2004 and 2003, the cost of products returned to us was 7.1%, 3.7% and 0.9% of gross sales. The increase in 2004 and 2005 returns was due to the cancellation of first autoshipments under our free trial program. The cost of returned products has trended back down to 0.58% for the nine months ended September 30, 2006.
          Our product line is distributed principally from our facilities in Oklahoma City. Products are warehoused in Oklahoma City.
Network Marketing
          We market and distribute our products through a network marketing system and sell directly to associates and preferred customers. At September 30, 2006, we had approximately 15,000 “active” associates. To be considered “active”, an associate must have purchased $50 in products or $22 on autoship of our products within the preceding 90 days. Network marketing is a form of person-to-person direct selling through a network of vertically organized independent distributors who purchase products at wholesale prices from the manufacturer for resale to retail consumers. The emergence of readily available means of mass communication such as personal computers, facsimiles, low-cost long distance telephone services, and the Internet has contributed to the rapid growth of network marketing. The concept of network marketing is based on the strength of personal recommendations that frequently come from friends, neighbors, relatives, and close acquaintances. We believe that network marketing is an effective way to distribute our products because it allows person-to-person product education, which is not as readily available through other distribution channels. We believe our network marketing system appeals to a broad cross-section of people, particularly those seeking to:
•	Supplement family income;

•	Start a home business; or

•	Pursue employment opportunities other than conventional, full-time employment.
A majority of our associates therefore sell our products on a part-time basis.
          We believe that our network marketing system is ideally suited to market our product line because sales of such products are strengthened by ongoing personal contact between retail consumers and associates, many of whom use our products themselves. Sales are made through direct personal sales presentations as well as presentations made to groups in a format known as “opportunity meetings.” These sales methods are designed to encourage individuals to purchase our products by informing potential customers and associates of our product line and results of personal use, and the potential financial benefits of becoming an associate. The objective of the marketing program is to develop a broad-based network marketing organization within a relatively short period. Our marketing efforts are typically focused on middle-income families and individuals.

          Our network marketing program encourages individuals to develop their own downline network marketing organizations. Each new associate is either linked to:
•	The existing associate that personally enrolled the new associate into our network marketing organization; or

•	The existing associate in the enrolling associate’s downline as specified at the time of enrollment.
Growth of an associate’s downline organization is dependent upon the recruiting and enrollment of additional associates within such associate’s downline organization.
          Associates are encouraged to assume responsibility for training and motivation of others within their downline organization and to conduct opportunity meetings as soon as they are appropriately trained. We strive to maintain a high level of motivation, morale, enthusiasm and integrity among the members of our network marketing organization.
          We believe this result is achieved through a combination of products, sales incentives, personal recognition of outstanding achievement and quality promotional materials. Under our network marketing program, associates purchase sales aids and brochures from us and assume the costs of advertising and marketing our product line to their customers as well as the direct cost of recruiting new associates. We believe that this form of sales organization is cost efficient because our direct sales expenses are primarily limited to the payment of bonuses, which are only incurred when products are sold.
          We continually strive to improve our marketing strategies, including the compensation structure within our network marketing organization and the variety and mix of products in our line, to attract and motivate associates. These efforts are designed to increase monthly product sales and the recruiting of new associates.
          To aid associates in easily meeting the monthly personal product purchase requirement to qualify for bonuses, we developed the “autoship” in 1994. Under the autoship purchasing arrangement, associates establish a standing product order for an amount in excess of $22 that is automatically charged to their credit card or deducted from their bank account for goods shipped that month. At December 31, 2005, 2004 and 2003, we had approximately 30,663, 29,161 and 16,343 associates participating in the autoship. At September 30, 2006, we received and delivered 75,186 autoship orders.
          We have two bonus structures which provide for payment of bonuses on product purchases made by other associates in an associate’s downline organization, a secured infinity compensation plan, and a two-team, or binary, compensation plan. Under the secured infinity plan, associates derive income as follows:
•	First, associates earn profits by purchasing from our product line at wholesale prices (which are discounted up to 40% from suggested retail prices) and selling to customers at retail;

•	Second, associates earn profits from the products sold in the sign-up of new associates from our enroller and coding bonuses, which are tied to the downline organization;

•	Third, associates who establish their own downline organization may earn bonuses of up to 36% of bonus value on product purchases by associates within the first four levels of their downline organization;

•	Fourth, associates who have $600 per month of product purchases on their first and second levels combined, become directors and have the opportunity to build an additional director downline organization and receive additional bonuses of 4% of bonus value on product purchases by such downline organization;

•	Fifth, associates who have $1,200 per month of product purchases on their first and second levels combined, two director legs and $2,500 wholesale volume monthly in their downline, become silver directors and have the opportunity to build an additional silver director downline organization and receive additional bonuses of 5% of bonus value on product purchases by such downline organization;

•	Sixth, associates who have $1,800 per month of product purchases on their first level and second levels combined, two silver legs and have a total of $5,000 wholesale volume monthly in their downline, become gold directors and have the opportunity to receive an additional bonus of 3% of bonus value on product purchases by their silver director downline organization. In addition, gold directors have the opportunity to receive additional bonuses of up to 3% of bonus value on the product purchases by associates of silver director downline organizations that originate from their silver director downline organization through four generations; and

•	Seventh, associates who maintain the gold director requirements and develop three gold directors, each one from a separate leg of their downline organization plus $40,000 wholesale volume in downline organization, become platinum directors and have the opportunity to build an additional platinum director downline organization and receive additional bonuses of 5% of bonus value on product purchases by such downline organization.
Combining these levels of bonuses, our total “pay-out” on products subject to bonuses under the secured infinity compensation plan is approximately 63% of the bonus value of product sales, and 42.1% of total sales.
          Under the binary plan, associates derive income as follows:
•	First, associates earn profits by purchasing from our product line at wholesale prices (which are discounted up to 40% from suggested retail prices) and selling to customers at retail;

•	Second, associates earn profits from the products sold in the sign-up of new associates from our enroller bonuses and weekly bonuses of 10% of bonus value on the pay side volume;

•	Third, associates who establish their own downline organization may earn the weekly bonus on the pay side volume, and a 50% matching bonus on the weekly bonuses of the first generation recruits in their downline organization;

•	Fourth, associates who have $5,000 per month of product purchases in their pay side volume, and have four personally enrolled active associates, become directors and have the opportunity to build an additional director downline organization and receive additional matching bonuses of 20% of the weekly bonuses of the second generation in their downline organization;

•	Fifth, associates who have $25,000 per month of product purchases in their pay side volume, and have four personally enrolled active associates, become silver directors and have the opportunity to build an additional silver director downline organization and receive additional matching bonuses of 10% of the weekly bonuses of the third generation in their downline organization;

•	Sixth, associates who have $50,000 per month of product purchases in their pay side volume, and have four personally enrolled active associates, become gold directors and have the opportunity to build an additional gold director downline organization and receive additional matching bonuses of 10% of the weekly bonuses of the fourth generation in their downline organization; and

•	Seventh, associates who have $100,000 per month of product purchases in their pay side volume, and have four personally enrolled active associates, become platinum directors and have the opportunity to build an additional platinum director downline organization and receive additional matching bonuses of 10% of the weekly bonuses of the fifth generation in their downline organization.
          Each associate in our network marketing organization has a director, a silver director, a gold director and a platinum director. Each director has a silver director, a gold director and a platinum director. Each silver director has a gold director and a platinum director. Each gold director has a platinum director. As of September 30, 2006, we had 1,336 silver directors, 290 gold directors and 30 platinum directors.
          We maintain a computerized system for processing associate orders and calculating bonus payments which enable us to remit such payments promptly. We believe that prompt and accurate remittance of bonuses is vital to recruiting and maintaining associates, as well as increasing their motivation and loyalty to us. We make weekly bonus payments based upon the previous week’s product purchases, while most network marketing companies only make monthly bonus payments. During 2005, 2004 and 2003, we paid bonuses to 4,892, 9,565 and 6,824 associates, in the aggregate amounts of $5,231,879, $8,470,653 and $7,504,420, respectively. During the nine months ended September 30, 2006 we paid bonuses to 2,995 associates in the aggregate amount of $2,234,737.
          We are committed to providing the best possible support to our associates. Associates in our network marketing organization are provided training guides and are given the opportunity to participate in our training programs. We sponsor regularly scheduled conference calls for our platinum directors which include testimonials from successful associates and satisfied customers, as well as current product and promotional information. We produce a monthly newsletter which provides information on our products and network marketing system. The newsletter is designed to help recruit new associates by answering commonly asked questions and includes product information and business building information. The newsletter also provides a forum for additional recognition of associates for outstanding performance. In addition, we regularly sponsor training sessions for our associates across the United States. At these training sessions, associates are provided the opportunity to learn more about our product line and selling techniques, so they can build their businesses more rapidly. We produce comprehensive and attractive four color catalogues and brochures that display and describe our product line. We maintain a web page at www.amsonline.com, which provides general company information along with product line and network marketing system information.
          From time to time, associates fail to adhere to our policies and procedures, including those governing the marketing of our products or representations regarding the compensation plans. We systematically review reports of alleged associate misbehavior. Infractions of the policies and procedures are reported to a compliance committee that determines what disciplinary action may be warranted in each case. If we determine that an associate has violated any of our policies and procedures, we may take a number of disciplinary actions. For example, we may terminate the associate’s purchase and distribution rights completely, or impose sanctions such as warnings, fines, or probation. We may also withdraw or deny awards, suspend privileges, withhold commissions until specific conditions are satisfied, or take other appropriate actions at our discretion. An in-house compliance department also routinely reviews associate activities.
          We believe that the ability to efficiently manage distribution, compensation, manufacturing, inventory control and communications functions through the use of sophisticated and dependable information processing systems is critical to our success. To optimally support our customer base and core business processes, our information technology resources consist of a customized, Web-enabled order-entry system and an integrated system to manage inventory, production planning, fulfillment and financial information. Our information systems are maintained by in-house staff and outside consultants. These systems are designed to provide, among other things, financial and operating data for management, timely and accurate product ordering, bonus payment processing, inventory management and detailed associate records. Since 1994, we have invested more than $3.3 million to enhance our computer and telecommunications systems.
Regulation
          In the United States, as well as in any foreign markets in which we may sell our marketing products, we are subject to laws, regulations, administrative determinations, court decisions and similar compliance requirements and restrictions at the federal, state and local levels, collectively known as “regulations”. These regulations include and pertain to, among other things:
•	The formulation, manufacturing, packaging, labeling, advertising, distribution, importation, sale and storage of our products;

•	Our product claims and advertising, including label claims, direct claims and advertising, websites and testimonials, as well as claims and advertising by associates, for which we may be held responsible; and

•	Our network marketing organization and activities.
          Products. The formulation, manufacturing, packaging, labeling, advertising, distribution and sale and storage of our products are subject to regulation by a number of governmental agencies. The federal agencies include the Food and Drug Administration, or FDA, the Federal Trade Commission, or FTC, the Consumer Product Safety Commission, the United States Department of Agriculture, and the Environmental Protection Agency, or EPA. Our activities are also regulated by various codes and agencies of the states, localities and foreign countries in which our products are or may be manufactured, distributed or sold. The FDA, in particular, regulates the formulation, manufacturing and labeling of dietary supplements, cosmetics and skin care products, including many of our products.
          The Dietary Supplement Health and Education Act of 1994, or DSHEA, revised the provisions of the Federal Food, Drug and Cosmetic Act, or FFDCA, concerning the composition and labeling of dietary supplements, which we believe is generally favorable to the dietary supplement industry. DSHEA created a new statutory category of products, or “dietary supplements”. This new category includes vitamins, minerals, herbs, amino acids, and other dietary substances for human use to supplement the diet. However, DSHEA grandfathered, with certain limitations, dietary ingredients that were on the market before October 15, 1994. A dietary supplement containing a new dietary ingredient, or NDI, and placed on the market on or after October 15, 1994, must have a history of use or other evidence establishing a basis for “reasonable expectation of safety”. Manufacturers of dietary supplements using a “structure-

function” statement or claim must have scientific substantiation that the statement is truthful, accurate, and not misleading. The majority of our sales come from products that are classified as dietary supplements under the FFDCA and DSHEA.
          The labeling requirements for dietary supplements, with respect to labels affixed to containers, have been set forth in final regulations, effective March 23, 1999. These regulations include how to state the serving size, declare dietary ingredient information, and the proper detail and format required for the “Supplement Facts” box. During 1999, we revised our product labels to be in compliance with those regulations. Many states have also recently become active in the regulation of dietary supplement products. These states may require modification of labeling or formulation of certain of our products sold in these states, e.g. Texas, New York, and California. Finally, in recent years, California courts have grown increasingly active in consumer protection and “private Attorney General” lawsuits, some of which have targeted certain herbal supplement ingredients, such as Kava Kava or Ginseng. These suits have not directly affected our products or sales, but we continue to be aware of California’s Business and Professional Code (especially as to advertising of products), and litigation in California, particularly regarding Proposition 65 (or Prop 65), which disallows many ingredients (believed to be carcinogenic or otherwise unsafe) contained in products sold in that state. AMS has never been sued in California regarding such suits, and our regulatory attorney keeps us apprised of any supplement ingredients that are the subject of lawsuits there.
          On January 6, 2000, the FDA published a Final Rule on permissible structure/function statements to be placed on labels and in brochures. Structure/function statements are claims of the benefit or positive effect of a product or an ingredient on the body’s structure or function. This regulation does not significantly change the way that the FDA interprets structure/function statements, since DSHEA was passed in 1994. Thus, we did not make any substantial label revisions based on this regulation regarding any of our structure/function product statements. Then on November 9, 2004, the FDA published a Notice in the Federal Register that the level of science needed to support a structure/function claim would be raised close to the current FTC standard, which is “competent and reliable scientific evidence”. We believe that AMS has adequate substantiation for all label claims used.
          Ephedra and other “Stimulants.” As a marketer of products that are ingested by consumers, we are subject to the risk that one or more of the ingredients in our products may become the subject of adverse regulatory action. For example, one of the ingredients in our prior AM-300 product was ephedra, an herb that contains naturally-occurring ephedrine alkaloids. Our manufacturer used a powdered extract of that herb when manufacturing AM-300. We marketed AM-300 principally as an aid in weight management. The extract was an 8% extract, which means that every 100 milligrams of the powdered extract contains approximately eight milligrams of naturally occurring ephedrine alkaloids.
          On February 11, 2004, the FDA issued and published in the Federal Register its final rule on ephedrine-containing supplements, stating that since an “unreasonable risk” had been determined, such supplements would be considered “adulterated” under the FFDCA, and thus may not be sold. In essence, this final rule (or regulation) imposed a national ban on ephedrine supplements. The effective date of this regulation was April 12, 2004. We complied with the new regulation and ceased all sales and advertisement of AM-300 and any other ephedra-containing supplement as of April 12, 2004. The FDA has continuously and vigilantly enforced this total ban on ephedra-containing supplements. As recently as December 6, 2005, the FDA seized yet another shipment of such supplements distributed by companies in Gainesville, Texas and Eugene, Oregon.
          For the future, the FDA and also Congress have indicated that they will consider whether alternatives to ephedra, other weight loss and energy stimulants (such as bitter orange), similarly carry an unreasonable risk to the central nervous system, and thus to human health. These proposals to limit stimulant ingredients, if finalized, may necessitate reformulations of some of our weight loss products.
          Also, in the aftermath of the ephedra ban, on April 22, 2004, in comments before a scientific meeting, then Acting FDA Commissioner, Lester Crawford (and for some months during 2005, FDA Commissioner), outlined what an FDA press release termed a “science-based plan for dietary supplement enforcement”. The press release went on to say that the agency “would soon provide further details about its plan to ensure that the consumer protection provisions of DSHEA are used effectively and appropriately”. Referring to its recent rulemaking on ephedra, the FDA also stated that it “expects to evaluate the available pharmacology, published literature ..., evidence-based reviews, and adverse event information” of “individual dietary supplements”. Soon afterwards, this promised FDA document was issued, with the title “Regulatory Strategy for the Further Implementation and Enforcement of the Dietary Supplement Health and Education Act of 1994”. No new regulations or proposed rules pursuant to this strategy have yet been issued, except that the FDA has recently welcomed and received comments from the industry for a better procedure for the

FDA to review a company’s safety information as to a new dietary ingredient, or NDI, in an NDI Notification. The final Guidance document concerning NDI Notifications has not yet been issued by the FDA. At this time, NDI Notifications are not required for any AMS products.
          Anti-DSHEA Proposed Legislation. Finally, as the press, the FDA, and members of Congress and of the supplement industry have all predicted, the very issuance of the final rule on ephedra has caused Congress to rethink DSHEA, specifically as to how safety in supplements may be ensured, and also as to whether specific categories of dietary ingredients should not be permitted at all. In particular, there is growing sentiment (including from one herbal trade association) to make Adverse Event Reporting (AERs) mandatory for all manufacturers and marketers of dietary supplements, so that the FDA may take action more quickly than it did on ephedra, when a harmful herb or other ingredient is suspected. Since February 2003, there have been several bills proposed in Congress that would amend DSHEA, make safety safeguards stricter, even approaching the rigor and reporting required for FDA-regulated drugs. Some examples are as follows:
               S. 722 – The Dietary Supplement Safety Act was introduced by Senator Richard Durbin in March 2003, and would greatly undermine DSHEA, especially Section 4 regarding safety, giving the FDA new powers of oversight and blanket authority over whole categories of supplements, including stimulants. Stimulants are used in many weight loss products, including some of our supplements. To the best of our knowledge, this bill and the bill described below (though perhaps under different numbers) are still pending.
               H.R. 3377: Beginning on October 28, 2003, Senator McCain chaired Senate Hearings on whether DSHEA adequately protects consumers. Also on October 28, Cong. Susan Davis and Cong. Henry Waxman introduced The Dietary Supplement Access and Awareness Act, H.R. 3377, purporting to be about safety and access for consumers to supplements, but actually recommending severe restrictions and dramatic redefinitions of what constitutes a dietary supplement. This bill would impose several requirements for supplements, including unprecedented FDA pre-approval as well as strict AER reporting, and excludes only vitamins and minerals from such new requirements. Like S. 722, this bill would reverse the safety burden of proof in Section 4 of DSHEA (one of the industry’s victories in 1994), and instead require the manufacturer to demonstrate safety, rather than the burden being on the FDA to show “imminent hazard” or “unreasonable risk”.
          So far, neither of the bills above, nor any other proposed legislation that would undermine DSHEA or impose additional requirements on supplements, have passed. With the help of our regulatory attorney, we will continue to monitor these anti-DSHEA bills, and determine if any of them become a serious threat to our business. In addition, the two major trade associations of the dietary supplement industry—the American Herbal Products Association, or AHPA, and the National Natural Foods Association, or NNFA—have both been actively lobbying against any bills that would require or lead to unreasonable restraints on the manufacture, labeling, and marketing of dietary supplements.
          Formulation. Logically, when an ingredient is a known substance, that is, was on the market as a food or a supplement prior to passage of DSHEA (October 15, 1994), it is “grandfathered in”, and allowed in a supplement with no premarket requirement—though still subject to FDA safety enforcement. Conversely, under Section 8, new dietary ingredients (NDIs) are subject to a premarket notification requirement, whereby the manufacturer must demonstrate that the new supplement containing this new substance has a reasonable expectation of safety. NDI notifications—which include toxicology and animal studies—must be filed 75 days before marketing the new supplement. AMS does not include new dietary ingredients in its supplement formulas, but rather uses well-studied and traditional herbs and food ingredients. Thus, we have never been required to file an NDI Notification.
          Manufacturing. Pursuant to current law, dietary supplements are manufactured using food GMPs, which stands for good manufacturing practices. DSHEA empowered the FDA to issue specialized GMPs for dietary supplements, but several years passed before the FDA took the next step in the rule-making process. On March 13, 2003, the FDA published a proposed rule in the Federal Register which proposed comprehensive GMPs for supplements and dietary ingredients. The FDA accepted public comments on the proposed GMPs until June 11, 2003; final GMPs for supplements will be promulgated after the FDA has reviewed the public comments. Once final GMP regulations become effective, our manufacturer will be required to adhere to them. The FDA will most likely institute an effective date for the GMPs which will allow our manufacturer a reasonable amount of time to conduct this review and, if necessary, revise its manufacturing operations to comply with the final GMP regulations. Typically, the effective date for new manufacturing and labeling regulations is 12 months after the promulgation of the final rule or new regulation. As of March 2, 2006, the FDA had not yet published this final rule on GMPs, but it is promised and expected in the next few months.

          Advertising and Website. The FDA considers website promotional content to constitute “labeling”, and thus our website must not contain disease claims or drug claims, but only permissible structure/function claims. The FTC governs the advertising of dietary supplements, in any medium or vehicle—print ads, radio spots, infomercials, etc., including Internet ads and websites. The fundamental FTC rule is that all material advertising claims, whether express (direct) or implied, must be substantiated by reliable and competent scientific evidence. Because our website must comply with both FDA and FTC regulations, we routinely ask our regulatory compliance counsel to review certain web pages, especially the content of new product promotions. When necessary, our regulatory counsel also reviews the scientific substantiation for particular claims (again, especially for newer products such as Prime One, an anti-stress and weight loss product) to determine if it is sufficient, and also that there are no disease claims present, the main FDA issue.
          We also require associate websites to be in compliance with FDA and FTC regulations. As such, and to ensure Internet compliance, associates may only copy or link to our corporate website. Any independent websites are absolutely unauthorized, and their creators are solely liable for defending any regulatory enforcement actions. Violation of this policy may result in termination by us. This policy was explicitly conveyed to all associates via a formal letter/ notice, prepared in 2004 by our Chief Financial Officer (CFO) and our regulatory counsel, and signed by our CFO.
          In markets outside the United States, prior to commencing operations or marketing products, we may be required to obtain approvals, licenses, or certifications from a country’s ministry of health or comparable agency. Approvals or licensing may be conditioned on reformulation of our products for the market or may be unavailable with respect to certain products or product ingredients. We must also comply with local product labeling and packaging regulations that vary from country to country. Foreign regulatory requirements have not placed a significant burden on our ability to operate in current foreign countries.
          FDA Actions and Updates in 2005. The entire year of 2005 has been a very busy, political, and turbulent year for the FDA, notably with the confirmation and then the sudden resignation of Commissioner Lester Crawford. Other significant events concerned:
•	Controversy over the Plan B birth control pill, including the OTC version

•	Withdrawal from the market of Vioxx and other Cox-2 inhibitor drugs

•	Consequently, a renewed urging from Congress to install an independent agency, separate from the FDA’s drug approval division (CDER), for the post-market monitoring of drug safety

•	Concern regarding the possible spread of avian flu to human to human contagion and the beginning of a pandemic, combined with insufficient or unreliable prevention and treatment

•	Continued emphasis on food safety, and counter-bioterrorism
Thus, the compliance spotlight has not been on dietary supplements in 2005. Nevertheless, we have seen an overall increase in FDA inspections of supplement facilities (both manufacturing and distributors), an increase in detention actions on supplement shipments, and more rigorous and more numerous Warning Letters sent to manufacturers and suppliers regarding supplements being marketed with disease claims and/or drug claims, especially via Internet promotions.
          Product Claims and Advertising. Advertising of products is subject to regulation by the FTC under the FTC Act. Section 5 of the FTC Act prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. Section 12 of the FTC Act provides that the dissemination of, or causing to be disseminated, any false advertisement pertaining to drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice. Under the FTC’s Substantiation Doctrine, an advertiser is required to have a “reasonable basis” for all objective product claims before the claims are made. Failure to adequately substantiate claims may be considered either deceptive or unfair practices. Pursuant to this FTC requirement, we are required to have adequate substantiation for all material advertising claims made for our products.
          In recent years, the FTC has initiated numerous investigations of and actions against dietary supplement, weight management, and cosmetic products and companies. The FTC issued a guidance document (in November 1998, but still current) to assist companies in understanding and complying with the substantiation requirement for advertising claims for supplements. We have organized the documentation supporting and substantiating our advertising and promotional practices in compliance with these guidelines. Neither we nor our products have ever been the target of an FTC investigation. Our Director of Marketing works closely with our regulatory counsel to assure the proper level of substantiation of all advertising claims, regardless of vehicle or medium, e.g., TV commercial, website, or testimonial, etc.
          Moreover, the FTC has joint jurisdiction with the FDA over supplements: the FDA focuses on the manufacturing and labeling, while the FTC focuses on advertising, including infomercials and testimonials. In particular, in 2005 the FTC has been especially active, using this overlapping and joint jurisdiction with the FDA in its combined agency enforcement mechanism called “Cyber Stings”—via the FTC’s monitoring of supplement claims found on Internet advertising, (beginning about five years ago) a relentless program termed Operation Cure.all. With this Internet surveillance, both agencies search promotional websites, the FTC tracking down deceptive claims, and the FDA monitoring for drug or disease claims. For example, two or three months ago, these two federal agencies issued a joint notice condemning and forbidding herbal products and dietary supplements generally marketed to “treat” avian flu.
          When the FTC finds compliance violations, the FDA then sends out Warning Letters regarding these Internet claims, called “Cyber Letters”. In particular, as to diet products, the FTC in 2004 issued specific new guidelines for permissible weight loss claims, prohibiting claims that the Commission considers to be “infeasible”, or unable to be supported by current science. Our regulatory counsel keeps us fully apprised of all such new guidelines and regulations, via compliance updates sent twice per month.
          In addition to the focus on supplements claiming to treat serious diseases such as cancer, these federal agencies keep a vigilant eye on false and misleading weight loss claims. The FTC, under its “Big Fat Lie” initiative, has flagged and prosecuted certain claims as “infeasible” under current science, e.g., permanent weight loss with no diet or exercise. In an action that may be pertinent to us, the FTC in early 2005 objected to some weight loss claims involving lessening stress and the hormone cortisol, including an enforcement action against the formulator and marketers of CortiSlim. We are watching such enforcement actions closely, to determine the FTC’s parameters regarding such stress and weight claims, which would affect some of our newer products.
          In an enforcement action in early June, 2005, the FTC cited numerous companies making anti-aging claims that seemed too good to be true, such as, “Turn back the clock”. We observe that all of these companies were marketing Human Growth Hormone (HGH) products, or supplements containing precursors to HGH—which is not contained in any of our products. Nonetheless, this massive initiative and other FTC actions shows that the Commission’s newest focus (after weight loss claims) will be youth and anti-aging claims. We do market certain dietary supplements in this arena, making claims such as “reduces oxidative stress” and “neutralizes free radicals”. Thus, we have asked our regulatory attorney to review and monitor such claims, in light of the FTC’s current policy.
          To determine whether certain claims are deceptive, the FTC is authorized to initiate comprehensive investigations. The FTC may enforce compliance with the law in a variety of ways, both administratively and judicially, using compulsory process, cease and desist orders, and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, disgorgement of profits, consumer redress, divestiture of assets, rescission of contracts, and such other relief as the agency deems necessary to protect the public. Most FTC deceptive advertising cases are resolved with Settlement Orders, often including consumer redress (i.e., monetary payments which can measure in the millions), and injunction-like provisions forbidding misrepresentations and requiring “competent and reliable scientific evidence” (and sometimes disclaimers) for all future claims. Violation of these orders could result in substantial financial or other penalties. We have not been notified that we have been, or are the subject of, any enforcement action by the FTC, but such action in the future by the FTC could materially adversely affect our ability to successfully market our products. That is why we pay careful attention to new guidelines and recent investigations launched, complaints filed, and fines imposed by the FTC, as shown above.
          One New Product. In the past year we have formulated and marketed one new product: a pomegranate-based liquid, with adaptogens and CoQ10 included, called Prime Delight, which is labeled and promoted as a dietary supplement. Our regulatory counsel has reviewed its label, claims, and advertising campaign. It has been on the market since September 2005. We are currently revising the Prime Delight brochure and website. We have not launched any new ad campaigns or themes for existing products.
          Compliance Efforts. We attempt to remain in full compliance with all applicable laws and regulations governing the manufacture, labeling, sale, distribution and advertising of our dietary supplements. We retain special legal counsel for advice on both FDA and FTC legal issues. In particular, we work closely with regulatory compliance legal counsel who specializes in DSHEA regulations for label revisions, content of structure/function statements, advertising copy, website content—and, in particular, the position of the FDA on stimulant-containing products, and the position of the FTC on marketing “anti-aging” supplements. During 2005, we have received no compliance enforcement letters or correspondence of any sort from the FDA or FTC, or from any state regulatory agency or department. Nor have our facilities been the object of any inspections or audits.
          Network Marketing System. Laws and regulations in each country in which we operate prevent the use of deceptive or fraudulent practices that have sometimes been inappropriately associated with legitimate direct selling and network marketing activities. These laws include anti-pyramiding, securities, lottery, referral selling, anti-fraud and business opportunity statutes, regulations and court cases. Illegal schemes, typically referred to as “pyramid”, “chain distribution”, or “endless chain” schemes, compensate participants primarily or solely for the introduction or enrollment of additional participants into the scheme. Often these schemes are characterized by large up-front entry or sign-up fees, over-priced products of low value, little or no emphasis on the sale or use of products, high-pressure recruiting tactics, and claims of huge and quick financial rewards requiring little or no effort. Generally these laws are directed at ensuring that product sales ultimately are made to consumers and that advancement within sales organizations is based on sales of the enterprise’s products, rather than investments in the organizations or other non-retail sales related criteria or activity. Where required by law, we obtain regulatory approval of our network marketing system, or, where approval is not required or available, the favorable opinion of local counsel as to regulatory compliance.
          We currently have independent associates in all 50 states, the District of Columbia and Canada. In addition to federal regulation in the United States, each state has enacted its own “Little FTC Act” to regulate sales and advertising. Occasionally, we receive requests to supply information regarding our network marketing plan to regulatory agencies. Although we have from time to time modified our network marketing system to comply with interpretations of various regulatory authorities, we believe that our network marketing program is in compliance with laws and regulations relating to network marketing activities in our current markets. Nevertheless, we remain subject to the risk that, in one or more of our present or future markets, the marketing system or the conduct of certain associates could be found not to be in compliance with applicable laws and regulations. Failure by an associate or us to comply with these laws and regulations could have a material adverse effect on our business in a particular market or in general. Any or all of these factors could adversely affect the way we do business and could affect our ability to attract potential associates or enter new markets. In the United States, the FTC has been active in its enforcement efforts against both pyramid schemes and legitimate network marketing organizations with certain legally problematic components, having instituted several enforcement actions resulting in signed settlement agreements and payment of large fines. Although to our knowledge, we have not been the target of an FTC investigation, there can be no assurance that the FTC will not investigate us in the future. Noncompliance with applicable laws and regulations could:
•	Result in enforcement action and imposition of penalties;

•	Require modification of our network marketing system;

•	Result in negative publicity; or

•	Have a negative effect on associate morale and loyalty.
Any of these consequences could have a material adverse effect on our sales as well as our financial condition.
          We cannot predict the nature of any future law, regulation, interpretation, or application, nor can we predict what effect additional governmental legislation or regulations, judicial decisions, or administrative orders, when and if promulgated, would have on our business in the future. It is possible that future developments may require that we revise our network marketing program. Any or all of these requirements could have a material adverse effect on our business, results of operations, and financial condition.
          We are subject to the risk of challenges to the legality of our network marketing system by our associates, both individually and as a class. Generally such challenges would be based on claims that our network marketing system was operated as an illegal “pyramid scheme” in violation of federal and state securities laws, state unfair practice and fraud laws and the Racketeer Influenced and Corrupt Organizations Act.
          Two important Federal Trade Commission cases have established legal precedent for determining whether a network marketing system constitutes an illegal pyramid scheme. The first, IN RE KOSCOT INTERPLANETARY, INC., 86 F.T.C. 1106 (1975), set forth a standard for determining whether a marketing system constituted a pyramid scheme. Under the KOSCOT standard, a pyramid scheme is characterized by the participants’ payment of money to a company in return for:
•	The right to sell a product; and

•	The right to receive, in return for recruiting other participants into the program, rewards that are unrelated to sales of the product to ultimate users.
Applying the KOSCOT standard in IN RE AMWAY CORP., 93 F.T.C. 618 (1979), the FTC determined that a company will not be classified as operating a pyramid scheme if the company adopts and enforces policies that in fact encourage retail sales to consumers and prevent “inventory loading”. Inventory loading occurs when associates purchase large quantities of non-returnable inventory to obtain the full amount of compensation available under the system. In AMWAY, the FTC found that the marketing system of Amway Corporation did not constitute a pyramid scheme, noting the following Amway policies:
•	Participants were required to buy back, from any person they recruited, any salable, unsold inventory upon the recruit leaving Amway;

•	Every participant was required to sell at wholesale or retail at least 70% of the products bought in a given month in order to receive a bonus for that month; and

•	In order to receive a bonus in a month, each participant was required to submit proof of retail sales made to 10 different consumers.
          We believe that our network marketing system is not classified as a pyramid scheme under the standards set forth in KOSCOT, AMWAY, and other applicable law. In particular, in most jurisdictions, we maintain an inventory buy-back program to address the problem of inventory loading. Pursuant to this program, we repurchase products sold to an associate (subject to a 10% restocking charge) provided that the associate:
•	Resigns; and

•	Returns the product in marketable condition within 12 months of original purchase, or longer where required by applicable state law or regulations.
Our literature provided to associates describes our buy-back program. In addition, pursuant to agreements with our associates, each associate represents that at least 70% of the products he or she buys will be sold to non-associates. However, as is the case with other network marketing companies, the bonuses paid by us to our associates are based on product purchases including purchases of products that are personally consumed by the downline associates. Basing bonuses on sales of personally consumed products may be considered an inventory loading purchase. Furthermore, associates’ bonuses are based on the wholesale prices received by us on product purchases or, in some cases based upon the particular product purchased, on prices less than the wholesale prices.
          In the event of challenges to the legality of our network marketing system by associates, we would be required to:
•	Demonstrate that our network marketing policies are enforced; and

•	That the network marketing system and associates’ compensation thereunder serve as safeguards to deter inventory loading and encourage retail sales to the ultimate consumers.
          In WEBSTER V. OMNITRITION INTERNATIONAL, INC., 79 F.3d 776 (9th Cir. 1996), the United States Court of Appeals held that a class action brought against Omnitrition International, Inc., a multilevel marketing seller of nutritional supplements and skin care products, should be allowed to proceed to trial. The plaintiffs, former associates of Omnitrition’s products, alleged that Omnitrition’s selling program was an illegal pyramid scheme and claimed violations of Racketeer Influenced and Corrupt Organizations Act and several federal and state fraud and securities laws. Despite evidence that Omnitrition complied with the AMWAY standards, the court ruled that a jury would have to decide whether Omnitrition’s policies, many of which apparently were similar to compliance policies adopted by us, were adequate to ensure that Omnitrition’s marketing efforts resulted in a legitimate product marketing and distribution structure and not an illegal pyramid scheme. We believe that our marketing and sales programs differ in significant respects from those of Omnitrition, and that our marketing program complies with applicable law. The two most significant differences are:

•	The Omnitrition marketing plan required associates to purchase $2,000 in merchandise in order to qualify for bonuses as compared to $22 on autoship under our marketing program; and

•	The Omnitrition inventory repurchase policy was limited to products that were less than three months old as compared to one year under our inventory repurchase policy.
          Lessons from the OMNITRITION case are that:
•	A selling program which operates to generate only the minimum purchases necessary to qualify for bonuses is suspect; and

•	A selling program must operate to generate purchases independently of the payment of bonuses in order to have a legitimate product marketing and distribution structure.
          We believe that our selling program operates to generate significant purchases for “intrinsic value” as demonstrated by our sales figures. During the month of September 2006, 9,880 of our associates placed a total of 11,290 orders averaging $74 in size, while only a single $22 on autoship per month is necessary to qualify for bonuses. In view of the holding of the court of appeals in the OMNITRITION case, however, there is no assurance that, if challenged, we would prevail against private plaintiffs alleging violations of anti-pyramid and securities laws. A final ruling against us in such a suit could result in the imposition of a material liability against us. Moreover, even if we were successful in defending against such suit, the costs of such defense, both in dollars spent and in management time, could be material and adversely affect our operating results. In addition, the negative publicity of such a suit could adversely affect our sales and ability to attract and retain associates.
          Nutrition for Life International, Inc., one of our competitors and a multilevel seller of personal care and nutritional supplements, announced in January 1997 that it had settled class action litigation brought by associates alleging fraud in connection with the operation of a pyramid scheme. Nutrition for Life paid in excess of $3 million to settle claims brought on behalf of its associates, and related securities fraud claims brought on behalf of certain purchasers of its stock.
          We believe that our marketing program is significantly different from the program allegedly promoted by Nutrition for Life and that our marketing program is not in violation of anti-pyramid laws or regulations. Two issues in the Nutrition for Life matter were: (1) a $1,000 buy-in urged on new recruits, and (2) the paying of commissions on product vouchers prior to the actual delivery of product. By design, our marketing program offers no incentive to anyone to make a large personal purchase, nor do we use product vouchers. Actual average order size in December 2005 was $61. As stated before, there is no assurance that claims similar to the claims brought against Nutrition for Life and other multilevel marketing organizations will not be brought against us, or that we will prevail in the event any such claims were made.
          FDA Actions and Updates in 2006. The first three quarters of 2006 have been a very busy, political, and turbulent time for the FDA, following the confirmation and then the sudden resignation of Commissioner Lester Crawford in Fall 2005. Several significant events concerned:
•	Seizure of dietary supplements marketed as drugs Introduction of a bill in the Senate that would require reporting to FDA all serious Adverse Events associated with supplements, S. 3546.

•	Recall of fresh spinach contaminated with E. coli (consuming at least 3 weeks of concentrated monitoring by CFSAN)

•	Continued emphasis on food safety, and counter-bioterrorism

•	Continuing controversy over the Plan B birth control pill, including the OTC version

•	Continued urging from Congress to install an independent agency, separate from the FDA’s drug approval division (CDER), for the post-market monitoring of drug safety

•	Continuing concern regarding the possible spread of avian flu to human to human contagion and the beginning of a pandemic, combined with insufficient or unreliable prevention and treatment
          For all dietary supplement manufacturers, the most important development is yet to come from the FDA (as of November 13, 2006), but is expected any month now: that is the new regulation on GMPs for supplements. The consequence of this new regulation is that manufacturing costs will increase for all companies, especially for herbal supplements, in the next two years—because of stringent GMP and SOP requirements anticipated.
          Effective January 1, 2006, supplement as well as food manufacturers became subject to the Food Labeling Allergen Act. Since then, failure to comply with the Allergen Act has become a problem for natural product companies. In fact, a significant percentage of FDA food recalls are a result of companies failing to disclose the presence of allergens on their product labels. In particular, companies often fail to disclose the presence of the eight allergens covered by the Allergen Act: milk, eggs, fish, crustacean shellfish, tree nuts, peanuts, wheat, and soybeans. Thus, we will carefully review the Allergen Act, focusing on the eight major allergens, and label the presence of these allergens on its supplement product labels.
          Senate bill 3546, the AER bill cited above, is still pending and bears close watching. In its current form, it would impose stricter post-market safety requirements for supplements than for drugs. The concern is that it will use too much of the language and draconian standards of Sen. Durbin’s bill S. 722. Finally, after the recent elections, and the shift to Democratic majorities, there will be stronger consumer protection focus concerning the safety of supplements, but both Cong. Waxman, and Cong. Dingell—who right after Election Day stated essentially that DSHEA and FDA’s powers should be strengthened because “supplements kill people.” Therefore, in addition to regulatory compliance issues, we must also be alert to legislative challenges to DSHEA on Capitol Hill, or any bill that might change the climate for manufacturing and marketing of supplements
          FTC Actions and Updates in 2006 (Advertising Law). As in 2005, for the Federal Trade Commission (“FTC”) in 2006 the most significant focuses for dietary supplement promotions are weight loss claims, followed closely by anti-aging claims. Our product lines and thus promotions also focus on these two types of products and claims. Significantly, at the FDLI Annual Conference in April, 2006 included an entire panel on Weight Loss Claims, including for dietary supplements. In that session Rick Clelland (who has been with the FTC’s consumer protection division re. for over 25 years) gave a presentation which questioned the accuracy and scientific substantiation of many weight loss claims for supplements. Weigh loss and Anti-aging products (both of which are represented in our line of supplements) continue to be high priorities for FTC, advertising law enforcement. In 2006, one diet supplement company was fined $3 million by the FTC for false advertising.
          In addition, in September 2006 it was announced that The Council for Responsible Nutrition (CRN), the dietary supplement industry’s leading trade association, and the National Advertising Division of the Council of Better Business Bureaus (NAD), an investigative and judicial arm of the advertising industry’s self-regulatory body, have launched a new initiative that will increase monitoring of advertising for dietary supplements. “The initiative has been developed to increase consumer confidence in the truth and accuracy of advertising claims for dietary supplement products and encourage fair competition within the industry.” The net result for us is that the NAD will be even more of an advertising claim watchdog than it has been in the past.
          Overall, the compliance spotlight has been somewhat more on dietary supplements in 2006 than in 2005. For example, we have seen an overall increase in FDA inspections of supplement facilities (both manufacturing and distributors), an increase in detention actions on supplement shipments, and more rigorous and more numerous Warning Letters sent to manufacturers and suppliers regarding supplements being marketed with disease claims and/or drug claims, especially via Internet promotions. These are often in the form of Cyber Letters, resulting from the FTC using its greater person power to monitor Internet promotions, and then acting jointing with the FDA to cite disease claims, or false or unsubstantiated promotional claims.
Intellectual Property
          Trademarks. We have developed and use registered trademarks in our business, particularly relating to the corporate and product names. We use several trademarks and trade names in connection with our marketing products and operations. As of September 30, 2006, we had 28 federal trademark registrations with the United States Patent and Trademark Office. Federal registration of a trademark enables the registered owner of the mark to bar the unauthorized use of the registered mark in connection with a similar product in the same channels of trade by any third party anywhere in the United States, regardless of whether the registered owner has ever used the trademark in the area where the unauthorized use occurs. We have filed applications and own trademark registrations, and we intend to register additional trademarks in foreign countries where our products are or may be sold in the future. Protection afforded registered trademarks in some jurisdictions may not be as extensive as the protection available in the United States.
          We also claim ownership and protection of certain product names, unregistered trademarks, and service marks under common law. Common law trademark rights do not provide the same level of protection afforded by registration of a trademark. In addition, common law trademark rights are limited to the geographic area in which the trademark is actually used. We believe these trademarks, whether registered or claimed under common law, constitute valuable assets, adding to our recognition and the marketing of our products. We therefore believe that these proprietary rights have been, and will continue to be, important in enabling us to compete.
          Trade Secrets. We own certain intellectual property, including trade secrets, which we seek to protect, in part, through confidentiality agreements with employees and other parties, although some employees involved in research and development activities have not entered into these agreements. Even where these agreements exist, there can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known to, or independently developed by, competitors. Our proprietary product formulations are generally considered trade secrets, but are not otherwise protected under intellectual property laws.
Competition
          The business of developing and distributing nutritional, personal care, and weight management products such as those we sell and distribute is highly competitive. Numerous manufacturers, distributors, and retailers compete for consumers and, in the case of other network marketing companies, for associates. We compete directly with other entities that develop, manufacture, market, and distribute products in each of our product lines. We compete with these entities by emphasizing the underlying science, value, and high quality of our products as well as the convenience and financial benefits afforded by our network marketing system and compensation plan. However, many of our competitors are substantially larger and have greater financial resources and broader name recognition. Our markets are highly sensitive to the introduction of new products that may rapidly capture a significant share of those markets.
          The nutritional supplement market is characterized by:
•	Large selections of essentially similar products that are difficult to differentiate;

•	Retail consumer emphasis on value pricing;

•	Constantly changing formulations based on evolving scientific research;

•	Low entry barriers resulting from low brand loyalty, rapid change, widely available manufacturing, low regulatory requirements, and ready access to large distribution channels; and

•	A lack of uniform standards regarding product ingredient sources, potency, purity, absorption rate, and form.
          Similar factors are also characteristic of products comprising our other product lines. There can be no assurance that we will be able to effectively compete in this intensely competitive environment. In addition, nutritional, personal care, and weight management products can be purchased in a wide variety of distribution channels, including retail stores. Our product offerings in each product category are relatively few compared to the wide variety of products offered by many of our competitors, and are often premium priced. As a result, our ability to remain competitive depends in part upon the successful introduction of new products and enhancements of existing products.
          We also compete with other network marketing organizations for the time, attention, and commitment of new and current associates. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining associates. We believe that we offer rewarding associate compensation plans and attractive associate benefits and services. To the extent practicable, our associate compensation plans are designed to be seamless, permitting international expansion without re-qualification or re-entry requirements. We pay incentives weekly, reducing the time an associate must wait between purchase and sale of products and payment of commissions. There can be no assurance that our programs for recruiting and retaining associates will be successful. We also compete for the time, attention, and commitment of this independent associate force. The pool of individuals interested in the business opportunities presented by network marketing tends to be limited in each market, and is reduced to the extent other network marketing companies successfully recruit these individuals into their businesses. Although we believe that we offer an attractive opportunity for our associates, there can be no assurance that other network marketing companies will not be able to recruit our existing associates or deplete the pool of potential associates in a given market.
          We believe that the leading network marketing company in the world, based on total sales, is Amway Corporation and its affiliates, and that Avon Products, Inc. is the leading direct seller of beauty and related products worldwide. Leading competitors in the nutritional network marketing and nutritional product industry include Herbalife International, Inc., Market America, Inc., Nature’s Sunshine Products, Inc., NBTY, Nu Skin Enterprises, Inc., Twinlab Corporation, and Weider Nutrition. We believe there are other manufacturers of competing product lines that may launch direct selling enterprises, which will compete with us in certain product lines and for associates. There can be no assurance that we will be able to successfully meet the challenges posed by this increased competition.
Employees
          As of September 30, 2006, we had 27 full-time and 3 part-time employees, consisting of 3 executive officers, 11 involved in administrative activities, 3 involved in marketing activities, 9 involved in customer service and business development activities and 4 involved in shipping activities. Our employees are not represented by a labor organization. We consider our employee relations to be good.
DESCRIPTION OF PROPERTIES
          We maintain our executive offices in our state-of-the-art distribution and call center located at 711 NE 39th Street, Oklahoma City, OK 73105. The 23,346 square foot, $1.3 million facility was completely paid for in January 2004. On November 7, 2005, we executed a mortgage on this property in the amount of $650,000 to secure repayment of loans assumed when our subsidiary acquired Heartland Cup, Inc. Approximately $595,000 remained outstanding on this debt as of September 30, 2006. Final maturity of this indebtedness is March 15, 2011.
          Prior to the acquisition of our distribution and call center, we leased our executive offices on 2601 NW Expressway, Oklahoma City, OK. Those offices are now sub-leased, as they are still under contract through May 31, 2008. We do not otherwise invest in real estate or interests in real estate, real estate mortgages, or securities of or interests in persons primarily engaged in real estate activities.
LEGAL PROCEEDINGS
          On September 26, 2006, we were served with a lawsuit commenced against us by Janet and Royce Britt entitled, Janet and Royce Britt v. AMS Health Science, Inc., Case No. 5:06-cv-01005-F, which was filed in the United States District Court for the Western District of Oklahoma. The Britts have asserted a breach of contract claim alleging that they sold their stock in Chambre’ International, Inc. to us in 1997 in exchange for our common stock and an employment agreement for Mrs. Britt. Under the alleged employment agreement, Mrs. Britt was to receive a salary, benefits and certain commissions. We discontinued Mrs. Britt’s salary and benefits and the Britts commenced the above-mentioned lawsuit for breach of contract seeking past and future payment for the salary and benefits lost. We deny the claims made by the Britts and will vigorously defend against the claims.
          On February 6, 2006, AMS Health Sciences, Inc. and AMS Manufacturing, Inc. filed a lawsuit against Truett McCarty. AMS Health Sciences, Inc. and AMS Manufacturing, Inc. v. Truett McCarty, District Court of Oklahoma County, State of Oklahoma, Case No. CJ-2006-981. We allege that Mr. McCarty defrauded us in the sale of his stock in Heartland Cup, Inc. by failing to disclose the true amount of Heartland Cup, Inc.’s accounts payable and a certain long-term liability of Heartland Cup, Inc. In addition, we allege that this failure was a breach of the stock purchase agreement Mr. McCarty signed. Mr. McCarty has filed an answer denying our allegations. In addition, Mr. McCarty has alleged several counterclaims against us. Mr. McCarty has alleged we defrauded him with regard to the value of the stock he received in exchange for his interest in Heartland Cup, Inc., that we breached the terms of the stock purchase agreement by failing to take steps to remove Mr. McCarty as guarantor of a certain promissory note, that we tortiously interfered with a promissory note between Mr. McCarty and Heartland Cup, Inc. and that we tortiously interfered with an employment agreement between Mr. McCarty and Heartland Cup, Inc. In addition, Mr. McCarty has brought claims against Heartland Cup, Inc. for breach of the promissory note and employment agreement. We deny liability to Mr. McCarty and will vigorously defend these counterclaims. The parties are engaged in written discovery and depositions. A pretrial conference will occur on December 11, 2006, at which time it is likely that the court will set a trial date.

MANAGEMENT
Directors and Executive Officers
          The following sets forth certain information about each director and executive officer of the Company.

Name	Age	Position with Us
Jerry W. Grizzle(1)	53	Chairman of the Board, Chief Executive Officer, President and Director
Robin L. Jacob(3)	41	Chief Financial Officer, Secretary, Treasurer and Director
Dennis P. Loney	52	Vice President of Operations
Stephen E. Jones(2)	36	Director
M. Thomas Buxton III(1)	56	Director
Lawrence R. Moreau	63	Director
Richard C. Wiser	61	Director

(1)	Term as a Director expires in 2007

(2)	Term as a Director expires in 2008

(3)	Term as a Director expires in 2009
          Jerry W. Grizzle has served as our President, Chief Executive Officer and Chairman of the Board of Directors since February 2006. Previously, Dr. Grizzle was the President and CEO of Orbit Finer Foods, Skolniks, and most recently, CD Warehouse. Prior to his tenure with CD Warehouse, Dr. Grizzle was Vice President and Treasurer of Sonic Industries. Dr. Grizzle also began a military career as a Private in 1971 and retired as a Major General in 2005. MG Grizzle commanded the 45th Infantry Brigade in the Oklahoma National Guard. The last three years of his military career were spent on active duty as the Commander of Joint Task Force Civil Support (JTF-CS). JTF-CS is trained to respond to a weapons of mass destruction attack inside the United States. MG Grizzle is the recipient of numerous military awards and decorations. Dr. Grizzle holds a Masters of Business Administration degree and a PhD in Business Administration (Marketing).
          Robin L. Jacob has served as Vice President, Secretary, Treasurer, Chief Financial Officer and a director since February 2006. Prior to that time, Ms. Jacob served as our Controller and Assistant Secretary. She has over 18 years of accounting and financial reporting experience. Ms. Jacob holds a Bachelor of Science degree in Accounting, a Masters of Business Administration degree in Finance, and is a Certified Public Accountant, licensed in the state of Oklahoma.
          Dennis P. Loney is Vice President of Operations. Mr. Loney has served in this capacity since July 1995. Prior to his current position, Mr. Loney served as the Vice President of Administration of TVC Marketing, Inc. Mr. Loney brings over 22 years of business and network marketing experience.
          Stephen E. Jones has served as one of our directors since March 2006. Mr. Jones is the Vice President of Mergers & Acquisitions for Newport Capital Consultants, Inc., a position he has held for the past two years. Prior to Newport Capital, Mr. Jones was a Territory Manager for Ecolab and Johnson-Diversey since 1993. Mr. Jones holds a BSB degree in Marketing.
          M. Thomas Buxton III has served as one of our directors since June 2001. Mr. Buxton has practiced as a CPA in the Oklahoma City area and has been a shareholder in M. Thomas Buxton III, CPA P.C. (formerly Buxton and Cloud, CPA’s) since 1982. Mr. Buxton is a retired lieutenant colonel in the United States Army Reserve. Mr. Buxton’s firm is a registered firm with the Public Companies Accounting Oversight Board.
          Lawrence R. Moreau has served as one of our directors since December 2006. Mr. Moreau is currently retired after a career spinning over 25 years experience in public accounting and investment banking. Mr. Moreau currently serves on the board of directors of Chatsworth Products, Inc., a leading manufacturer of computer racks and enclosures. Prior to his retirement, Mr. Moreau founded Moreau and Company, Inc., a financial advisory firm and Moreau Capital Corporation, a NASD registered investment banking firm.
          Richard C. Wiser has over 30 years experience in direct sales and multi-level marketing. Mr. Wiser spent over 25 years with Mary Kay, Inc. serving as Vice President of Strategic Planning as his final assignment. Subsequent to that he served as Vice President, Forecasting and Business Analysis for the pampered chef. Currently Mr. Wiser serves as Vice President of Business Analysis and Forecasting for creative memories, an international direct selling company.
          The Board of Directors has determined that Mr. Buxton is a financial expert as defined in Item 401(e)(2) of Regulation S-B. Mr. Buxton has practiced as a Certified Public Accountant in the State of Oklahoma since 1982. In addition, he was previously the Chief Financial Officer for a holding company. As such, Mr. Buxton possesses the attributes necessary to qualify as an audit committee financial expert.

SUMMARY COMPENSATION TABLE
     The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006. All of the compensation paid to our named executive officers results from the terms of their employment agreements. Based on the fair value of equity awards granted to named executive officers in 2006 and the base salary of the named executive officers, “Salary” accounted for approximately 92% of the total compensation of the named executive officers while incentive compensation accounted for approximately 7% of the total compensation of the named executive officers, excluding John Hail. Options were granted to Mr. Grizzle, Ms. Jacob and Mr. Loney as either (i) incentive to accept employment with us or (ii) incentive to retain their employment with us during a critical period in our restructuring and growth.

(a)	(b)	(c)		(d)	(f)	(i)	(j)
					Option	All other
		Salary		Bonus	awards	compensation	Total
Name and Principal Position	Year	($)		($)(3)	($)	($)(4)	($)

Jerry W. Grizzle	2006	$137,308	(1)	—	$19,068	$9,993	$166,369
Chairman of the Board, President and Principal Executive Officer
Robin L. Jacob	2006	97,140	(2)	—	10,491	12,338	119,969
Vice President, Secretary, Treasurer and Principal Financial Officer
Dennis P. Loney	2006	105,000		—	2,164	13,226	120,390
Vice President of Operations
John W. Hail(5)	2006	63,600		—	—	—	63,600
Retired President and Principal Executive Officer

(1)	Mr. Grizzle’s employment agreement specifies a base salary of $150,000. Mr. Grizzle began his employment with us on January 25, 2006.

(2)	Ms. Jacob’s employment agreement specifies a base salary of $100,000, which was executed on February 12, 2006.

(2)	Our Compensation Committee has not yet met to determine 2006 bonuses for our named executive officers, and a meeting date to discuss 2006 bonuses has not been scheduled. We will disclose the amount of cash bonuses, if any, on a timely filed Form 8-K.

(3)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of option awards pursuant to our incentive stock option plan.

(4)	The amount shown in column (i) reflects for each named executive officer the value attributable to the personal use of Company-provided automobiles (each as calculated in accordance with Internal Revenue Service guidelines).

(5)	Mr. Hail resigned as our chief executive officer and director on February 12, 2006. The amounts in the table above reflect amounts paid to Mr. Hail during his tenure as our chief executive officer ($33,600) and as a consultant under his consulting agreement dated March 1, 2006 ($30,000).
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(a)	(b)	(c)	(e)	(f)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

Jerry W. Grizzle	—	250,000 (1)	$0.60	01/25/2016

Robin L. Jacob	—	150,000 (1)	0.64	04/01/2016
	2,500	—	2.84	10/07/2014
	20,000	—	1.31	01/01/2013
	9,811	—	2.65	05/07/2011

Dennis P. Loney	—	150,000 (1)	0.63	09/19/2016
	—	50,000 (1)	0.61	12/05/2016
	25,000	—	2.70	10/20/2014
	50,000	—	2.84	10/07/2014
	100,000	—	1.31	01/01/2013
	50,000	—	2.65	05/07/2011
	10,000	—	5.69	04/17/2010
	8,625	—	3.13	10/25/2009
	2,000	—	2.00	03/25/2008

(1)	These option grants vest in equal increments annually over a five-year period from the date of grant.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
     Pursuant to each of our named executive officer’s employment agreements, we are obligated to make certain lump-sum payments in the event of termination of such executive’s employment. The triggering events for payment of and the terms of payment of the lump-sum payments are the same for each of our named executive officers. We have no similar obligations upon change of control.
     Differing amounts of compensation are payable to our named executive officers upon:
•	voluntary termination by the named executive officer;

•	termination for cause;

•	termination by us without cause; and

•	termination in the event of disability or death.
The amounts shown assume that such termination was effective as of December 31, 2006, and presume that all amounts due and owing as of that date, including accrued and unpaid vacation pay, have been paid. The amounts shown are estimates of the amounts which would be paid out to the terminated named executive officer. The actual amounts to be paid out can only be determined at the time of separation from us.
     A named executive officer will be “disabled” if, as a result of the executive’s incapacity due to physical or mental illness, the executive shall have been substantially unable to perform the required duties (with or without reasonable accommodation, as defined under the Americans With Disabilities Act), for a period of three (3) consecutive months. We will have “cause” to terminate an executive’s employment upon:
•	an act of felony dishonesty taken by the executive which results or is intended to result in improper personal enrichment to the executive and/or expense to us; or

•	the executive’s failure to follow a direct, reasonable and lawful written order from our board and/or our chairman, within the reasonable scope of the executive’s duties.
Cause shall not exist unless we have delivered to the executive a copy of a resolution duly adopted by not less than three-fourths (3/4ths) of our board (excluding the executive, if a director) at a meeting of the board called and held for such purpose finding that in the good faith opinion of the board, the executive was guilty of the alleged conduct. Upon receipt of the board resolution, the executive has 15 days to cure and avoid termination.
     In the event of an executive’s disability, we are obligated to continue to pay the executive’s base salary until the earlier to occur of (i) the termination of the employment agreement and (ii) the date the executive’s employment is terminated without cause. If the executive’s employment is terminated without cause for disability, we will:
•	pay to the executive (i) his or her base salary and accrued vacation pay through the date of termination and (ii) provide disability benefits pursuant to the terms of our disability programs, if any;

•	reimburse the executive for reasonable business expenses incurred, but not reimbursed, prior to such termination of employment; and

•	provide any other rights, compensation and/or benefits as may be due to the executive following such termination to which the executive is otherwise entitled in accordance with the terms and provisions of any of our plans or programs.
     In the event an executive is terminated without cause, we will:
•	pay to the executive (i) his or her base salary and accrued vacation pay through the date of termination and (ii) severance pay, in equal monthly installments or a lump sum at our discretion, according to the following schedule:

Length of Employment as Executive	Months of Base Salary Paid as Severance
under the Agreement	Pay
1 - 6 months	1 month
7 - 12 months	5 months
13 - 24 months	6 months
25 - 36 months	12 months
•	reimburse the executive for reasonable business expenses incurred, but not reimbursed, prior to such termination of employment; and

•	provide any other rights, compensation and/or benefits as may be due to the executive following such termination to which the executive is otherwise entitled in accordance with the terms and provisions of any of our plans or programs.
     In the event an executive is terminated for cause, death or voluntarily by the executive, we will:
•	pay the executive (or the executive’s legal representative or estate) his or her base salary and accrued vacation pay (to the extent required by law or our vacation policy) through the date of termination;

•	reimburse the executive (or the executive’s legal representative or estate) for reasonable business expenses incurred, but not reimbursed, prior to such termination of employment, unless such termination resulted from a misappropriation of funds; and

•	provide to the executive (or the executive’s legal representative or estate) any other rights, compensation and/or benefits as may be due to executive following such termination to which the executive is otherwise entitled in accordance with the terms and provisions of any of our plans or programs.

DIRECTOR COMPENSATION
     We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. Our non-employee directors receive $500 for each board or committee meeting attended. Our Audit Committee chairman receives $1,000 for each Audit Committee meeting attended, due to his designation as a financial expert. Directors who are also our employees receive no additional compensation for serving as directors. We reimburse our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of the board of directors. Our Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Oklahoma law. We expect to annually grant some amount of stock options to each non-employee director. The objective of this policy is to increase each director’s beneficial ownership in us and more closely align the director’s interests in our long-term growth and profitability with that of our stockholders. The amount of any grants will be within the discretion of the board.
     On December 5, 2006, we granted 45,000 stock options to each of Messrs. Buxton and Dickey. See footnote 3 below for a discussion regarding these option grants.
Director Summary Compensation Table
     The table below summarizes the compensation paid by us to non-employee directors for the fiscal year ended December 31, 2006.

(a)	(b)	(d)	(f)	(g)
	Fees Earned		All Other
	or Paid in	Option	Compensation	Total
Name	Cash ($)	Awards ($)	($)	($)

M. Thomas Buxton III	$6,000	$12,315	—	$18,315
Stephen E. Jones(1)	3,000	—	—	3,000
Richard C. Wiser(1)	—	—	—	—
Lawrence R. Moreau(1)	—	—	—	—
Steven Dickey(2)	3,500	12,315	—	15,815
C. Brent Haggard(2)	—	—	—	—

(1)	Mr. Jones joined our board of directors on March 10, 2006. Mr. Wiser joined our board of directors on November 29, 2006, and Mr. Moreau joined our board of directors on December 1, 2006.

(2)	Mr. Dickey resigned from our board of directors on November 29, 2006. Mr Haggard resigned from our board of directors on January 4, 2006.

(3)	The option grants to Messrs. Buxton and Dickey were issued on December 5, 2006 at an exercise price of $0.51 per share, which was the market value of our common stock on that date.
Employment Agreements
          On November 4, 2003, we entered into a written employment agreement with John W. Hail, our Chief Executive Officer. The contract was for an initial two-year term, commencing November 4, 2003, and may have been extended for up to five successive one-year terms if we and Mr. Hail agreed in writing. The agreement was extended on November 4, 2005. The contract called for a base salary of $249,600 per year, a monthly variable salary equal to one percent (1%) of our gross revenues, and a discretionary year-end bonus determined by a majority vote of the Board of Directors. On November 4, 2005, we extended Mr. Hail’s employment agreement to November 4, 2006. In connection with the extension, Mr. Hail’s monthly variable salary ceased and was replaced by a fixed supplemental payment to Mr. Hail, which will be in a gross amount necessary to cover all federal, state and local taxes and all employment taxes, and pay a net amount of $7,000 per month. Mr. Hail retired as our Chief Executive Officer and Chairman of the Board effective February 12, 2006. At such time, our obligations under his employment agreement terminated.
          We have entered into a written employment agreement with our Chairman of the Board, President and Chief Executive Officer, Jerry W. Grizzle. The contract is for a two-year term, commencing January 25, 2006, followed by two successive one-year terms unless either party elects not to renew the agreement. Mr. Grizzle’s base salary is $150,000 per year for the first year of the initial term, $200,000 for the second year of the initial term and $250,000 for each year after the initial term. Additionally, Mr. Grizzle will be eligible to receive an annual bonus certain performance-based incentive bonuses. We granted Mr. Grizzle 250,000 stock options on February 15, 2006, with an exercise price of $0.62 per share, which was the closing price of our common stock on the last trading day prior to the date the options were granted. The options vest in five equal annual installments beginning February 15, 2007 and expire February 15, 2016. In the event we terminate Mr. Grizzle without cause, he will receive certain severance pay based upon his length of employment with us.
          We have entered into a written employment agreement with our Vice President, Secretary, Treasurer and Chief Financial Officer, Robin L. Jacob. The contract is for a two-year term, commencing February 12, 2006, followed by two successive one-year terms unless either party elects not to renew the agreement. Ms. Jacob’s base salary is $100,000 per year for the first year of the initial term, $112,500 for the second year of the initial term and $125,000 for each year after the initial term. Additionally, she is eligible to receive certain performance-based incentive bonuses. We granted Ms. Jacob options to purchase 150,000 shares of our common stock at an exercise price of $.64 per share, which was the closing price of our common stock on the last trading day prior to the date the options were granted. The options vest in five equal annual installments beginning April 1, 2007 and expire April 1, 2016. In the event the

Company terminates Ms. Jacob without cause, she will receive certain severance pay based upon her length of employment with the Company.
          We have entered into a written employment agreement with our Vice President of Operations, Dennis Loney. The contract is for a two-year term, commencing September 19, 2006, followed by successive one-year terms unless either party elects not to renew the agreement. Mr. Loney’s base salary is $106,000 per year for the first year of the initial term, $112,500 for the second year of the initial term and $125,000 for each year after the initial term. Additionally, she is eligible to receive certain performance-based incentive bonuses. We granted Mr. Loney options to purchase 150,000 shares of our common stock at an exercise price of $.63 per share, which was the closing price of our common stock on the last trading day prior to the date the options were granted. The options vest in five equal annual installments beginning September 18, 2007 and expire September 18, 2016. In the event we terminate Mr. Loney without cause, he will receive certain severance pay based upon his length of employment with us.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE
Related Transactions
          We have had no transactions entered into between us and certain of our officers, directors and shareholders during the last fiscal years that would require under SEC rules and regulations. On December 17, 1996, we adopted policies that transactions with officers, directors and 5% or more shareholders will be on terms no less favorable than could be obtained from unaffiliated parties and approved by a majority of not less than two of the disinterested independent directors.
Corporate Governance
          Our board of directors is made up of six directors: Jerry W. Grizzle, Robin L. Jacob, M. Thomas Buxton III, Stephen E. Jones, Lawrence R. Moreau and Richard C. Wiser. Messrs. Buxton, Jones, Moreau and Wiser are all non-employee directors that are independent as defined in Section 121(A) of the American Stock Exchange Company Guide. We have standing audit and compensation committees. Our audit committee consists of Messrs. Buxton, Jones and Wiser, each of whom is independent under both the AMEX Standards and Rule 10A-3 of the Exchange Act. The compensation committee consists of Messrs. Buxton and Jones. We do not have a separate nominating committee. Instead our audit committee performs the functions traditionally performed by a nominating committee.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
          The following table presents certain information as to the beneficial ownership of our common stock as of February 8, 2007, of:
•	Each person who is known to us to be the beneficial owner of more than 5% of our common stock;

•	Each of our directors and executive officers;

•	Our executive officers and directors as a group; and

•	Their percentage holdings of our outstanding shares of common stock.
          For purposes of the following table, the number of shares and percent of ownership of our outstanding common stock that the named person beneficially owned on February 8, 2007, includes shares of our common stock that such person has the right to acquire within 60 days of February 8, 2007, upon exercise of options and warrants. However, such shares are not included for the purposes of computing the number of shares beneficially owned and percent of our outstanding common stock of any other named person.

	Common Stock
	Shares	Percent of
	Beneficially	Shares
Name and Address of Beneficial Owner	Owned	Outstanding
Jerry W. Grizzle(1)	7,000	*
Richard C. Wiser(1)	0	*
M. Thomas Buxton III(1)(2)	87,500	*
Stephen E. Jones (1)	1,000	*

	Common Stock
	Shares	Percent of
	Beneficially	Shares
Name and Address of Beneficial Owner	Owned	Outstanding
Lawrence R. Moreau(1)	0	*
Robin L. Jacob(1)(3)	33,311	*
Dennis P. Loney(1)(4)	255,606	3.2%
John W. Hail (5)	611,955	7.6%
Ascendiant Capital Group, LLC(6)	745,543	9.59%
Executive Officers and Directors as a group (nine persons)	1,251,531	14.4%

*	Less than 1%

(1)	A director or an executive officer with a business address of 711 NE 39th Street, Oklahoma City, Oklahoma 73105.

(2)	The number of shares and the percentage presented includes 87,500 shares of our common stock that are subject to currently exercisable stock options.

(3)	The number of shares and the percentage presented includes 32,311 shares of our common stock that are subject to currently exercisable stock options.

(4)	The number of shares and the percentage presented includes 237,000 shares of our common stock that are subject to currently exercisable stock options.

(5)	Mr. Hail’s current address is 3809 Coachman Road, Edmond, Oklahoma 73013. The number of shares and the percentage presented includes 325,000 shares of our common stock that are subject to currently exercisable stock options.

(6)	The shareholder’s address is 18881 Von Karman Avenue, Suite 1600, Irvine, California 92612.. The number assumes the exercise of the warrant for the maximum amount of shares issuable by Ascendiant Securities, LLC under its warrant. Ascendiant Securities, LLC is a wholly-owned subsidiary of Ascendiant Capital Group LLC. Bradley J. Wilhite and Mark Bergendahl have voting and dispositive power with respect to Ascendiant Capital Group, LLC.
SELLING SHAREHOLDERS
          The following table sets forth the name of the selling shareholders, the number of shares of our common stock beneficially owned by the selling shareholders as of the date of this prospectus and following the offering and the percentage of our outstanding shares common stock beneficially owned by the selling shareholders as of the date of this prospectus and following the offering.
          We are registering all of the shares covered by this prospectus on behalf of the selling shareholders in accordance with a registration rights agreement. We will pay the expenses of registering these shares. This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of our common stock. Because the selling shareholders may sell all, some or no part of their respective shares of our common stock covered by this prospectus, we cannot determine with certainty the number of shares of our common stock that will be held by the selling shareholders upon the termination of this offering. For more information, see “Plan of Distribution.”
           Ascendiant Securities, LLC is a broker-dealer registered with the United States Securities and Exchange Commission, and member of the National Association of Securities Dealers and Securities Investor Protection Corporation. Laurus Master Fund, Ltd. is neither a registered broker-dealer nor an affiliate of a registered broker-dealer.

	Shares Beneficially Owned			Shares Beneficially Owned
	Before Offering			After Offering
			Percent		Percent
Selling Shareholders	Number		of Class	Number (3)	of Class
Laurus Master Fund, Ltd.	843,782	(1)	10.00%	0	0%
Ascendiant Securities, LLC	495,543	(2)	5.87%	0	0%
Ascendiant Capital Group, LLC(2)	250,000		2.96%	0	0%
Vaughn Feather	100.000		1.19%	0	0%

Total	1,689,325		20.02%	0	0%

(1)	Laurus is prohibited from converting the Note or exercising it’s the Warrant if such conversion would result in Laurus beneficially owning more than 4.99% of our common stock. Laurus can waive this restriction upon 61 days notice to us. Additionally, this restriction becomes automatically null and void upon an event of default under the Note. As a result, we are registering an aggregate of 843,782 shares of our common stock that are issuable upon conversion of the Note or exercise of the Warrant, which represents 10% of our outstanding common stock. We anticipate that registering shares representing 10% of our total outstanding common stock should provide us with a sufficient cushion to determine when and if we will need to register additional shares that may become issuable under the Note or the Warrant. If no restrictions existed on Laurus’ ability to convert the Note, we estimate that the maximum common stock issuable to Laurus upon conversion of the Note and all interest accrued thereon would be approximately 5,000,000 shares. These shares, combined with the shares issuable upon full exercise of its warrant, would give Laurus beneficial ownership of approximately 7,272,727 shares of our common stock, or approximately 48% of our total outstanding stock following Laurus’ exercise of the warrant and conversion of the Note. This selling security holder has identified Laurus Master Fund, Ltd. as having voting and dispositive power with respect to these securities. Laurus Capital Management, LLC, a Delaware limited liability company, is a control person of the securities held by Laurus Master Fund, Ltd, and David Grin and Eugene Grin are the sole members of Laurus Capital Management, LLC. This selling security holder has been a lender to us since June 28, 2006.

(2)	Assumes the exercise of the warrant for the maximum amount of shares issuable under the warrant. Ascendiant Securities, LLC is a wholly-owned subsidiary of Ascendiant Capital Group LLC. Bradley J. Wilhite and Mark Bergendahl have voting and dispositive power with respect to Ascendiant Capital Group, LLC.

(3)	Assumes that all of the shares registered in this prospectus are sold by the selling shareholders.
          The selling shareholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since the date indicated in transactions exempt from the registration requirements of the Securities Act. The selling shareholders may sell all, part or none of the securities listed above.
          See “Management’s Discussion and Analysis or Plan of Operation – Liquidity and Capital Resources” for a description of how Laurus Master Fund, Ltd., Ascendiant Securities, LLC and Ascendiant Capital Group, LLC obtained the securities which are the subject of this prospectus.
PLAN OF DISTRIBUTION
          The selling shareholders may, from time to time after the registration statement, which includes this prospectus, becomes effective, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
          The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. We will file a new registration statement to register any additional shares of common stock we issue to Laurus Master Fund, Ltd. upon the conversion of their Note or exercise of their warrant. We anticipate that Laurus Master Fund, Ltd. may dispose of those shares in one or more of the methods described above.
          Laurus Master Fund, Ltd. has agreed, pursuant to its securities purchase agreement with us, that neither it nor any of its affiliates and investment partners will (and will not cause any other person or entity, directly or indirectly, to) engage in “short sales” of our common stock for as long as the Note held by it remains outstanding. “Short sales” are contracts for the sale of shares of stock that the seller does not own, or certificates which are not within the seller’s control, so as to be available for delivery at the time when, under applicable rules, delivery must be made.
          Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.
          In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.
          The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.
          The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.
          The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
          We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The selling shareholders will be responsible, however, for all selling commissions applicable to the sale of shares pursuant to this prospectus.
          Each selling shareholder that is an affiliate of a registered broker-dealer has represented to us that it purchased our securities in the ordinary course of business for its own account for investment only and that at the time of such purchase, such selling security holder had no agreements, plans or understandings, directly or indirectly, with any person to distribute such securities.
          The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.
          The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling shareholders. We have informed the selling shareholders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this registration statement, they are required to comply with Regulation M, and the selling shareholders have agreed, and will cause each of their affiliates and investment partners, to comply with Regulation M in all respects during such time. In general, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer or other person who has agreed to participate or who is participating in a distribution.
          Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling shareholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum, and the selling shareholders have agreed, and will cause each of their affiliates and investment partners, to comply with Regulation M in all respects during such time as they may be engaged in a distribution of any of the shares we are registering by this registration statement. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative or deceptive practices. Selling shareholders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.
DESCRIPTION OF SECURITIES
Common Stock
          We are authorized to issue 495,000,000 shares of common stock, $0.0001 par value per share, of which 8,415,824 were outstanding as of February 8, 2007.
          Holders of common stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights.
          Holders of common stock are entitled, upon our liquidation, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are fully paid and nonassessable.
Preferred Stock
          Within the limits and restrictions provided in our Certificate of Incorporation, the Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock, $0.0001 par value per share, in one or more series, and to fix, as to any such series, any dividend rate, redemption price, preference on liquidation or dissolution, sinking fund terms, conversion rights, voting rights, and any other preference or special rights and qualifications.
Dividend Policy
          We have never paid cash dividends on our common stock. The Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings, if any, to finance the growth of the business. The payment of future dividends will depend on such factors as earnings levels, anticipated capital requirements, our operating and financial condition and other factors deemed relevant by the Board of Directors.

Anti-Takeover Protections
          Our Certificate of Incorporation and Bylaws and the Oklahoma General Corporation Act include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description below related to provisions of our Certificate of Incorporation and the Bylaws is intended as a summary only and is qualified in its entirety by reference to our Certificate of Incorporation and the Bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.
          Preferred Stock. Our Certificate of Incorporation authorizes the issuance of preferred stock in classes, and the Board of Directors to set and determine the voting rights, redemption rights, conversion rights and other rights relating to such class of preferred stock, and to issue such stock in either private or public transactions. In some circumstances, the preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which our Board of Directors opposes.
          Staggered Board of Directors. Our Bylaws provide that the Board of Directors shall be comprised of three classes of directors, each class constituting approximately one-third of the total number of directors with each class serving staggered three-year terms. The classification of the directors makes it more difficult for shareholders to change the composition of the Board of Directors. We believe, however, that the longer time required to elect a majority of a classified board of directors will help ensure continuity and stability of our management and policies.
          The classification provisions may also have the effect of discouraging a third party from accumulating large blocks of our common stock or attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. Accordingly, our shareholders could be deprived of certain opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.
          Oklahoma Anti-Takeover Statutes. We are subject to Section 1090.3 and Sections 1145 through 1155 of the Oklahoma General Corporation Act (the “OGCA”). Subject to certain exceptions, Section 1090.3 of the OGCA prohibits a publicly held Oklahoma corporation from engaging in a “business combination” with an “interested shareholder” for a period of three years after the date of the transaction in which such person became an interested shareholder, unless the interested shareholder attained such status with approval of the board of directors or the business combination is approved in a prescribed manner, or certain other conditions are satisfied. A “business combination” includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested shareholder. Subject to certain exceptions, an “interested shareholder” is a person who, together with affiliates and associates, owns, or did own, within three years of the proposed combination, 15 percent or more of the corporation’s voting stock.
          In general, Sections 1145 through 1155 of the OGCA provide that issued and outstanding shares (“interested shares”) of voting stock acquired (within the meaning of a “control share acquisition”) become nonvoting stock for a period of three years following such control share acquisition, unless a majority of the holders of non-interested shares approve a resolution reinstating the interested shares with the same voting rights that such shares had before such interested shares became control shares. Any person (“acquiring person”) who proposes to make a control share acquisition may, at the person’s election, and any acquiring person who has made a control share acquisition is required to deliver an acquiring person statement to the corporation disclosing certain prescribed information regarding the acquisition. The corporation is required to present to the next annual meeting of the shareholders the reinstatement of voting rights with respect to the control shares that resulted in the control share acquisition, unless the acquiring person requests a special meeting of shareholders for such purpose and undertakes to pay the costs and expenses of such special meeting. In the event voting rights of control shares acquired in a control share acquisition are reinstated in full and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the corporation have dissenters’ rights entitling them to receive the fair value of their shares which will not be less than the highest price paid per share by the acquiring person in the control share acquisition.
          A “control share acquisition” includes the acquisition by any person (including persons acting as a group) of ownership of, or the power to direct the exercise of voting power with respect to, “control shares” (generally issued and outstanding shares having more than 20 percent of all voting power in the election of directors of a publicly held corporation), subject to certain exceptions including (i) an acquisition pursuant to an agreement of merger, consolidation, or share acquisition to which the corporation is a party and is effected in compliance with certain

Sections of the OGCA, (ii) an acquisition by a person of additional shares within the range of voting power for which such person has received approval pursuant to a resolution by the majority of the holders of non-interested shares, (iii) an increase in voting power resulting from any action taken by the corporation, provided the person whose voting power is thereby affected is not an affiliate of the corporation, (iv) an acquisition pursuant to proxy solicitation under and in accordance with the Securities Exchange Act of 1934, as amended, or the laws of Oklahoma, and (v) an acquisition from any person whose previous acquisition of shares did not constitute a control share acquisition, provided the acquisition does not result in the acquiring person holding voting power within a higher range of voting power than that of the person from whom the control shares were acquired. The voting rights provisions of the Sections 1145 through 1155 of the OGCA were declared unconstitutional and unenforceable in 1987. In 1991, Sections 1145 through 1155 of the OGCA were amended; however, the constitutionality and enforceability of the voting rights provisions of such Sections of the OGCA, as amended, have not been determined as of the date of this prospectus.
          The anti-takeover provisions of the OGCA may have the effect of discouraging a third party from acquiring large blocks of common stock within a short period or attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. Accordingly, our shareholders could be deprived of certain opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.
Transfer Agent
          UMB Bank N.A.. is the registrar and transfer agent for our common stock. UMB Bank N.A.’s address is P.O. Box 410064, Kansas City, Missouri 64141-0064.
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES
          Section 1031 of the Oklahoma General Corporation Act, under which act we are incorporated, authorizes the indemnification of officers and directors in certain circumstances. Article Twelfth of our Certificate of Incorporation, as well as Article IX of our Bylaws, provide indemnification of directors, officers and agents to the extent permitted by Oklahoma General Corporation Act. These provisions may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
LEGAL MATTERS
          McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma will issue an opinion to us about certain legal matters relating to the securities.
EXPERTS
          The consolidated balance sheets of AMS Health Sciences, Inc. as of December 31, 2005 and the related consolidated statements of operations, stockholder’s equity and cash flows for the year ended December 31, 2005 have been included in this prospectus in reliance upon the report of Cole & Reed P.C. independent public accountants, upon the authority of said firm as experts in accounting and auditing.
          The consolidated balance sheet of AMS Health Sciences, Inc. as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2004 have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report with respect thereto. Such financial statements have been included herein in reliance upon the authority of such firm as experts in accounting and auditing.

FINANCIAL STATEMENTS
     The following consolidated financial statements of AMS Health Sciences, Inc. are included herein at the indicated page numbers.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
AMS Health Sciences, Inc. and subsidiaries
Oklahoma City, Oklahoma
We have audited the accompanying consolidated balance sheet of AMS Health Sciences, Inc. and subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the year ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AMS Health Sciences, Inc. and subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
/S/ COLE & REED P.C.
Oklahoma City, Oklahoma
March 28, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
AMS Health Sciences, Inc. and Subsidiaries
We have audited the accompanying consolidated balance sheet of AMS Health Sciences, Inc. and subsidiaries (formerly Advantage Marketing Systems, Inc.) as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AMS Health Sciences, Inc. and Subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
/S/ GRANT THORNTON LLP
Oklahoma City, Oklahoma
February 10, 2005

AMS HEALTH SCIENCES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$120,309	$588,909
Marketable securities, available for sale, at fair value	278,131	2,803,863
Receivables, net of allowance of $175,172 and $0 respectively	404,682	236,318
Inventory, net	1,022,031	1,476,968
Other assets	24,542	50,739

Total current assets	1,849,695	5,156,797
RESTRICTED SECURITIES	75,477	—
RECEIVABLES	44,016	204,584
PROPERTY AND EQUIPMENT, net	4,506,884	3,862,111
COVENANTS NOT TO COMPETE and other intangibles, net	402,370	480,187
OTHER ASSETS	26,795	38,924

TOTAL	$6,905,237	$9,742,603

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$537,422	$326,784
Bank overdraft	203,500	395,936
Accrued commissions and bonuses	254,828	345,062
Accrued other expenses	385,729	587,173
Accrued sales tax liability	40,980	128,493
Notes payable	412,681	—
Capital lease obligations	80,150	111,430

Total current liabilities	1,915,290	1,894,878
LONG-TERM LIABILITES:
Notes payable	1,670,688	—
Capital lease obligations	74,320	205,874
Deferred compensation	615,301	671,748
Lease abandonment liability	110,249	171,412

Total liabilities	4,385,848	2,943,912

COMMITMENTS AND CONTINGENCIES (Notes 5 and 12)
SHAREHOLDERS’ EQUITY:
Common stock — $.0001 par value; authorized 495,000,000 shares; issued 8,344,803 and 7,496,385 shares; outstanding 7,766,574 and 6,904,790 shares, respectively	835	750
Paid-in capital	21,870,872	20,331,852
Notes receivable for exercise of options	(31,000)	(31,000)
Accumulated deficit	(16,674,324)	(10,955,185)
Accumulated other comprehensive income (loss), net of tax	(14,215)	85,053

Total capital and accumulated deficit	5,152,168	9,431,470
Less cost of treasury stock (591,595 shares)	(2,632,779)	(2,632,779)

Total shareholders’ equity	2,519,389	6,798,691

TOTAL	$6,905,237	$9,742,603

See notes to consolidated financial statements.

AMS HEALTH SCIENCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
Net sales	$13,701,324	$18,203,497	$18,486,178
Cost of sales	10,436,056	14,588,521	12,750,336

Gross profit	3,265,268	3,614,976	5,735,842

Marketing, distribution and administrative expenses:
Marketing	1,169,768	1,536,777	1,538,981
Distribution and administration	5,972,700	6,684,801	7,124,894

Total marketing, distribution and administrative expense	7,142,468	8,221,578	8,663,875

Loss from operations	(3,877,200)	(4,606,602)	(2,928,033)

Other income (expense):
Interest and dividends, net	(3,159)	162,161	(74,704)
Other income (expense), net	147,111	113,236	(156,963)

Total other income (expense)	143,952	275,397	(231,667)

Loss before taxes	(3,733,248)	(4,331,205)	(3,159,700)
Income tax expense (benefit)	32,835	1,936,262	(590,839)

NET LOSS	$(3,766,083)	$(6,267,467)	$(2,568,861)

Net loss per common share — basic	$(.52)	$(.90)	$(.57)

Net loss per common share — assuming dilution	$(.52)	$(.90)	$(.57)

Weighted average common shares outstanding — basic	7,307,455	6,946,085	4,508,986

Weighted average common shares — assuming dilution	7,307,455	6,946,085	4,508,986

See notes to consolidated financial statements.

AMS HEALTH SCIENCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

				Notes			Accumulated
				Receivable			Other
	Shares			for			Comprehensive		Total
	(See	Common	Paid-In	Exercise of	(Accumulated	Comprehensive	Income (Loss), Net	Treasury	Shareholders’
	Note 7)	Stock	Capital	Options	Deficit)	Income (Loss)	of Tax	Stock	Equity
BALANCE, JANUARY 1, 2003	4,424,314	$490	$11,793,240	$(31,000)	$(2,118,857)	$—	$(68,968)	$(2,244,476)	$7,330,429
Options exercised with cash	369,838	37	1,090,483	—	—	—	—	—	1,090,520
Warrants exercised with cash	581,575	58	2,131,217	—	—	—	—	—	2,131,275
Stock issued	56,785	5	145,243	—	—	—	—	—	145,248
Comprehensive Income (loss):
Net Loss	—	—	—	—	(2,568,861)	(2,568,861)	—	—	(2,568,861)
Unrealized gain available for sale of securities, net of tax	—	—	—	—	—	165,252	165,252	—	165,252

Comprehensive loss	—	—	—	—	—	$(2,403,609)	—	—	—

BALANCE, DECEMBER 31, 2003	5,432,512	590	15,160,183	(31,000)	(4,687,718)		96,284	(2,244,476)	8,293,863
Options exercised with cash	416,014	42	1,177,994	—	—	—	—	—	1,178,036
Warrants exercised with cash	1,170,064	117	3,978,101	—	—	—	—	—	3,978,218
Stock issued	5,000	1	13,999	—	—	—	—	—	14,000
Disgorgement of profits	—	—	1,575	—	—	—	—	—	1,575
Purchase of Treasury Stock	(118,800)	—	—	—	—	—	—	(388,303)	(388,303)
Comprehensive Loss:
Net Loss	—	—	—	—	(6,267,467)	(6,267,467)	—	—	(6,267,467)
Unrealized loss available for sale of securities, net of tax	—	—	—	—	—	(11,231)	(11,231)	—	(11,231)

Comprehensive loss	—	—	—	—	—	$(6,278,698)	—	—	—

BALANCE, DECEMBER 31, 2004	6,904,790	$750	$20,331,852	$(31,000)	$(10,955,185)	—	$85,053	$(2,632,779)	$6,798,691
Options exercised with cash	640,918	64	1,194,327	—	—	—	—	—	1,194,391
Stock issued	20,866	1	18,962	—	—	—	—	—	18,963
Acquisition	200,000	20	317,980	—	(1,953,056)	—	—	—	(1,635,056)
Disgorgement of profits	—	—	7,751	—	—	—	—	—	7,751
Comprehensive Loss:
Net Loss	—	—	—	—	(3,766,083)	(3,766,083)	—	—	(3,766,083)
Unrealized loss available for sale of securities, net of tax	—	—	—	—	—	—	(99,268)	—	(99,268)
Comprehensive loss	—	—	—	—	—	(99,268)	—	—	—

BALANCE, DECEMBER 31, 2005	7,766,574	$835	$21,870,872	$(31,000)	$(16,674,324)	$(3,865,351)	$(14,215)	$(2,632,779)	$2,519,389

See notes to consolidated financial statements.

AMS HEALTH SCIENCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITES:
Net loss	$(3,766,083)	$(6,267,467)	$(2,568,861)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	820,746	865,436	982,168
Bad debt expense	175,172
Stock issued for services	18,963	14,000	73,600
Employee compensation recognized upon exercise of stock options	66,602	205,923	282,653
Deferred taxes	32,835	1,894,822	(590,839)
Loss (gain) on sale of assets	(5,468)	25,719	117,273
Realized (gain) loss on sale of marketable securities	(123,098)	(122,165)	52,557
Inventory obsolescence expense	86,352	—	—
Changes in assets and liabilities which provided (used) cash:
Receivables	58,574	204,458	(310,645)
Inventory	642,051	(575,439)	(103,377)
Prepaid taxes and income tax receivable	—	464,975	—
Other assets	26,198	(8,028)	2,478
Accounts payable and accrued expenses	(548,533)	356,432	352,330
Lease abandonment liability	16,852	171,412	—
Deferred compensation	(56,477)	3,675	668,073

Net cash used in operating activities	(2,555,283)	(2,766,247)	(1,042,590)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(247,519)	(1,322,873)	(406,891)
Sales of property and equipment	283,906	307,696	25,678
Acquisition of new business, net of cash acquired	(1,203,587)	—	—
Receipts on notes receivable	12,274	4,369	123,593
Repayment of related party receivables	—	—	63,562
Purchase of marketable securities, available for sale	(4,708,594)	(8,342,687)	(1,240,980)
Sale of marketable securities, available for sale	7,149,842	7,519,941	1,197,841

Net cash provided by (used in) in investing activities	1,286,321	(1,833,554)	(237,197)

CASH FLOWS FROM FINANCING ACTIVITIES:
Overdrafts	(203,500)	395,936	—
Proceeds from issuance of common stock	1,228,541	973,687	879,515
Proceeds from exercise of warrants	—	3,978,218	2,131,275
Purchases of treasury stock	—	(388,303)	—
Payment of notes payable	(57,207)	(1,989,170)	(486,586)
Principal payment on capital lease obligations	(167,471)	(90,939)	(142,435)

Net cash provided by financing activities	800,362	2,879,429	2,381,769

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(468,600)	(1,720,372)	1,101,982
CASH AND CASH EQUIVALENTS, BEGINNING	588,909	2,309,281	1,207,299

CASH AND CASH EQUIVALENTS, ENDING	$120,309	$588,909	$2,309,281

See notes to consolidated financial statements.

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation – The consolidated financial statements include the accounts of AMS Health Sciences, Inc. and its wholly owned subsidiaries, Miracle Mountain International, Inc., Chambre’ International, Inc. and Heartland Cup, Inc. (“AMS” or the “Company”). All significant intercompany accounts have been eliminated. On August 20, 2004, the Company changed from its former name, Advantage Marketing Systems, Inc., to its current name. In these Notes to Consolidated Financial Statements, terms such as “we”, “our” and “us” are sometimes used as abbreviated references to the Company.

Nature of Business - The Company markets a product line of consumer oriented products in the weight management, dietary supplement and personal care categories that are produced by various manufacturers. The Company sells its product line through a network of full and part-time independent associates. The Company also sells supplies and materials to its independent associates. The Company also manufactures foam cups.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications – Certain reclassifications have been made to the prior year consolidated financial statements to conform to the December 31, 2005 presentation.

Revenue Recognition - The Company recognizes marketing revenue upon shipment of products, training aids and promotional material to the independent associates. The Company recognizes manufacturing revenue upon shipment of products to customers.

Receivables – All of the Company’s marketing customers pay for sales in advance of shipment. As such, the Company has no trade receivables with respect to its marketing customers. Loans to associates are repayable in five years or less; are secured by commissions controlled by the Company; and are no longer allowed as of December 31, 2000. Interest rates on loans are typically two percent or more above the Prime rate and are fixed. Heartland recognizes revenue upon shipment of products, to its customers. Products are sold on varying terms, the most common being net 30 days. This creates trade receivables for Heartland.

Credit Losses and Doubtful Accounts - All marketing loans are secured by commission payment sources that are within the Company’s control, but subject to increases and decreases depending upon associate sales activity. As such, management determined that there was a possibility of default on the associate loans. At December 31, 2005, the Company reserved $147,491 as an allowance for doubtful accounts in connection with the associate loans. Management cannot determine from historical records actual payment times on outstanding receivables. Many of the outstanding receivables have been collected subsequent to December 31, 2005. As such, at December 31, 2005, the Company reserved $27,681 of Heartland accounts receivable as doubtful accounts.

Sales Returns - All of the Company’s marketing products include a customer satisfaction guarantee. Company products may be returned within 30 days of purchase for a full refund or credit toward the purchase of another Company product. The Company also has a buy-back program whereby it will repurchase products sold to an independent associate (subject to a restocking fee) provided that the associate terminates his/her associateship agreement with the Company and returns the product within 12 months of original purchase in marketable condition. The cost of products returned to the Company is included in net sales. For the years ended December 31, 2005 and 2004, the cost of products returned to the Company was 7.1% and 3.7% of gross sales. For the year ended December 31, 2003, the cost of products returned to the Company was less than one percent of gross sales. There are no sales returns related to the Company’s manufacturing products.

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
Cash and Cash Equivalents - Cash and cash equivalents consist of cash in banks and all short term investments with initial maturities of three months or less. The Company maintains its cash and cash equivalents in accounts that may not be federally insured. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

Marketable Securities - All of the Company’s marketable securities are classified as available for sale and reported at fair value. The related unrealized gains and losses are excluded from earnings and reported net of income tax as a separate component of shareholders’ equity until realized. Realized gains and losses on sales of securities are based on the specific identification method. Declines in the fair value of investment securities below their carrying value that are other than temporary are recognized in earnings.

Inventory – Marketing inventory consists of consumer product inventory and training and promotional material such as video tapes, cassette tapes and paper supplies held for sale to customers and independent associates. Manufacturing inventory consists of raw materials and finished goods of foam cups. Inventory is stated at the lower of cost or market. Cost is determined on a first-in, first-out method.

Shipping and Handling Costs — Shipping and handling costs are included as a component of cost of goods sold. Fees charged to marketing customers for shipping and handling are included in sales.

Intangibles - Intangible assets consist of covenants not to compete and other intangibles, which have a significant residual value. Covenants not to compete are being amortized over the life of the contracts. Other intangibles are being amortized over twenty years.

The table below details the gross carrying amount and accumulated amortization:

	For the Year Ended December 31,
	2005	2004	2003
Non-compete covenants, gross	$644,000	$644,000	$644,000
Deferred acquisition costs, and other intangibles, gross	428,338	428,338	428,338

Total intangibles, gross	$1,072,338	$1,072,338	$1,072,338

Accumulated amortization, non-compete covenants	$562,883	$506,483	$450,083
Accumulated amortization, deferred acquisition costs and other intangibles	107,085	85,668	64,251

Total accumulated amortization	$669,968	$592,151	$514,334

Non-compete covenants, net	$81,117	$137,517	$193,917
Deferred acquisition costs, and other intangibles, net	321,253	342,670	364,087

Total intangibles, net	$402,370	$480,187	$558,004

Intangible amortization for the years ended December 31, 2005, 2004 and 2003, was $77,817 per year. Estimated amortization expense for the year 2006 is $77,817; estimated amortization expense for 2007 is $46,134, and estimated amortization expense for the years 2008 and 2009 is $21,417.

Property and Equipment - Property and equipment are stated at cost or, in the case of leased assets under capital leases, at the lesser of fair value or present value of lease payments of the leased property and equipment, less accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets of three to 20 years. Assets under capital leases and leasehold improvements are amortized over the lesser of the term of the lease or the life of the asset.

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
Long-Lived Assets - Management of the Company assesses recoverability of its long-lived assets whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable through future cash flows generated by that asset. Recoverability is assessed and measured on long-lived assets using an estimate of the undiscounted future cash flows attributable to the asset. Impairment is measured based on estimated future cash flows discounted at an appropriate rate.

Fair Value Disclosure - The Company’s financial instruments include cash and cash equivalents, marketable securities, receivables, short-term payables, notes payable and capital lease obligations. The carrying amounts of cash and cash equivalents, receivables and short-term payables approximate fair value due to their short-term nature. Marketable securities held for sale are carried at fair value. The carrying amounts of capital lease obligations approximate fair value based on borrowing rates currently available to the Company. Notes payable with carrying amounts of $2,083,369 and $0 had fair values of approximately $2,021,000 and $0 at December 31, 2005 and 2004, respectively.

Loss per Share – Loss per common share is computed based upon net loss divided by the weighted average number of common shares outstanding during each period. Loss per common share-assuming dilution is computed based upon net loss divided by the weighted average number of common shares outstanding during each period adjusted for the effect of dilutive potential common shares calculated using the treasury stock method.

Options to purchase 1,950,009 shares of common stock at exercise prices ranging from $1.30 to $6.00 per share were outstanding at December 31, 2005 but were not included in the computation of loss per common share-assuming dilution because all options were antidilutive.

Options to purchase 2,935,334 shares of common stock at exercise prices ranging from $1.30 to $6.13 per share were outstanding at December 31, 2004 but were not included in the computation of loss per common share-assuming dilution because all options were antidilutive.

Options to purchase 2,691,808 shares of common stock at exercise prices ranging from $1.30 to $6.13 per share were outstanding at December 31, 2003 but were not included in the computation of loss per common share-assuming dilution because all options were antidilutive. At December 31, 2003, 359,996 common shares issuable pursuant to the terms of a convertible acquisition note payable were excluded from the determination of diluted loss per share under the if-converted method because the effect of inclusion was antidilutive.

Warrants to purchase 1,353,073 shares of common stock at exercise prices ranging from $3.40 to $5.40 per share at December 31, 2003 were outstanding but were not included in the computation of earnings per common share-assuming dilution because the warrants’ exercise price was greater than the average market price of the common shares.

Comprehensive Income - The Company classifies other comprehensive income items by their nature in the financial statements and displays the accumulated balance of other comprehensive income separately in the shareholders’ equity section of the balance sheet. The Company’s other comprehensive income item is related to unrealized gains (losses) on investment securities classified as available for sale.

	2005	2004	2003
Unrealized gain (loss) on investment arising during the period	$(25,892)	$63,373	$120,915
Less reclassification adjustment for gains (losses) included in net earnings	73,376	74,604	(44,337)

Unrealized gain (loss) on investment, net of income tax expense (benefit) of $(60,071), $(6,796) and $100,000, respectively	$(99,268)	$(11,231)	$165,252

Income Taxes - The Company uses an asset and liability approach to account for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences and carryforwards by applying enacted tax rates applicable to future years to differences between the financial statement amounts

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
and the tax bases of existing assets and liabilities. A valuation allowance is established if, in management’s opinion, it is more likely than not that some portion of the deferred tax asset will not be realized. The outlook for determination of this allowance is calculated on the Company’s historical taxable income, its expectations for the future based on a rolling twelve quarters, and available tax-planning strategies. Based on this determination, management does not expect that the net deferred tax assets will be realized as offsets to reversing deferred tax liabilities and as offsets to the tax consequences of future taxable income. As such, a valuation allowance was provided for the entire deferred tax asset of approximately $5,300,000 at December 31, 2005.

Advertising Costs – The Company expenses the cost of advertising the first time the advertising takes place. Advertising expense, including the cost of infomercials in 2004, for the years ended December 31, 2005, 2004 and 2003 was approximately $168, $137,000 and $700, respectively.

Going Concern – The accompanying financial statements have been prepared based upon the Company’s belief that it will continue as a going concern. Several factors have contributed to the Company’s current financial condition:
•	The impact of several material non-recurring events, including the one-time impairment of goodwill, the accrual of deferred compensation related to the employment contract of the Company’s founder and then CEO, the implementation of a free trial program, the write off of the Company’s deferred tax asset, and a lease abandonment charge related to the abandonment of the executive offices;

•	Excessive expenses incurred in the Heartland operations, resulting from expenditures over and above what was represented, and a continuing excess of monthly operating expenses over revenues; and

•	Declining net income, due to the FDA’s ban on ephedra products, and the replacement of new products.
The Company has taken the following steps to significantly reduce its cost of sales and marketing, distribution and administrative costs:
•	Reductions in force, encompassing all departments within the Company;

•	The termination of a discount sales program, designed to give customers a cash discount after purchasing a certain dollar amount of product; and

•	The termination of several extra employee benefits, including vehicle allowances and social and country-club privileges.
In addition to the above, the Company has made the decision that, due to the poor operating performance and the strain on the core operations, it will shut down the Heartland operations effective March 31, 2005. This will require a charge for discontinued operations in the first quarter of 2006, however on an ongoing basis, only the service cost of the debt will be incurred. Management is also actively working with several investment firms to raise equity capital, not only for equity purposes, but also for cash flow purposes. Finally, the Company is exploring strategic acquisitions of network marketing companies with profitable, sustained operations.

The Company is seeing positive upswings and trends in associate recruiting, as well as continued reductions in costs of goods sold and administrative expenses. At December 31, 2005, the Company’s ratios compared to net sales are trending toward the levels that existed in the Company’s last profitable year, with the exception of marketing, distribution and administrative expenses. As discussed above, the Company has taken, and continues to take, drastic steps to bring this ratio in line the level that existed in the Company’s last profitable year. Finally, the Company is exploring a new product offering that management believes will be the replacement for the ephedra product banned in 2004.

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
The Company believes that without the drain on resources from the Heartland operations, and based on the early results in 2006, it will generate sufficient working capital to sustain operating activities for the next twelve months.

Stock-Based Compensation - The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation awards. APB No. 25 allows for no recognition of compensation cost if the exercise price of the option is equal to the fair value of the stock at grant date. Accordingly, no compensation cost has been recognized for stock options granted in the accompanying consolidated financial statements. The following pro forma data is calculated net of tax as if compensation cost for the Company’s stock-based compensation awards (see also Note 7) was determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123.

	Years Ended December 31,
	2005	2004	2003
Net loss as reported	$(3,766,083)	$(6,267,467)	$(2,568,861)
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(711,123)	(1,648,652)	(622,275)

Proforma net loss	$(4,477,206)	$(7,916,119)	$(3,191,136)

Net loss per common share as reported	$(.52)	$(.90)	$(.57)
Proforma net loss per common share, basic and diluted	$(.61)	$(1.14)	$(.71)

Weighted average common shares outstanding, basic and diluted	7,307,455	6,946,085	4,508,986
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2005, 2004 and 2003, respectively: risk-free interest rates of 5.34%, 3.16% and 2.89%; no dividend yield or assumed forfeitures; expected lives of 5.0 years; and volatility of 89%, 62% and 75%. The pro forma amounts above are not likely to be representative of future years because there is no assurance that additional awards will be made each year.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123(R), “Share Based Payment”, which revised SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123(R) requires entities to measure the fair value of equity share-based payments (stock compensation) at grant date, and recognize the fair value over the period during which an employee is required to provide services in exchange for the equity instrument as a component of the income statement. SFAS No. 123(R) is effective for periods beginning after June 15, 2005. This would require us to adopt FAS 123(R) effective January 1, 2006. We chose an accelerated vesting schedule for the remainder of our options. As of December 31, 2005, all of our outstanding options are fully vested. For the year ended December 31, 2005, there was approximately $580,000 of additional pro forma loss related to such accelerated vesting.

2.	MARKETABLE SECURITIES

Investments in securities are summarized as follows:

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

December 31, 2005
	Cost/	Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Type of investment	Cost	Gains	Losses	Value
Short term investments — available for sale	$278,131	$—	$—	$278,131

Debt securities — available for sale
Corporate Bonds	$—	$—	$—	$—
Mutual Funds	—	—	—	—

	$—	$—	$—	$—

Equities — available for sale
Mutual Funds	$—	$—	$—	$—

	$278,131	$—	$—	$278,131

	December 31, 2004
	Cost/	Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Type of investment	Cost	Gains	Losses	Value
Short term investments — available for sale	$31,358	$—	$—	$31,358

Debt securities — available for sale
Corporate Bonds	$194,513	$—	$(2,451)	$192,062
Mutual Funds	1,187,352	—	(15,278)	1,172,074

	$1,381,865	$—	$(17,729)	1,364,136

Equities — available for sale
Mutual Funds	$1,258,567	$149,802	$—	1,408,369

	$2,671,790	$149,802	$(17,729)	2,803,863

Proceeds from sales of available for sale securities were $7,149,842, $7,519,941 and $1,197,841 for 2005, 2004 and 2003, respectively. Gross gains of $179,620, $179,339 and $30,466 and gross losses of $47,146, $35,404 and $74,803 for 2005, 2004 and 2003, respectively, were realized on those sales. The Company had no significant amount of impaired investments at December 31, 2005 and 2004, and believes its investments will be fully recovered.

For the years ended December 31, 2005, 2004 and 2003, interest income from available for sale securities was $16,597, $3,740 and $1,291, respectively. Dividend income from available for sales securities for the years ended December 31, 2005, 2004 and 2003 was $31,464, $119,020 and $41,849, respectively.

3.	RESTRICTED INVESTMENTS

In connection with the Heartland acquisition, the Company has marketable securities in the amount of $75,477 as restricted cash against one of the notes payable.

4.	INVENTORY

Inventory consists of the following at December 31:

	2005	2004
Raw materials	$360,888	$382,534
Finished goods	747,495	1,094,434
Obsolescence reserve	(86,352)	—

Net inventory	$1,022,031	$1,476,968

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
The Company writes down inventory based on assumptions about future demand for its products and market conditions. At December 31, 2005, the Company created an obsolescence reserve based on these demands.

5.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2005	2004
Office furniture, fixtures and equipment	$6,555,786	$5,027,281
Vehicles	343,771	556,009
Leasehold improvements	62,793	62,793
Building	2,316,966	2,275,300
Land	148,308	148,308

	9,427,624	8,069,691
Accumulated depreciation and amortization	(4,920,740)	(4,207,580)

Total property and equipment, net	$4,506,884	$3,862,111

Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was $706,203, $775,489, and $870,574, respectively.

On September 17, 2004, the Company purchased additional office and warehouse space for a cash price of $525,000. The building, which is adjacent to the Company’s corporate headquarters, provides 6,000 square feet of additional warehouse space and 4,000 additional square feet of office space. In addition, the Company incurred approximately $221,000 for remodeling the office space and construction of a covered walkway between the two buildings.

On September 9, 2005, AMS entered into a definitive Stock Purchase Agreement with Heartland and its principal shareholder for the purchase of all of the principal shareholder’s stock in Heartland. Upon closing of the Stock Purchase Agreement, we acquired 2,000,000 shares, or approximately 83% of the outstanding capital stock of Heartland, for 200,000 shares of our common stock. In addition, we paid approximately $200,000 to acquire the remaining shares of Heartland. Heartland had approximately $1.4 million of fixed assets at December 31, 2005.

6.	DEBT

Notes payable and long-term debt consisted of the following at December 31:

	2005	2004
Note payable to bank, with interest adjusted annually (7.00% at December 31, 2005), collateralized with the Company’s executive offices, payable in monthly installments of $12,875	$650,000	$—
Note payable to bank, with interest adjusted annually (7.00% at December 31, 2005), collateralized by equipment, inventory and furniture and fixtures of Heartland, payable in monthly installments of $7,251	563,229	—

Note payable to Rural Enterprises of Oklahoma, with a 4.30% effective rate, collateralized by equipment, inventory and furniture and fixtures of Heartland, payable in monthly installments of $4,864	399,074	—
Note payable to bank, collateralized by inventory of Heartland, balloon note due and payable May 8, 2006	200,000	—
Note payable to bank, with interest at 8.00%, collateralized by the Company’s offices and warehouse, payable in monthly installments of $3,735	182,307	—
Note payable to Rural Enterprises of Oklahoma, with interest at 7.50%, payable in monthly installments of $950	73,458	—

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004
Note payable to bank for 2003 one-ton truck, with interest at 6.50%, payable in monthly installments of $471	15,301	—

	2,083,369
Less current maturities	412,681	—

	$1,670,688	$—

Interest expense for the year ended December 31, 2005, 2004 and 2003 was approximately $76,000, $2,000 and $143,000.

7.	LEASE AGREEMENTS

The Company has various capital leases for office and warehouse equipment. The lease terms range from 24 to 60 months. Additionally, annual lease rental payments for each lease range from $3,400 to $46,000 per year. The schedule of future minimum lease payments below reflects all payments under the leases.

The property and equipment accounts include $956,454 and $1,035,950 for leases that have been capitalized at December 31, 2005 and 2004, respectively. Related accumulated amortization was $809,918 and $724,920 at December 31, 2005 and 2004, respectively.

The Company leases office and warehouse space under noncancellable operating leases. Future annual minimum lease payments under capital leases and noncancellable operating leases with initial or remaining terms of one year or more at December 31, 2005 are as follows:

	Capital Leases	Operating Leases	Total
Year ending:
2006	$89,775	$108,127	$197,902
2007	56,999	118,541	175,540
2008	16,554	71,266	87,820
2009	9,012	9,375	18,387
2010	2,211	—	2,211

Total minimum lease payments	174,551	$307,309	$481,860

Less amount representing interest	20,081

Present value of net minimum lease payments	154,470
Less current portion	80,150

Long-term capital lease obligations	$74,320

Rental expense under operating leases for the years ended December 31, 2005, 2004 and 2003 was $73,753, $442,241 and $164,346, respectively.

In 2004, the Company began sub-leasing the office space under the noncancellable operating leases. Future revenues under these sub-leases at December 31, 2005 are as follows:

2006	$54,000
2007	54,000
2008	22,500

Total	$130,500

Sub-lease revenue for the year ended December 31, 2005 was $51,000.

8.	LEASE ABANDONMENT

In January 2004, the Company commenced a relocation of its corporate headquarters from 2601 NW Expressway (the Oil Center), Oklahoma City, Oklahoma to its warehouse and distribution facility. A portion of the Oil Center was maintained for storage, a portion was maintained for possible relocation of Company personnel due to expansion of the business and a portion was subleased to a third party under a

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
short-term lease. In September 2004, the Company purchased an existing building adjacent to its corporate headquarters to be used for additional office, warehouse and storage space. Company management believes the purchased building is sufficient to meet expansion needs, and as such, abandoned the Oil Center location, as of September 30, 2004.

The table below shows the reconciliation between the beginning and ending liability balance, as well as the presentation in the consolidated balance sheet at December 31, 2005:

Liability accrued at December 31, 2004	$249,354
Adjustment to accrual	28,797

Total accrual recorded in expense	278,151
Payment of rent, net of sublease revenue	(89,887)

Ending liability accrual balance	$188,264

Accrual portion in current liabilities	$78,015
Accrual portion in long-term liabilities	110,249

Ending liability accrual balance	$188,264

In determining lease abandonment, management assumed the continuation of the existing sublease at the current rate. In addition, a discount rate of 6.5% was used to calculate the present value of current lease payments less sublease revenue. At December 31, 2005, the lease abandonment expense was $28,797, and was included in administrative expense.

9.	SHAREHOLDERS’ EQUITY

Common Stock - On March 4, 1998, the Company announced its intent to repurchase up to one million shares of the Company’s common stock in the open market for cash. In connection with such repurchase, the Company filed with the Securities and Exchange Commission pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934, as amended, an Issuer Tender Offer Statement on March 4, 1998. As of December 31, 2005, the Company had repurchased 591,595 shares of the common stock at a total cost of $2,632,779.

Common Stock Options and Other Warrants – The following table summarizes the Company’s employee stock option and other warrants activity for the years ended December 31, 2005, 2004 and 2003:

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	2005	Price	2004	Price	2003	Price
Options and other warrants outstanding beginning of year	2,935,334	$2.95	2,691,808	$2.04	1,756,653	$2.36

Options and other warrants issued during the year	310,500	1.96	667,370	2.61	1,348,151	1.64

Options and other warrants exercised during the year	(640,918)	1.76	(416,014)	2.25	(369,838)	2.18

Option and other warrants cancelled during the year	(429,907)	1.50	(7,830)	3.19	(43,158)	3.04

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	2005	Price	2004	Price	2003	Price
Options and other warrants expired during the year	(225,000)	2.00	—	—	—	—

Options and other warrants outstanding, end of year	1,950,009	$3.58	2,935,334	$2.95	2,691,808	$2.04

The weighted average grant-date fair value of options and other warrants granted during 2005, 2004 and 2003 was $1.96, $2.72 and $1.58 per share, respectively.

	Options and Other Warrants Outstanding			Options and Other
		Weighted-		Warrants Exercisable
		Average	Weighted-		Weighted-
	Number	Remaining	Average	Number	Average
Range of	Outstanding	Contractual	Exercise	Exercisable	Exercise
Exercise Prices	at 12/31/05	Life	Price	at 12/31/05	Price
$1.30 - $2.95	1,619,652	6.76 years	$2.09	1,619,652	$2.09
$3.00 - $4.75	286,543	5.26 years	$3.66	286,543	$3.66
$5.25 - $6.13	43,814	4.24 years	$5.75	43,814	$5.75

	1,950,009		$2.40	1,950,009	$2.40

Common Stock Warrants – On December 10, 21003, the Company announced the redemption of all outstanding warrants not exercised by January 16, 2004. As such, there were no stock warrants at January 1, 2005. The following table summarizes the Company’s common stock warrants and their activity for the years ended December 31, 2004 and 2003:

	Warrants
	Issued and	Exercise
	Outstanding	Price	Exercise Period
December 31, 2004:
1997-A Warrants, beginning of the year	303,315	$3.40	1/31/97-11/06/04
1997-A Warrants, exercised during the year	204,805	$3.40
1997-A Warrants, redeemed during the year	98,510	$0.00025

1997-A Warrants, end of the year	—	$—

Redeemable Common Stock Purchase Warrants, beginning of the year	1,013,798	$3.40	11/06/97-11/06/04
Common Stock Purchase Warrants, exercised during the year	965,259	$3.40
Redeemable Common Stock Purchase Warrants, redeemed during the year	48,539	$0.24455

Redeemable Common Stock Purchase Warrants, end of the year	—	$—

Underwriters’ Warrants, beginning of the year	35,960	$5.40	11/12/98-11/12/04
Underwriters’ Warrants, exercised during the year	35,960	$5.40

Underwriters’ Warrants, end of the year	—	$—

December 31, 2003:
1997-A Warrants, beginning of the year	308,768	$3.40	1/31/97-11/06/04
1997-A Warrants, exercised during the year	5,453	$3.40

1997-A Warrants, end of the year	303,315	$3.40

Redeemable Common Stock Purchase Warrants, beginning of the year	1,436,000	$3.40	11/06/97-11/06/04

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Warrants
	Issued and	Exercise
	Outstanding	Price	Exercise Period
Redeemable Common Stock Purchase Warrants, exercised during the year	422,202	$3.40

Redeemable Common Stock Purchase Warrants, end of the year	1,013,798	$3.40

Underwriters’ Warrants, beginning of the year	130,000	$5.40	11/12/98-11/12/04
Underwriters’ Warrants, exercised during the year	94,040	$5.40

Underwriters’ Warrants, end of the year	35,960	$5.40

Each warrant entitles the holder to purchase one share of common stock. As of January 8, 1998, the Company reduced the exercise price of the 1997-A Warrants from $12.00 to $3.40 and extended the exercise period from January 31, 1999 to November 6, 2002, to correspond more closely to the terms of the Redeemable Common Stock Purchase Warrants. In addition, on September 16, 2002 the Company extended the exercise period from November 6, 2002 to November 12, 2003. On October 14, 2003, the Company extended the exercise period for the 1997-A warrants from November 12, 2003 to November 12, 2004. On December 10, 2003, the Company announced the redemption of all outstanding 1997-A warrants not exercised by January 16, 2004. Proceeds from the 1997-A warrant redemption totaled $714,877, including $18,540 in 2003 and $696,337 in 2004, and payment for unexercised warrants was $25.

As of January 6, 1998, the exercise price of the Redeemable Common Stock Purchase Warrants was adjusted from $5.40 to $3.40. In addition, on September 16, 2002 the Company extended the exercise period from November 6, 2002 to November 12, 2003. On October 14, 2003, the Company extended the exercise period for the redeemable stock purchase warrants and the underwriter warrants from November 12, 2003 to November 12, 2004. On December 10, 2003, the Company announced the redemption of all outstanding redeemable stock purchase warrants and the underwriter warrants not exercised by January 16, 2004. Proceeds from the redeemable stock purchase warrants and the underwriter warrant redemption totaled $5,394,615, including $2,112,734 in 2003 and $3,281,881 in 2004, and payment for unexercised warrants was $11,870.

There was no expense recognized in the Company’s financial statements relating to either of the warrant exercise price reductions as the changes only affected allocations of additional paid-in capital because the Redeemable Common Stock Purchase Warrants and the 1997-A Warrants were issued in conjunction with an equity offering of the Company. The reduced exercise prices exceeded the market value of the Company’s common stock on the date of the reduction. In addition, there was no expense recognized in the Company’s financial statements relating to the extension of the exercise period for either the 1997-A Warrants or the Redeemable Common Stock Purchase Warrants.

10.	STOCK OPTION PLANS

During 1995, the Company approved the 1995 Stock Option Plan (the “Plan”). Under this Plan, options available for grant can consist of (i) nonqualified stock options, (ii) nonqualified stock options with stock appreciation rights attached, (iii) incentive stock options, and (iv) incentive stock options with stock appreciation rights attached. The Company has reserved 1,125,000 shares of the Company’s common stock $.0001 par value, for the Plan. The Plan limits participation to employees, independent contractors and consultants. Non-employee directors are excluded from Plan participation. The option price for shares of stock subject to this Plan is set by the Stock Option Committee of the Board of Directors at a price not less than 85% of the market value of the stock on the date of grant. No stock options may be exercised within six months from the date of grant, unless under a Plan exception, nor more than ten years after the date of grant. The Plan provides for the grant of stock appreciation rights, which allow the holder to receive in cash, stock or combination thereof, the difference between the exercise price and the fair value of the stock at date of exercise. The fair value of stock appreciation rights is charged to compensation expense. The stock appreciation right is not separable from the underlying stock option or incentive stock option originally granted and can only be exercised in tandem with the stock option. No stock appreciation rights are attached to any options outstanding.

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
During 2003, the Company approved the 2003 Stock Incentive Plan, or 2003 Plan. Under the 2003 Plan, options available for grant can consist of (i) nonqualified stock options, (ii) incentive stock options and (iii) restricted stock. The Company has reserved 2,000,000 shares of the Company’s common stock $.0001 par value for the 2003 Plan. The Plan limits participation to employees, independent contractors, and consultants. The option price for shares of stock subject to this Plan is set by the Compensation Committee of the Board of Directors at a price not less than market value of the common stock on the date of grant. No stock options may be exercised within six months from the date of grant, unless under a Plan exception, nor more than ten years after the date of grant.

During the year ended December 31, 2005, the Company issued no options under the 1995 Plan and 310,500 options under the 2003 Plan. During the year ended December 31, 2004, the Company issued 88,870 options under the 1995 Plan and 578,500 options under the 2003 Plan. At December 31, 2005, the Company had 1,950,009 stock options outstanding of which 697,609 were issued pursuant to the 1995 Plan and 1,252,400 were issued pursuant to the 2003 Plan. At December 31, 2004, the Company had 2,935,334 stock options outstanding of which 882,834 were issued pursuant to the 1995 Plan, 1,827,500 were issued pursuant to the 2003 Plan and 225,000 were issued prior to the 1995 Plan.

11.	RELATED PARTIES

During 2005, 2004 and 2003, the Company received $3,870, $7,004 and $8,520, respectively, from Pre-Paid Legal Services, Inc. (“Pre-Paid Legal”), a shareholder, for commissions on sales of memberships for the services provided by Pre-Paid Legal. As of July 1, 2000, the Company began offering the Company’s employees access to the services provided by Pre-Paid Legal through an employee benefit option. The Company pays half of the cost for each employee electing to participate in the plan. During 2005, 2004 and 2003, the Company paid $4,287, $5,098 and $5,532, respectively, to Pre-Paid Legal for these services. The Company’s former Chairman of the Board and Chief Executive Officer, John W. Hail, is a director of Pre-Paid Legal.

During the first quarter of 1998, the Company agreed to loan John W. Hail up to $250,000. Subsequently, the Company also agreed to loan up to an additional $75,000. In 2000, an additional $200,000 was approved. On January 1, 2001 the outstanding balance on all the notes were combined into one note payable in monthly installments. The loans and extension were unanimously approved by the board of directors. These loans were collateralized by stock and property, and bear interest at 8% per annum. These loans were fully paid in 2003.

Also during 2005, 2004 and 2003, the Company paid Mr. Loney, Vice President of Operations, and his wife sales bonuses of $13,972, $26,173 and $25,460, respectively. These bonuses were based upon purchases by them and their downline associates in accordance with the Company’s network marketing program applicable to all independent associates in effect at the time of the sales. Mr. Loney’s wife is the daughter of John W. Hail.

12.	INCOME TAXES

Income taxes for 2005, 2004 and 2003 are comprised of current tax (benefit) expense of $0, $41,440 and $0 and deferred taxes of $0, $(590,839) and $(1,331,778), respectively. A reconciliation of the statutory Federal income tax rate to the effective income tax rate for the years ended December 31, 2005, 2004, and 2003 is as follows:

	2005	2004	2003
Statutory federal income tax rate	(34.0)%	(34.0)%	(34.0)%
State tax effective rate	(4.0)	(4.0)	(4.0)
Permanent differences	0.9	2.7	7.5
Benefit of graduated tax rates	—	0.2	0.2
Prior year assessments finalized	—	0.9	(2.4)
Increase in valuation allowance	38.0	80.4	14.0
Other	—	(1.5)	—

	0.9%	44.7%	(18.7)%

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
The change in the total deferred tax net assets from December 31, 2004 to December 31, 2005 was $1,439,058. This difference is allocated as $1,378,987 included in tax expense and $60,071 classified in shareholders’ equity.

Deferred tax liabilities and assets at December 31, 2005 and 2004 are comprised of the following:

	December 31,
	2005	2004
Deferred tax liabilities:
Depreciation	$(207,028)	$(424,722)

Total deferred tax liabilities	(207,028)	(474,566)

Deferred tax assets:
Unrealized gains	10,284	(49,844)

Goodwill impairment and other intangibles	969,620	1,282,569
Net operating loss carryforwards	4,068,173	2,647,973
Deferred compensation	246,732	253,488
Allowance for doubtful accounts	55,655
Inventory	70,696	41,471
Allowance for obsolete inventory	32,585
Lease abandonment	41,603	94,095
Employee benefit accrual	24,687	35,573
Other	47,566	40,912
Valuation allowance	(5,360,573)	(3,921,515)

Total deferred tax assets	207,028	474,566

Net deferred taxes	—	—
Less current portion of net deferred tax assets	—	—

Noncurrent portion of deferred tax asset	$—	$—

The valuation allowance increased $1,439,058 for the year ended December 31, 2005.

On a regular basis, management evaluates all available evidence, both positive and negative, regarding the ultimate realization of the tax benefits of its deferred tax assets. Valuation allowances have been established for certain operating loss and credit carryforwards that reduce deferred tax assets to an amount that will, more likely than not, be realized. Uncertainties that may affect the realization of these assets include tax law changes and the future level of product prices and costs. The outlook for determination of this allowance is calculated on the Company’s historical taxable income, its expectations for the future based on a rolling twelve quarters, and available tax-planning strategies. Based on this determination, management does not expect that the net deferred tax assets will be realized as offsets to reversing deferred tax liabilities and as offsets to the tax consequences of future taxable income. As such, a valuation allowance was provided for the entire deferred tax asset of approximately $5,300,000 at December 31, 2005. The Company has net operating loss carryforwards of approximately $10,700,000 available to reduce future taxable income, which will begin to expire in 2021.

13.	SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	Year Ended December 31,
	2005	2004	2003
Cash paid (received) during the year for:
Interest	$78,395	$8,536	$140,232
Income taxes refund	—	(423,535)	—

Noncash financing and investing activities:
Property and equipment acquired by capital lease	—	186,409	131,807
Note payable for purchase of vehicle	—	—	31,128

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
14.	COMMITMENTS, CONTINGENCIES AND GUARANTEES

Legal Proceedings – The Company is currently involved in one pending products liability suit related to the ingestion of its ephedra-based products. The Company has filed an answer to the petition. Written discovery and responses have been exchanged, and a limited number of depositions have been taken. The Company has denied any wrongdoing and intends to vigorously defend the claim. The amount of damages sought is unknown, but includes compensatory and punitive damages. The loss of this case could have a material adverse effect on the financial condition of the Company.

On February 6, 2006, AMS Health Sciences, Inc. and AMS Manufacturing, Inc. filed a lawsuit against Truett McCarty, AMS Health Sciences, Inc. and AMS Manufacturing, Inc. v. Truett McCarty, District Court of Oklahoma County, State of Oklahoma, Case No. CJ-2006-981. The Company alleges that Mr. McCarty defrauded the Company in the sale of his stock in Heartland Cup, Inc. by failing to disclose the true amount of Heartland Cup, Inc.’s accounts payable. In addition, The Company alleges that this failure was a breach of the agreement Mr. McCarty signed. Mr. McCarty has not filed an answer. However, the Company expects him to do so and to allege a counterclaim against the Company based upon the Company’s decision to withhold further payments to him under a promissory note. The Company denies liability to Mr. McCarty and will vigorously defend any counterclaim.

On November 22, 2005, The Company filed a declaratory judgment action against Vaughn Feather in the Oklahoma County District Court. The case was removed to federal court on December 29, 2005 and is now styled as, AMS Heath Sciences, Inc. v. Vaughn Feather, Western District of Oklahoma, Case no. CIV-05-1522. The action is a request by the Company for a judicial declaration that the Company is no longer bound to pay royalties to Feather under the terms of the previous Royalty Agreement between the Company and Feather pursuant to which the Company was paying royalties for proprietary products and formulas that the Company believes to no longer be proprietary. The Company is not seeking damages or any return of previous royalties; however, a favorable outcome would result in an end to the Company’s obligation to pay royalties to Feather, which typically exceed $10,000 per month. The Company is awaiting a ruling on Feather’s motion to dismiss the action for lack of personal jurisdiction or to transfer the action to California federal court.

Recent Regulatory Developments (Unaudited) - As a marketer of products that are ingested by consumers, we are subject to the risk that one or more of the ingredients in our products may become the subject of adverse regulatory action. For example, one of the ingredients in our prior AM-300 product was ephedra, an herb that contains naturally-occurring ephedrine alkaloids. Our manufacturer used a powdered extract of that herb when manufacturing AM-300. We marketed AM-300 principally as an aid in weight management. The extract was an 8% extract, which means that every 100 milligrams of the powdered extract contains approximately eight milligrams of naturally occurring ephedrine alkaloids.

On February 11, 2004, the FDA issued and published in the Federal Register its final rule on ephedrine-containing supplements, stating that since an “unreasonable risk” had been determined, such supplements would be considered “adulterated” under the FFDCA, and thus may not be sold. In essence, this final rule (or regulation) imposed a national ban on ephedrine supplements. The effective date of this regulation was April 12, 2004. We complied with the new regulation and ceased all sales and advertisement of AM-300 and any other ephedra-containing supplement as of April 12, 2004. The FDA has continuously and vigilantly enforced this total ban on ephedra-containing supplements. As recently as December 6, 2005, the FDA seized yet another shipment of such supplements distributed by companies in Gainesville, Texas and Eugene, Oregon.

For the future, the FDA and also Congress have indicated that they will consider whether alternatives to ephedra, other weight loss and energy stimulants (such as bitter orange), similarly carry an unreasonable risk to the central nervous system, and thus to human health. These proposals to limit stimulant ingredients, if finalized, may necessitate reformulations of some of our weight loss products.

Also, in the aftermath of the ephedra ban, on April 22, 2004, in comments before a scientific meeting, then Acting FDA Commissioner, Lester Crawford (and for some months during 2005, FDA Commissioner),

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
outlined what an FDA press release termed a “science-based plan for dietary supplement enforcement”. The press release went on to say that the agency “would soon provide further details about its plan to ensure that the consumer protection provisions of DSHEA are used effectively and appropriately”. Referring to its recent rulemaking on ephedra, the FDA also stated that it “expects to evaluate the available pharmacology, published literature ..., evidence-based reviews, and adverse event information” of “individual dietary supplements”. Soon afterwards, this promised FDA document was issued, with the title “Regulatory Strategy for the Further Implementation and Enforcement of the Dietary Supplement Health and Education Act of 1994”. No new regulations or proposed rules pursuant to this strategy have yet been issued, except that the FDA has recently welcomed and received comments from the industry for a better procedure for the FDA to review a company’s safety information as to a new dietary ingredient, or NDI, in an NDI Notification. The final Guidance document concerning NDI Notifications has not yet been issued by the FDA. At this time, NDI Notifications are not required for any AMS products.

Anti-DSHEA Proposed Legislation. Finally, as the press, the FDA, and members of Congress and of the supplement industry have all predicted, the very issuance of the final rule on ephedra has caused Congress to rethink DSHEA, specifically as to how safety in supplements may be ensured, and also as to whether specific categories of dietary ingredients should not be permitted at all. In particular, there is growing sentiment (including from one herbal trade association) to make Adverse Event Reporting (AERs) mandatory for all manufacturers and marketers of dietary supplements, so that the FDA may take action more quickly than it did on ephedra, when a harmful herb or other ingredient is suspected. Since February 2003, there have been several bills proposed in Congress that would amend DSHEA, make safety safeguards stricter, even approaching the rigor and reporting required for FDA-regulated drugs. Some examples are as follows:

S. 722 – The Dietary Supplement Safety Act was introduced by Senator Richard Durbin in March 2003, and would greatly undermine DSHEA, especially Section 4 regarding safety, giving the FDA new powers of oversight and blanket authority over whole categories of supplements, including stimulants. Stimulants are used in many weight loss products, including some of our supplements. To the best of our knowledge, this bill and the bill described below (though perhaps under different numbers) are still pending.

H.R. 3377: Beginning on October 28, 2003, Senator McCain chaired Senate Hearings on whether DSHEA adequately protects consumers. Also on October 28, Cong. Susan Davis and Cong. Henry Waxman introduced The Dietary Supplement Access and Awareness Act, H.R. 3377, purporting to be about safety and access for consumers to supplements, but actually recommending severe restrictions and dramatic redefinitions of what constitutes a dietary supplement. This bill would impose several requirements for supplements, including unprecedented FDA pre-approval as well as strict AER reporting, and excludes only vitamins and minerals from such new requirements. Like S. 722, this bill would reverse the safety burden of proof in Section 4 of DSHEA (one of the industry’s victories in 1994), and instead require the manufacturer to demonstrate safety, rather than the burden being on the FDA to show “imminent hazard” or “unreasonable risk”.

So far, neither of the bills above, nor any other proposed legislation that would undermine DSHEA or impose additional requirements on supplements, have passed. With the help of our regulatory attorney, we will continue to monitor these anti-DSHEA bills, and determine if any of them become a serious threat to our business. In addition, the two major trade associations of the dietary supplement industry—the American Herbal Products Association, or AHPA, and the National Natural Foods Association, or NNFA—have both been actively lobbying against any bills that would require or lead to unreasonable restraints on the manufacture, labeling, and marketing of dietary supplements.

Product Liability - We, like other marketers of products that are intended to be ingested, face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. We have evaluated the risk associated with consumption of our current products and, based on the indemnification given by our manufacturers and the current product mix, we cancelled our product liability insurance in August 2005. Products containing ephedra, which represented 9.7% of our 2004 net sales, were not covered by our product liability insurance. All of our product manufacturers carry product

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
liability insurance, which covers our products. Such product claims against us could adversely affect product sales, results of our operations, financial condition and the value of our common stock.

Employment Agreement — In November 2004, the Company entered into a written employment agreement with David J. D’Arcangelo, the Company’s President. The contract was for a one-year term, commencing November 25, 2004, to be reviewed annually unless either party elected not to renew. The contract called for a base salary of $230,000 per year. The employment agreement also contained provisions for graduated severance payments of up to 12 months of base pay, based on length of employment, if the Company terminates Mr. D’Arcangelo without cause, disability payments, and a non-competition agreement preventing Mr. D’Arcangelo from engaging in a business deemed similar to the Company’s for a period of one year from the cessation of his employment. On May 10, 2005 Mr. D’Arcangelo resigned as President of the Company. Severance was paid under the terms of his contract.

On August 9, 2005, the Company entered into a written employment agreement with Steven G. Kochen, the new President of the Company. The contract provides, among other things, that Mr. Kochen will serve as the President of the Company for an initial term of two years, followed by two successive one-year terms unless either party elects not to renew. The contract calls for a base salary of $200,000 per year and eligibility to receive certain performance-based incentive bonuses. Additionally, the Company agreed to use its best efforts to obtain any shareholder or regulatory authority necessary to grant Mr. Kochen up to 250,000 stock options. In the event the Company terminates Mr. Kochen without cause, he will receive certain severance pay based upon his length of employment with the Company. On January 5, 2006, the Company announced the termination of Mr. Kochen. Severance was paid under the terms of his contract.

15.	DEFERRED COMPENSATION

On November 4, 2003, the Company entered into a written employment agreement with John W. Hail, former Chief Executive Officer, or the Executive. The contract was for an initial two-year term, commencing November 4, 2003, and may be extended for up to five successive one-year terms if the Company and the Executive agree in writing. The contract calls for a base salary of $249,600 per year, a monthly bonus payment of one percent (1%) of the Company’s gross revenues, and a discretionary year-end bonus determined by a majority vote of the Board of Directors. The agreement also contains provisions for graduated severance payments if the Company terminates the Executive without cause. In addition, if the employment period is extended beyond November 11, 2005, the monthly bonus payment will cease and be replaced by a fixed supplemental payment to the Executive, which will be in a gross amount necessary to cover all federal, state and local taxes and all employment taxes, and pay a net amount of $7,000 per month. In 2003, the Company made an accrual for the discounted value of the fixed supplemental payments as a distribution and administrative expense. At December 31, 2005, the discounted value of those fixed supplemental payments was approximately $615,000. The Company accrues the expense in distribution and administrative expenses. On November 14, 2005, the Company extended Mr. Hail’s employment for a period of one year, in agreement with the original terms of his employment agreement. On February 16, 2006, the Company announced Mr. Hail’s retirement as Chief Executive Officer and Chairman of the Board.

16.	ACQUISITIONS

On September 9, 2005 the Company entered into a definitive Stock Purchase Agreement with Heartland Cup, Inc. (“Heartland Cup”) and its principal shareholder for the purchase of all of the principal shareholder’s stock in Heartland Cup. Upon closing of the Stock Purchase Agreement, the Company acquired 2,000,000 shares, or approximately 83% of the outstanding capital stock of Heartland Cup, for 200,000 shares of the Company’s common stock. In addition, the Company paid approximately $200,000 to acquire the remaining shares of Heartland Cup.

The Heartland Cup acquisition was accounted for as a purchase under Statement of Financial Accounting Standard No. 141 (“SFAS No. 141”). In accordance with SFAS No. 141 , the Company allocated the purchase price of the acquisition based on the fair value of the assets acquired and liabilities assumed. Goodwill resulting from the Heartland Cup acquisition was reserved for impairment. The purchase price allocation for the acquisition is preliminary and further refinements are likely to be made based on final

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
valuation studies. Management does not believe that the final purchase price allocation will produce materially different results than those reflected herein.

Below are pro forma financial statements as if the Company and Heartland were consolidated for the full year ended December 31, 2005.
PRO FORMA CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2005

			Pro Forma
	AMS	Heartland	Adjustments	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$118,805	$1,504	$—	$120,309
Marketable securities, available for sale, at fair value	278,131	—	—	278,131
Receivables — net of allowance for doubtful accounts	59,845	344,837	—	404,682
Inventory	860,541	161,490	—	1,022,031
Other assets	24,542	—	—	24,542

Total current assets	1,341,864	507,831	—	1,849,695
RESTRICTED SECURITIES	75,477	—	—	75,477
RECEIVABLES	44,016	—	—	44,016
PROPERTY AND EQUIPMENT, net	3,131,092	1,375,792	—	4,506,884
INVESTMENT IN SUBSIDIARY	533,000	—	(533,000)	—
INTERCOMPANY	1,652,481	—	(1,652,481)	—
COVENANTS NOT TO COMPETE and other intangibles, net	402,370	—	—	402,370
OTHER ASSETS	26,795	—	—	26,795

TOTAL	$7,207,095	$1,883,623	$(2,185,481)	$6,905,235

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$391,615	$145,807	$—	$537,422
Bank overdraft	203,500	—	—	203,500
Accrued commissions and bonuses	254,828	—	—	254,828
Accrued other expenses	355,400	30,329	—	385,729
Accrued sales tax liability	40,980	—	—	40,980
Notes payable	—	412,681	—	412,681
Capital lease obligations	76,650	3,500	—	80,150

Total current liabilities	1,322,974	592,317	—	1,915,290
LONG-TERM LIABILITIES:
Notes payable	—	1,670,688	—	1,670,688
Capital lease obligations	74,320	—	—	74,320
Deferred compensation	615,301	—	—	615,301
Lease abandonment liability	110,249	—	—	110,249
Intercompany	—	1,652,481	$(1,652,481)	—
Total liabilities	2,122,844	3,915,485	(1,652,481)	4,385,848

COMMITMENTS AND CONTENGENCIES
SHAREHOLDERS’ EQUITY:
Common stock	835	225,000	(225,000)	835
Paid-in capital	21,870,872	—	—	21,870,872

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

			Pro Forma
	AMS	Heartland	Adjustments	Consolidated
Notes receivable for exercise of options	(31,000)	—	—	(31,000)
Accumulated deficit	(14,109,461)	(2,256,863)	(308,000)	(16,674,324)
Accumulated other comprehensive gain, net of tax	(14,215)	—	—	(14,215)

Total capital and accumulated deficit	7,717,031	(2,031,863)	(533,000)	5,152,168
Less: cost of treasury stock	(2,632,779)	—	—	(2,632,779)

Total shareholders’ equity	5,084,252	(2,031,863)	(533,000)	2,519,389

TOTAL	$7,207,096	$1,883,622	$(2,185,481)	$6,905,237

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005

			Pro Forma
	AMS	Heartland	Adjustments	Consolidated
Revenues:
Net marketing sales	$12,606,325	$—	$—	$12,606,325
Net manufacturing sales	—	2,147,388	—	2,147,388

Total net revenues	12,606,325	2,147,388	—	14,753,713
Cost of sales:
Marketing cost of sales	9,516,849	—	—	9,516,849
Manufacturing cost of sales	—	1,931,630	—	1,931,630

Total cost of sales	9,516,849	1,931,630	—	11,448,479

Gross profit	3,089,476	215,758	—	3,305,234
Marketing, distribution and administrative expenses:
Marketing	1,169,768	—	—	1,169,768
Distribution and administrative	5,247,026	1,618,121	—	6,865,147

Total marketing, distribution and administrative expenses	6,416,794	1,618,121	—	8,034,914

Loss from operations	(3,327,318)	(1,402,363)	—	(4,729,680)
Other income (expense):
Interest and dividends, net	58,766	(106,909)	—	(48,143)
Other income (expense)	147,111	—	—	147,111

Total other income (expense)	205,877	(106,909)	—	98,967

Loss before taxes	(3,121,441)	(1,509,272)	—	(4,630,713)
Income tax expense	32,835	—	—	32,835

NET LOSS	$(3,154,276)	$(1,509,272)	$—	$(4,663,548)

17.	REPORTABLE SEGMENTS

The Company manages its business by type of business activity. The Company evaluates its operating segments’ performance based on earnings or loss from operations before income taxes. The Company had two reportable segments for the year ended December 31, 2005: Marketing and Manufacturing.

The Marketing Segment is the core segment of the Company’s business. This segment markets a line of products through a network marketing organization in which independent associates purchase products for resale to retail customers as well as for their own personal use. The Manufacturing Segment consists of Heartland Cup, Inc., an acquisition by the Company effective in September 2005. Heartland Cup is a manufacturer of foam cups, producing and distributing various sizes of foam drink cups marketed through various government contracts, wholesalers and retail sales.

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
The following is certain financial information regarding the Company’s reportable segments:

	Marketing	Manufacturing	Total
For the year ended December 31, 2005:
Revenue from external customers	$12,606,325	$1,094,999	$13,701,324
Interest income	72,978	—	72,978
Interest expense	14,212	61,925	76,137
Depreciation and amortization	759,198	36,952	796,150
Segments losses	3,154,276	611,807	3,766,083
Segment assets	5,021,614	1,883,623	6,905,237
Expenditures for segment assets	220,269	416,371	636,640
A reconciliation of the segment reporting information for the year ended December 31, 2005, to the consolidated results is as follows:

Revenue
Total revenue for reportable segments	$13,701,324
Elimination of intersegment revenue	—

Total consolidated revenue	$13,701,324

Net loss
Total loss for reportable segments	$3,766,083
Elimination of intersegment losses	—

Total consolidated net loss	$3,766,083

Assets
Total assets for segment reporting	$6,905,237
Other assets not included in segment reporting	—

Total consolidated assets	$6,905,237

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
18.	QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the quarterly results of operations for the years ended December 31, 2005 and 2004.

	2005
	December 31	September 30	June 30	March 31
Revenues	$3,285,771	$2,866,476	$3,528,319	$4,020,758
Costs and expenses	4,380,812	3,398,176	4,320,221	5,335,363

Loss before income taxes	(1,095,041)	(531,700)	(791,902)	(1,314,605)
Income tax expense (benefit)	49,305	(17,832)	(22,456)	23,818

Net loss	$(1,144,346)	$(513,868)	$(769,446)	$(1,338,423)

Net loss per common share — basic	$(0.15)	$(0.07)	$(0.11)	$(0.19)

Net loss per common share — assuming dilution	$(0.15)	$(0.07)	$(0.11)	$(0.19)

Net loss per share is computed independently for each of the quarters presented; therefore, the sum of the quarterly loss per share does not necessarily equal the total for the year.

	2004
	December 31	September 30	June 30	March 31
Revenues	$4,950,225	$4,522,683	$4,257,340	$4,473,249
Costs and expenses	6,669,372	6,008,093	5,472,624	4,384,613

Income (loss) before income taxes	(1,719,147)	(1,485,410)	(1,215,284)	88,636
Income tax expense (benefit)	2,638,357	(463,753)	(272,910)	34,568

Net income (loss)	$(4,357,504)	$(1,021,657)	$(942,374)	$54,068

Net income (loss) per common share — basic	$(0.64)	$(0.15)	$(0.14)	$0.01

Net income (loss) per common share — assuming dilution	$(0.64)	$(0.15)	$(0.14)	$0.01

Net income (loss) per share is computed independently for each of the quarters presented; therefore, the sum of the quarterly income (loss) per share does not necessarily equal the total for the year.

19.	YEAR-END ADJUSTMENTS

The Company made certain year-end adjustments in 2005 resulting from the allowance for doubtful accounts and inventory write off and obsolescence reserve. These adjustments, after applicable income tax effects, increased net loss as follows:

Allowance for doubtful accounts	$175,172
Inventory write off and obsolescence reserve	153,913

$329,085

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
These adjustments increased 2005 fourth quarter basic loss per share by $0.04.

20.	VALUATION AND QUALIFYING ACCOUNTS

The table below shows the beginning balance, activity and ending balance for the Company’s reserves and allowances deducted from asset accounts:

		Additions
	Balance at	Charged to	Charged to
	Beginning of	Costs and	Other		Balance at
Description	Period	Expenses	Accounts	Deductions	End of Period
YEAR ENDED DECEMBER 31, 2005:
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts	$—	$175,172	$—	$—	$175,172
Allowance for obsolete inventory	—	153,913	—	—	153,913
Allowance for deferred tax assets	3,921,515	—	1,450,323	—	5,371,838

YEAR ENDED DECEMBER 31, 2004:
Reserves and allowances deducted from asset accounts:
Allowance for deferred tax assets	441,000	3,480,515	—	—	3,921,515

YEAR ENDED DECEMBER 31, 2003:
Reserves and allowances deducted from asset accounts:
Allowance for obsolete inventory	116,143	—	—	$116,143	—
Allowance for deferred tax assets	—	441,000	—	—	441,000
* * * * * *

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2006 AND DECEMBER 31, 2005

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$454,330	$118,805
Marketable securities, available for sale, at fair value	931,158	278,131
Receivables	71,284	59,846
Inventory	776,053	860,540
Other assets	62,225	24,542
Current assets of discontinued operations	377,395	507,831

Total current assets	2,672,445	1,849,695
RESTRICTED SECURITIES	76,734	75,477
RECEIVABLES	36,045	44,016
PROPERTY AND EQUIPMENT, net	2,954,798	3,131,092
COVENANTS NOT TO COMPETE and other intangibles, net	344,007	402,370
OTHER ASSETS	503,816	26,793
NONCURRENT ASSETS OF DISCONTINUED OPERATIONS	1,310,948	1,375,792

TOTAL	$7,898,793	$6,905,235

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$288,482	$391,615
Bank overdraft	—	203,500
Accrued commissions and bonuses	253,792	254,828
Accrued other expenses	514,980	355,398
Accrued sales tax liability	146,115	40,980
Deferred compensation	127,447	—
Note payable	250,000	—
Capital lease obligations	124,832	76,650
Current liabilities of discontinued operations	520,724	592,317

Total current liabilities	2,226,372	1,915,288
LONG-TERM LIABILITIES:
Note payable	676,053	—
Capital lease obligations	126,257	74,320
Deferred compensation	446,065	615,301
Lease abandonment liability	52,843	110,249
Liabilities of discontinued operations	1,492,860	1,670,688

Total liabilities	5,020,450	4,385,846

COMMITMENTS AND CONTINGENCIES (NOTE 8)
STOCKHOLDERS’ EQUITY
Common stock — $.0001 par value; authorized 495,000,000 shares; issued 8,632,053 and 8,344,803 shares, outstanding 8,053,824 and 7,766,574 shares, respectively	860	835
Paid-in capital	23,320,702	21,870,872
Notes receivable for exercise of options	(31,000)	(31,000)
Accumulated deficit	(17,779,440)	(16,674,324)
Accumulated other comprehensive income, net of tax	—	(14,215)

Total capital and accumulated deficit	5,511,122	5,152,168
Less cost of treasury stock (591,595 shares)	(2,632,779)	(2,632,779)

Total stockholders’ equity	2,878,343	2,519,389

TOTAL	$7,898,793	$6,905,235

See notes to consolidated financial statements.

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIODS ENDED SEPTEMBER 30, 2006 AND 2005
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$2,323,583	$2,626,762	$7,073,271	$10,175,839
Cost of sales	1,422,788	1,765,727	4,475,427	7,700,535

Gross profit	900,795	861,035	2,597,844	2,475,304

Marketing and administrative expenses:
Marketing	211,127	150,254	454,122	735,210
Administrative	1,134,913	1,210,891	2,589,997	4,394,192

Total marketing and administrative expenses	1,346,040	1,361,145	3,044,119	5,129,402

Income (loss) from operations	(445,245)	(500,110)	(446,275)	(2,654,098)
Other income (expense):
Interest and dividends, net	(145,095)	17,304	(136,007)	39,861
Other, net	7,041	3,071	51,000	27,996

Total other income (expense)	(138,054)	20,375	(85,007)	67,857

Loss from continuing operations before taxes	(583,299)	(479,735)	(531,282)	(2,586,241)
Income tax benefit	—	(17,833)	—	(16,470)

Loss from continuing operations	(583,299)	(461,902)	(531,282)	(2,569,771)
Discontinued Operations (Note 13)
Loss from discontinued operations, net of tax	(52,475)	(51,966)	(573,707)	(51,966)

Net loss	$(635,774)	$(513,868)	$(1,104,989)	$(2,621,737)

Net Loss per share:
Basic:
Loss from continuing operations	$(.07)	$(.06)	$(.07)	$(.35)
Loss from discontinued operations, net of tax	(.01)	(.01)	(.07)	(.01)

Net loss per share	$(.08)	$(.07)	$(.14)	$(.36)

Diluted:
Income (loss) from continuing operations	$(.07)	$(.06)	$(.07)	$(.35)
Loss from discontinued operations, net of tax	(.01)	(.01)	(.07)	(.01)

Net loss per share	$(.08)	$(.07)	$(.14)	$(.36)

Shares used in computing net loss per share:
Basic	7,828,322	7,472,039	7,819,072	7,226,969

Diluted	7,828,322	7,472,039	7,819,072	7,226,969

See notes to consolidated financial statements.

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
(UNAUDITED)

	Nine months ended
	September 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	($1,104,989)	($2,621,737)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Net loss from discontinued operations	573,707	51,966
Depreciation and amortization	533,110	591,631
Amortization of note valuation discount	102,956
Bad debt expense (recovery)	(27,789)	—
Employee compensation recognized upon exercise or grant of stock options	14,682	66,602
Gain on sale of assets	(36,927)	(5,468)
(Gain)/Loss on sale of marketable securities	108	(9,804)
Deferred taxes	—	(16,469)
Changes in operating assets and liabilities :
Receivables	(17,738)	119,615
Inventory	84,487	605,531
Other assets	(27,776)	(6,850)
Accounts payable and accrued expenses	159,298	(489,720)
Lease abandonment liability	(56,156)	33,836
Deferred compensation	(41,789)	33,466
Net operating activities of discontinued operations	(520,464)	(294,744)

Net cash used in operating activities	(365,280)	(1,942,145)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(149,097)	(212,437)
Sales of property and equipment	84,512	283,907
Receipts of notes receivable	42,060	7,001
Acquisition of new business, net of cash acquired	—	(974,351)
Purchases of marketable securities, available for sale	(1,062,666)	(2,575,193)
Sales of marketable securities, available for sale	422,488	4,215,524
Net investing activities of discontinued operations	43,926	(85,161)

Net cash provided by (used in) investing activities	(618,777)	659,290

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	(203,500)	(395,936)
Proceeds from issuance of common stock	—	1,146,752
Deferred financing fees paid	(160,000)	—
Net proceeds from issuance of notes	1,897,000	—
Principal payment on capital lease obligations	(62,480)	(149,547)
Net financing activities of discontinued operations	(151,438)	379,905

Net cash provided by financing activities	1,319,582	981,174

NET DEC/INC IN CASH AND CASH EQUIVALENTS	335,525	(301,681)
CASH AND CASH EQUIVALENTS, BEGINNING	118,805	588,909

CASH AND CASH EQUIVALENTS, ENDING	454,330	287,228
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Fixed assets acquired through capital lease financing	178,261	—
Value of warrants issued to lenders recorded as debt discount	588,452	—
Value of beneficial conversion feature of notes issued recorded as debt discount	588,452	—
Value of warrants issued to advisor recorded as deferred financing costs	130,770	—
Issuance of common stock recorded as deferred financing costs	127,500	—
See notes to consolidated financial statements.

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
1. UNAUDITED INTERIM FINANCIAL STATEMENTS
     The unaudited consolidated financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. The accompanying consolidated financial statements and related notes should be read in conjunction with the audited consolidated financial statements of the Company, and notes thereto, for the year ended December 31, 2005.
     The information furnished reflects, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of the interim periods presented. Operating results of the interim period are not necessarily indicative of the amounts that will be reported for the year ending December 31, 2006.
2. SHARE-BASED COMPENSATION
     On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, (“SFAS 123R”) which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based payment awards made to employees and directors, including employee stock options. SFAS 123R supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123R. The Company has utilized the guidance of SAB 107 in its adoption of SFAS 123R.
     Equity Compensation Plans
     During 1995, the Company approved the 1995 Stock Option Plan (the “Plan”). Under this Plan, options available for grant can consist of (i) nonqualified stock options, (ii) nonqualified stock options with stock appreciation rights attached, (iii) incentive stock options, and (iv) incentive stock options with stock appreciation rights attached. The Company has reserved 1,125,000 shares of the Company’s common stock $.0001 par value, for the Plan. The Plan limits participation to employees, independent contractors and consultants. Non-employee directors are excluded from Plan participation. The option price for shares of stock subject to this Plan is set by the Stock Option Committee of the Board of Directors at a price not less than 85% of the market value of the stock on the date of grant. No stock options may be exercised within nine months from the date of grant, unless under a Plan exception, nor more than ten years after the date of grant. The Plan provides for the grant of stock appreciation rights, which allow the holder to receive in cash, stock or combination thereof, the difference between the exercise price and the fair value of the stock at date of exercise. The fair value of stock appreciation rights is charged to compensation expense. The stock appreciation right is not separable from the underlying stock option or incentive stock option originally granted and can only be exercised in tandem with the stock option. No stock appreciation rights are attached to any options outstanding. At September 30, 2006, no shares were available for future grants under the 1995 Stock Option Plan. Options granted under the Plan have an exercise price equal to the fair market value on the date of grant, are fully vested at September 30, 2006, and generally expire ten years after grant date.
     During 2003, the Company approved the 2003 Stock Incentive Plan, or 2003 Plan. Under the 2003 Plan, options available for grant can consist of (i) nonqualified stock options, (ii) incentive stock options, and (iii) restricted stock. The Company has reserved 2,000,000 shares of the Company’s common stock $.0001 par value for the 2003 Plan. The Plan limits participation to employees, independent contractors, and consultants. The option price for shares of stock subject to this Plan is set by the Compensation Committee of the Board of Directors at a price not less than market value of the common stock on the date of grant. No stock options may be exercised within nine months from the date of grant, unless under a Plan exception, nor more than ten years after the date of grant. At September 30, 2006, no shares were available

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
for future grants under the 2003 Stock Incentive Plan. Options granted under the Plan have an exercise price equal to the fair market value on the date of grant, are fully vested at September 30, 2006, and generally expire ten years after grant date.
     During 2006, the Company approved the 2006 Long-Term Incentive Plan (“the Plan”). Under the Plan, options available for grant can consist of (i) nonqualified stock options, (ii) incentive stock options, (iii) restricted stock, (iv) stock appreciation rights, and (v) performance units. The Company has reserved 5,000,000 shares of the Company’s common stock $.0001 par value for the Plan. The Plan limits participation to employees and non-employee Directors. The option price for shares of stock subject to this Plan is set by the Compensation Committee of the Board of Directors at a price not less than market value of the common stock on the date of grant. No stock options may be exercised more than ten years after the date of grant.
     Grant-Date Fair Value
     The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award. The fair value of options granted during the third quarter of 2006 and 2005 were calculated using the following estimated weighted average assumptions:

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Expected volatility	77.0%	78.0%	76.10%	78.0%
Expected term (in years)	5	5	5	5
Risk-free interest rate	4.52%	3.34%	4.68%	5.34%
Expected dividend yield	0%	0%	0%	0%
     Expected volatility is based on historical volatility. The expected term of the options is based on management’s best estimate. The risk-free interest rate is based on the yield on zero-coupon U.S. Treasury securities for a period that is commensurate with the expected term assumption. The Company has not historically issued any dividends and does not expect to in the future.
     Share-Based Compensation Expense
     The Company uses the straight-line attribution method to recognize expense for unvested options. The amount of share-based compensation recognized during a period is based on the value of the awards that are ultimately expected to vest. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company will re-evaluate the forfeiture rate annually and adjust as necessary.
     Share-based compensation expense recognized under SFAS 123R for the three months ended and nine months ended September 30, 2006 was $9,888 and $14,682, respectively, allocated as follows:

	Three months ended	Nine months ended
	September 30,	September 30,
	2006	2006
Distribution and administrative expenses	$16,210	$24,069
Income tax effect	6,322	9,387

Total share-based compensation	$9,888	$14,682

     There was no share-based compensation expense related to employee stock options recognized during the three months ended and nine months ended September 30, 2005. Prior to January 1, 2006, the

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
Company accounted for its share-based compensation under the recognition and measurement principles of APB 25 and related interpretations, the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and the disclosures required by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”. In accordance with APB 25, no share-based compensation cost was reflected in the Company’s net income for grants of stock options to employees because the Company granted stock options with an exercise price equal to the market value of the stock on the date of grant. Had the Company used the fair value based accounting method for share-based compensation expense prescribed by SFAS Nos. 123 and 148 for the periods ended September 30, 2005, the Company’s consolidated net loss and net loss per share would have been increased to the pro-forma amounts illustrated as follows:

	Three months ended	Nine months ended
	September 30, 2005	September 30, 2005
Basic and diluted:
Net loss as reported	$(513,868)	$(2,621,737)
Deduct: share-based employee compensation, net of income tax	(361,322)	(653,981)

Pro forma net loss	$(875,190)	$(3,275,718)

Net loss per share:
Basic — as reported	$(0.07)	$(0.36)
Basic — proforma	$(0.12)	$(0.45)
Diluted — as reported	$(0.07)	$(0.36)
Diluted — proforma	$(0.12)	$(0.45)

Shares outstanding — basic	7,472,039	7,226,969
Shares outstanding — diluted	7,472,039	7,226,969
     Option Activity
     A summary of the activity under the Company’s stock options plans for the nine-month period ended September 30, 2006 is presented below:

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual	Aggregate
		Exercise	Term	Intrinsic
	Shares	Price	(Years)	Value
Options outstanding at December 31, 2005	1,950,009	$3.13

Granted	550,000	0.62		$24,000

Exercised	—	—		$—

Canceled	—	—

Options outstanding at September 30, 2006	2,500,009	$2.58	4.89	$24,000

Options exercisable at September 30, 2006	1,950,009	$3.13	4.59	$—

Options vested and options expected to vest at September 30, 2006	1,950,009	$3.13	4.59	$—

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
     The total grant-date fair value of stock options that became fully vested during the nine months ended September 30, 2006 was $14,682. As of September 30, 2006, there was $196,705 of total unrecognized compensation cost, net of tax and estimated forfeitures, related to unvested share-based awards, which is expected to be recognized over a period of 4.50 years.
3. MARKETABLE SECURITIES
     Securities are classified as available for sale with the related unrealized gains and losses excluded from earnings and reported net of income tax as a separate component of stockholders’ equity until realized. Realized gains and losses on sales of securities are based on the specific identification method. Declines in the fair value of investment securities below their carrying value that are other than temporary are recognized in earnings.
     For the nine months ended September 30, 2006, there were no unrealized gains or losses, as all securities are in cash or cash equivalents. Net unrealized gains, net of tax, of approximately $29,000, were included in accumulated other comprehensive income for the three months ended September 30, 2005. Net unrealized losses, net of tax, of approximately $18,000, including approximately $6,000 reclassified to earnings, were included in accumulated other comprehensive loss for the nine months ended September 30, 2005. Total comprehensive loss for the three and nine months ended September 30, 2006 was approximately $636,000 and $1,105,000, and total comprehensive loss for the three and nine months ended September 30, 2005 was approximately $484,000 and $2,640,000.
4. RESTRICTED SECURITIES
     In connection with the Heartland Cup acquisition, the Company has pledged marketable securities in the amount of $76,464 as restricted cash against one of the notes payable.
5. ACQUISITION
     On September 9, 2005, the Company entered into a definitive Stock Purchase Agreement with Heartland Cup, Inc. (“Heartland Cup”) and its principal shareholder for the purchase of all of the principal shareholder’s stock in Heartland Cup. Upon closing of the Stock Purchase Agreement, the Company acquired 2,000,000 shares, or approximately 83% of the outstanding capital stock of Heartland Cup, for 200,000 shares of the Company’s common stock. In addition, the Company paid approximately $200,000 to acquire the remaining shares of Heartland Cup. See also Note 13, Discontinued Operations.
     The Heartland Cup acquisition was accounted for as a purchase under Statement of Financial Accounting Standards No. 141 (“SFAS No. 141”). In accordance with SFAS No. 141, the Company allocated the purchase price of the acquisition based on the fair value of the assets acquired and liabilities assumed. Goodwill resulting from the Heartland Cup acquisition was reserved for impairment.
6. DEBT
     The secured financing consists of the following at September 30, 2006 and December 31, 2005:

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

	September 30,	December 31,
	2006	2005
Laurus term note	$2,000,000	$—
Valuation discount	(1,176,903)	—
Accretion of discount to interest expense	102,956	—

Total Secured Financing	$926,053	$—

Current	$250,000	$—

Long-term	$676,053	$—

     On June 28, 2006, the Company entered into a series of agreements with Laurus Master Fund, Ltd. (“Laurus”) whereby the Company issued to Laurus (i) a secured convertible term note (“Note”) in the principal amount of $2,000,000, and (ii) a warrant (“Warrant”) to purchase up to 2,272,727 shares of the Company’s common stock at a price of $0.53 per share. Out of the loan proceeds, the Company agreed to pay the sum of $74,000 to Laurus Capital Management, LLC, the investment advisor to Laurus, the sum of $27,500 to Laurus Capital Management, LLC as reimbursement for its due diligence and legal fees and expenses incurred in connection with the transaction, and the sum of $1,500 to Loeb & Loeb LLP, the escrow agent for Laurus. Total closing costs were $103,000.
     The principal amount of the Note bears interest at a per annum rate equal to the prime rate (as published in the Wall Street Journal from time to time) plus three percent (3.0%); provided, however that the interest rate may not be less than ten percent (10.0%). At September 30, 2006, the interest rate was 11.25%. Interest payments are due monthly beginning July 1, 2006. Principal payments in the amount of $83,333.33 are due monthly beginning July 1, 2007. The final maturity date of the Note is June 28, 2009 (the “Maturity Date”). Interest expense related to the note was $57,500 for the three months ended September 30, 2006 and $58,750 for the nine months ended September 30, 2006.
     The principal amount of the Note and accrued interest thereon is convertible into shares of the Company’s common stock at a price of $0.51 per share, subject to anti-dilution adjustments. Under the terms of the Note, the monthly payments of interest and/or principal (the “Monthly Amount”) due on the Note are payable in shares of the Company’s common stock if the following criteria are met: (i) the average closing price of the Company’s common stock for the five (5) days preceding the payment date is greater than or equal to 115% of the Fixed Conversion Price (defined below) and (ii) the amount of such conversion does not exceed twenty five percent (25%) of the aggregate dollar trading volume of the Company’s common stock for the period of twenty-two trading days immediately preceding such payment date. If subsection (i) above is met but subsection (ii) above is not met as to the entire Monthly Amount, then Laurus is required to convert only such part of the Monthly Amount that meets the criteria of subsection (ii). The Company has agreed to register all of the shares that are issuable upon conversion of the Note and exercise of the 2,272,727 Warrants. The Company has granted Laurus a right of first refusal with respect to any debt or equity financings.
     The Company calculated that the fair value of the Warrants issued to Laurus was $588,452 based upon the relative value of the Black-Scholes valuation of the warrants and the underlying debt amount. The Company determined that the beneficial conversion feature (“BCF”) of the Note was $588,452. The value of the Warrants issued to Laurus of $588,452 and the $588,452 of calculated BCF have been reflected by the Company as a valuation discount and offset to the face amounts of the Note. The valuation discount will be amortized into interest expense over the three-year term of the Note using the effective interest method. Amortization of discounts for the conversion feature and the Warrants resulted in charges to interest expense totaling $102,956 for the three and nine months ended September 30, 2006.
     In conjunction with the financing, the Company also incurred fees to various investment advisors that facilitated the transaction. These fees totaled $287,500, of which $127,500 was paid through the issuance of 250,000 shares of our common stock. In addition, the Company issued these advisors warrants to purchase 495,543 shares of common stock at a price of $0.51 per share. The Company calculated that the fair value of the warrants issued to the advisors was $130,770 based upon the relative value of the Black-Scholes valuation of the warrants and the underlying debt amount. The closing costs, fees paid to the

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
advisors and the value of the warrants issued to the advisors have been reflected as deferred financing costs in the accompanying balance sheet and are being amortized over the life of the loan. Amortization of the deferred financing costs related to the note totaled $43,439 for the three and nine months ended September 30, 2006.
7. SHAREHOLDER’S EQUITY
     As part of the fee arrangement related to the secured financing agreement (See Note 6), the Company issued 250,000 shares of common stock valued at $127,500 to its financial advisor.
     In conjunction with the secured financing agreement (See Note 6), the Company recorded the value of warrants issued and a beneficial conversion feature. The total value of the warrants, computed using the fair value method, was $719,222. The beneficial conversion feature related to the term note was $588,452.
8. LOSS PER SHARE
     Loss per common share — basic is computed based upon net loss divided by the weighted average number of common shares outstanding during each period. Loss per common share - assuming dilution is computed based upon net loss divided by the weighted average number of common shares outstanding during each period adjusted for the effect of dilutive potential common shares calculated using the treasury stock method.
     The following is a reconciliation of the common shares used in the calculations of loss per common share — basic and loss per common share — assuming dilution:

			Per
	Income (Loss)	Shares	Share
	(Numerator)	(Denominator)	Amount
Weighted average common shares outstanding:
For the three months ended September 30, 2006:
Loss per common share:
Loss available to common stockholders	$(635,774)	7,828,322	$(0.08)

Loss per common share — assuming dilution:
Options	—	—

Loss available to common stockholders plus assumed conversions	$(635,774)	7,828,322	$(0.08)

For the three months ended September 30, 2005:
Loss per common share:
Loss available to common stockholders	$(513,868)	7,472,039	$(0.07)

Loss per common share — assuming dilution:
Options	—	—

Loss available to common stockholders plus assumed conversions	$(513,868)	7,472,039	$(0.07)

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

			Per
	Income (Loss)	Shares	Share
	(Numerator)	(Denominator)	Amount
For the nine months ended September 30, 2006:
Loss per common share:
Loss available to common stockholders	$(1,104,989)	7,819,072	$(0.14)

Loss per common share — assuming dilution:
Options	—	—

Loss available to common stockholders plus assumed conversions	$(1,104,989)	7,819,072	$(0.14)

For the nine months ended September 30, 2005:
Loss per common share:
Loss available to common stockholders	$(2,621,737)	7,226,969	$(0.36)

Loss per common share — assuming dilution:
Options	—	—

Loss available to common stockholders plus assumed conversion	$(2,621,737.)	7,226,969	$(0.36)

     Options to purchase 2,500,009 shares of common stock at exercise prices ranging from $0.61 to $6.00 per share were outstanding for the nine months ended September 30, 2006, but were not included in the computation of income (loss) per common share — assuming dilution because there was a net loss for the period then ended.
     Options to purchase 1,950,009 shares of common stock at exercise prices ranging from $1.30 to $5.94 per share were outstanding for the three and nine months ended September 30, 2005, but were not included in the computation of income (loss) per common share — assuming dilution because there was a net loss for the period then ended.
     During the quarter ended June 30, 2006, the Company granted 2,272,727 warrants at a price of $0.53 and 495,543 warrants at a price of $0.51. The warrants were issued in conjunction with the secured financing agreement described in Note 6.

Warrants outstanding, January 1, 2006	—
Warrants granted	2,768,270

Warrants outstanding, September 30, 2006	2,768,270

9. DEFERRED TAXES
     On a regular basis, management evaluates all available evidence, both positive and negative, regarding the ultimate realization of the tax benefits of its deferred tax assets. Valuation allowances have been established for certain operating loss and credit carryforwards that reduce deferred tax assets to an amount that will, more likely than not, be realized. Uncertainties that may affect the realization of these assets include tax law changes and the future level of product prices and costs. The outlook for determination of this allowance is calculated on the Company’s historical taxable income, its expectations for the future based on a rolling twelve quarters, and available tax-planning strategies. Based on this determination, management does not expect that the net deferred tax assets will be realized as offsets to reversing deferred tax liabilities and as offsets to the tax consequences of future taxable income. As such, a valuation

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
allowance was provided for the entire deferred tax asset of approximately $5,300,000 at September 30, 2006. The Company’s effective tax rate differs from its statutory tax rate for 2006 due to the tax valuation allowance. The Company has net operating loss carryforwards of approximately $11,000,000 available to reduce future taxable income, which will begin to expire in 2021.
10. COMMITMENTS AND CONTINGENCIES
     Recent Regulatory Developments - As a marketer of products that are ingested by consumers, The Company is subject to the risk that one or more of the ingredients in its products may become the subject of adverse regulatory action. For example, one of the ingredients in the Company’s prior AM-300 product was ephedra, an herb that contains naturally-occurring ephedrine alkaloids. The Company’s manufacturer used a powdered extract of that herb when manufacturing AM-300. The Company marketed AM-300 principally as an aid in weight management. The extract was an 8% extract, which means that every 100 milligrams of the powdered extract contains approximately eight milligrams of naturally occurring ephedrine alkaloids.
     On February 11, 2004, the FDA issued and published in the Federal Register its final rule on ephedrine-containing supplements, stating that since an “unreasonable risk” had been determined, such supplements would be considered “adulterated” under the Federal Food, Drug, and Cosmetic Act, or FFDCA, and thus may not be sold. In essence, this final rule (or regulation) imposed a national ban on ephedrine supplements. The effective date of this regulation was April 12, 2004. The Company complied with the new regulation and ceased all sales and advertisement of AM-300 and any other ephedra-containing supplement as of April 12, 2004. The FDA has continuously and vigilantly enforced this total ban on ephedra-containing supplements. As recently as December 6, 2005, the FDA seized yet another shipment of such supplements distributed by companies in Gainesville, Texas and Eugene, Oregon.
     For the future, the FDA and also Congress have indicated that they will consider whether alternatives to ephedra, other weight loss and energy stimulants (such as bitter orange), similarly carry an unreasonable risk to the central nervous system, and thus to human health. These proposals to limit stimulant ingredients, if finalized, may necessitate reformulations of some of the Company’s weight loss products.
     Also, in the aftermath of the ephedra ban, on April 22, 2004, in comments before a scientific meeting, then Acting FDA Commissioner, Lester Crawford (and for some months during 2005, FDA Commissioner), outlined what an FDA press release termed a “science-based plan for dietary supplement enforcement”. The press release went on to say that the agency “would soon provide further details about its plan to ensure that the consumer protection provisions of DSHEA are used effectively and appropriately”. Referring to its recent rulemaking on ephedra, the FDA also stated that it “expects to evaluate the available pharmacology, published literature ..., evidence-based reviews, and adverse event information” of “individual dietary supplements”. Soon afterwards, this promised FDA document was issued, with the title “Regulatory Strategy for the Further Implementation and Enforcement of the Dietary Supplement Health and Education Act of 1994”. No new regulations or proposed rules pursuant to this strategy have yet been issued, except that the FDA has recently welcomed and received comments from the industry for a better procedure for the FDA to review a company’s safety information as to a new dietary ingredient, or NDI, in an NDI Notification. The final guidance document concerning NDI Notifications has not yet been issued by the FDA. At this time, NDI Notifications are not required for any of the Company’s products.
     Anti-DSHEA Proposed Legislation. Finally, as the press, the FDA, and members of Congress and of the supplement industry have all predicted, the very issuance of the final rule on ephedra has caused Congress to rethink the Dietary Supplement Health and Education Act of 1994, or DSHEA, specifically as to how safety in supplements may be ensured, and also as to whether specific categories of dietary ingredients should not be permitted at all. In particular, there is growing sentiment (including from one herbal trade association) to make Adverse Event Reporting (AERs) mandatory for all manufacturers and marketers of dietary supplements, so that the FDA may take action more quickly than it did on ephedra,

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
when a harmful herb or other ingredient is suspected. Since February 2003, there have been several bills proposed in Congress that would amend DSHEA, make safety safeguards stricter, even approaching the rigor and reporting required for FDA-regulated drugs. Some examples are as follows:
     S. 722 - The Dietary Supplement Safety Act was introduced by Senator Richard Durbin in March 2003, and would greatly undermine DSHEA, especially Section 4 regarding safety, giving the FDA new powers of oversight and blanket authority over whole categories of supplements, including stimulants. Stimulants are used in many weight loss products, including some of our supplements. To the best of our knowledge, this bill and the bill described below (though perhaps under different numbers) are still pending.
     H.R. 3377: Beginning on October 28, 2003, Senator McCain chaired Senate Hearings on whether DSHEA adequately protects consumers. Also on October 28, Cong. Susan Davis and Cong. Henry Waxman introduced The Dietary Supplement Access and Awareness Act, H.R. 3377, purporting to be about safety and access for consumers to supplements, but actually recommending severe restrictions and dramatic redefinitions of what constitutes a dietary supplement. This bill would impose several requirements for supplements, including unprecedented FDA pre-approval as well as strict AER reporting, and excludes only vitamins and minerals from such new requirements. Like S. 722, this bill would reverse the safety burden of proof in Section 4 of DSHEA (one of the industry’s victories in 1994), and instead require the manufacturer to demonstrate safety, rather than the burden being on the FDA to show “imminent hazard” or “unreasonable risk”.
     So far, neither of the bills above, nor any other proposed legislation that would undermine DSHEA or impose additional requirements on supplements, have passed. With the help of its regulatory attorney, the Company will continue to monitor these anti-DSHEA bills, and determine if any of them become a serious threat to its business. In addition, the two major trade associations of the dietary supplement industry—the American Herbal Products Association, or AHPA, and the National Natural Foods Association, or NNFA—have both been actively lobbying against any bills that would require or lead to unreasonable restraints on the manufacture, labeling, and marketing of dietary supplements.
     Product Liability - The Company, like other marketers of products that are intended to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. The Company carries limited product liability insurance with coverage limits of $1.0 million per occurrence and $2.0 million aggregate. Products containing ephedra, which represented 31.0% of the Company’s first quarter 2004 net revenues, were not covered by the Company’s product liability insurance. Substantially all of the Company’s product manufacturers carry product liability insurance, which covers its products. Such product claims against the Company could adversely affect product sales, results of operations, financial condition and the value of the Company’s common stock.
     Legal Proceedings - The Company is currently involved in asserted and unasserted claims, which arise in the ordinary course of business. The Company routinely evaluates whether a loss is probable, and if so, whether it can be estimated. Estimates are based on similar case law matters, consultation with subject matter experts and information obtained through negotiations with counter-parties. As such, accurately depicting the outcome of pending litigation requires considerable judgment and is subject to material differences on final settlement. Accruals for probable losses are recorded in accrued expenses. If the Company’s assessment of the probability is inaccurate, the Company may need to record additional accruals or reduce recorded accruals later. In addition, the Company may need to adjust its estimates of the probable loss amounts as further information is obtained or the Company considers settlements. See “Part II, Item 1. Legal Proceedings” for a description of the most significant claims by or against the Company.
     Employment Agreements — In January 2006, the Company entered into a written employment agreement with Jerry W. Grizzle, the Company’s Chairman of the Board, President and Chief Executive Officer. The contract is for a two-year term, commencing January 25, 2006, followed by two successive one-year terms unless either party elects not to renew the Agreement. Mr. Grizzle’s base salary is

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
$150,000 per year for the first year of the Initial Term, $200,000 for the second year of the Initial Term and $250,000 for each year after the Initial Term. Additionally, Mr. Grizzle will be eligible to receive certain performance-based incentive bonuses. The Company granted Mr. Grizzle options to purchase 250,000 shares of the Company’s common stock on February 15, 2006, with an exercise price of $0.62 per share, which was the closing price of the Company’s common stock on that day. The options vest in five equal annual installments beginning February 15, 2007, and expire February 15, 2016. In the event the Company terminates Mr. Grizzle without cause, he will receive certain severance pay based upon his length of employment with the Company.
     In April 2006, the Company entered into a written employment agreement with Robin L. Jacob, the Company’s Vice President, Secretary, Treasurer and Chief Financial Officer. The contract is for a two-year term, commencing February 12, 2006, followed by two successive one-year terms unless either party elects not to renew the Agreement. Ms. Jacob’s base salary is $100,000 per year for the first year of the Initial Term, $112,500 for the second year of the Initial Term and $125,000 for each year after the Initial Term. Additionally, she is eligible to receive certain performance-based incentive bonuses. The Company granted Ms. Jacob options to purchase 150,000 shares of the Company’s common stock at an exercise price of $.64 per share, which was the closing price of the Company’s common stock on March 31, 2006, the last trading day prior to the date the options were granted. The options vest in five equal annual installments beginning April 1, 2007, and expire April 1, 2016. In the event the Company terminates Ms. Jacob without cause, she will receive certain severance pay based upon her length of employment with the Company.
     In September 2006, the Company entered into a written employment agreement with Dennis P. Loney, the Company’s Vice President of Operations. The contract is for a two-year term, commencing September 19, 2006, followed by two successive one-year terms unless either party elects not to renew the Agreement. Mr. Loney’s base salary is $106,000 per year for the first year of the Initial Term, $112,500 for the second year of the Initial Term and $125,000 for each year after the Initial Term. Additionally, he is eligible to receive certain performance-based incentive bonuses. The Company granted Mr. Loney options to purchase 150,000 shares of the Company’s common stock at an exercise price of $.63 per share, which was the closing price of the Company’s common stock on that day. The options vest in five equal annual installments beginning September 19, 2007, and expire September 19, 2016. In the event the Company terminates Mr. Loney without cause, he will receive certain severance pay based upon his length of employment with the Company.
11. DEFERRED COMPENSATION AND CONSULTING AGREEMENT
     On November 4, 2003 the Company entered into a written employment agreement with John W. Hail. The contract was for an initial two-year term, commencing November 4, 2003, and extended for up to five successive one-year terms if the Company and Mr. Hail agree in writing. The agreement was extended on November 4, 2005. The contract calls for a base salary of $249,600 per year, a monthly variable salary equal to one percent (1%) of the Company’s gross revenues, and a discretionary year-end bonus determined by a majority vote of the Board of Directors. On November 4, 2005, the Company extended Mr. Hail’s employment agreement to November 4, 2006. In connection with the extension, Mr. Hail’s monthly variable salary ceased and was replaced by a fixed supplemental payment to Mr. Hail, which was the gross amount necessary to cover all federal, state and local taxes and all employment taxes, and pay a net amount of $7,000 per month. Mr. Hail retired as the Company’s Chief Executive Officer and Chairman of the Board effective February 12, 2006. At such time, the Company’s obligations under his employment agreement terminated. In April 2006, the Company signed a consulting agreement with TVC Marketing regarding the services of Mr. Hail. The agreement is for an initial six-month term, commencing March 1, 2006, with the renewal option of any number of additional successive six-month terms by mutual agreement between the parties. Such renewal(s) must be in writing signed by both parties. The consulting fee is $5,000 per month for the entire term of the agreement, plus reimbursement of reasonable travel expenses. In August 2006, this agreement was terminated at the end of the initial six months. At such time, the Company’s obligations to TVC Marketing regarding the services of Mr. Hail terminated.

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
12. LEASE ABANDONMENT
     In January 2004, the Company commenced a relocation of its corporate headquarters from 2601 NW Expressway (the Oil Center), Oklahoma City, Oklahoma to its warehouse and distribution facility. A portion of the Oil Center was maintained for storage, a portion was maintained for possible relocation of Company personnel due to expansion of the business and a portion was subleased to a third party under a short-term lease. In September 2004, the Company purchased an existing building adjacent to its corporate headquarters to be used for additional office, warehouse and storage space. Company management believes the purchased building is sufficient to meet expansion needs, and as such, abandoned the Oil Center location. In determining lease abandonment, management assumed the continuation of the existing sublease at the current rate. In addition, a discount rate of 6.5% was used to calculate the present value of current lease payments less sublease revenue. At September 30, 2006, the lease abandonment accrual was approximately $132,000.
13. DISCONTINUED OPERATIONS
     On March 31, 2006, the Company adopted a plan to discontinue the operations of its Heartland Cup subsidiary. The Company has actively marketed Heartland Cup to prospective buyers. At March 31, 2006, Heartland Cup had reduced employee count to only those necessary to show the plant to prospects. As of November 10, 2006, the Company was in negotiations with a prospective buyer to lease the plant and equipment and purchase current customer contracts. Management believes this transaction will conclude by the end of the first quarter of 2007.
     The results of operations of discontinued operations are summarized below:

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2006	2006
Revenues	$335,774	$1,056,990

Loss from operations of discontinued operations	$(52,475)	$(553,707)
Estimated costs to sell	—	(20,000)
Income tax effect	—	—

Loss from operations of discontinued operations, net of tax	$(52,475)	$(573,707)
     Related to the sale of the Heartland operations, the Company expects to incur attorney fees to draft the sales contracts, and complete the transaction. As such, the Company has included an estimate of $20,000 in the discontinued operations accrual at September 30, 2006.
     The components of assets and liabilities of discontinued operations in the accompanying consolidated balance sheets are as follows:

September 30, 2006
Current assets of discontinued operations:
Cash	$1,271
Accounts receivable, net	121,193
Inventory	254,931

Total	$377,395

Noncurrent assets of discontinued operations:
Other assets	$47,303
Property and equipment, net	1,263,645

Total	$1,310,948

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

September 30, 2006
Current liabilities of discontinued operations:
Accounts payable	$54,798
Current portion of long-term debt	442,571
Other current liabilities	23,355

Total	$520,724

Long-term liabilities of discontinued operations:
Long-term debt	$1,492,860

14. RECENT ACCOUNTING PRONOUNCEMENTS
     In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes -— an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently reviewing this new standard to determine its effects, if any, on our results of operations or financial position.
     In September 2006, the FASB issued SFAS 157, “Fair Value Measurements” (SFAS 157), to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value in generally accepted accounting principles, and expanding disclosures about fair value measurements. The Statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement. It clarifies the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings for the period. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and will be applied on a prospective basis. We are currently reviewing this new standard to determine its effects, if any, on our results of operations or financial position.
15. CURRENT FINANCIAL CONDITION
     Several factors have contributed to the Company’s current financial condition:
•	The impact of several material non-recurring events, including the one-time impairment of goodwill, the accrual of deferred compensation related to the employment contract of the Company’s founder and then CEO, the implementation of a free trial program, the write off of the Company’s deferred tax asset, and a lease abandonment charge related to the abandonment of the executive offices;

•	Excessive expenses incurred in the Heartland operations and a continuing excess of monthly operating expenses over revenues; and

•	Declining net income, due to the FDA’s ban on ephedra products.
     The Company has taken the following steps to significantly reduce its cost of sales and marketing, distribution and administrative costs:
•	Reductions in force, encompassing all departments within the Company;

•	The termination of a discount sales program, designed to give customers a cash discount after purchasing a certain dollar amount of product; and

AMS HEALTH SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
•	The termination of several extra employee benefits, including vehicle allowances and social and country-club privileges.
     On March 31, 2006, the Company adopted a plan to discontinue the operations of its Heartland Cup subsidiary. The Company has actively marketed Heartland Cup to prospective buyers. At March 31, 2006, Heartland Cup had reduced employee count to only those necessary to show the plant to prospects. As of November 10, 2006, the Company was in negotiations with a prospective buyer to lease the plant and equipment and purchase current customer contracts. Finally, the Company is exploring strategic acquisitions of network marketing companies with profitable, sustained operations.
     The Company is seeing positive upswings and trends in associate recruiting, as well as continued reductions in costs of goods sold and administrative expenses. At September 30, 2006, the Company’s ratios compared to net sales are trending toward the levels that existed in the Company’s last profitable year. Finally, the Company is exploring a new product offering that management believes will be the replacement for the ephedra product banned in 2004.
     On June 28, 2006, the Company completed a $2,000,000 private placement financing through the sale of secured convertible notes to Laurus Master Fund Ltd. The net proceeds of the funding will be used primarily for sales and marketing. For a full description of the terms of the note, see Note 6 to Consolidated Financial Statements.
16. RECLASSIFICATIONS
     Certain reclassifications of the prior year amounts have been made in order to provide comparability with the current presentation. These changes were made for presentation purposes only and did not have any effect on previously reported results of operations or equity.
******

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24. Indemnification of Directors and Officers.
          In accordance with Section 1031 of the Oklahoma General Corporation Law, Article Twelfth of our Certificate of Incorporation provides that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.
          Article IX of our Bylaws provides for indemnification by us of our directors and officers and in the discretion of the Board of Directors, non-officer employees against expenses (including attorneys fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, in accordance with, and to the fullest extent permitted by, the Oklahoma General Corporation Law.
          The indemnification provisions described above would provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our Certificate of Incorporation, Bylaws, the Oklahoma General Corporation Law, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 25. Other Expenses of Issuance and Distribution.
          The following table sets forth the various expenses in connection with the securities being registered pursuant to this registration statement. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Item	Amount
Securities and Exchange Commission registration fee	$96
Printing and EDGAR formatting fees and expenses	$5,000
Accounting fees and expenses	$5,000
Legal fees and expenses	$15,000

Total	$25,096
We will bear all expenses shown above, and the selling security holders will not bear any portion of these expenses.
Item 26. Recent Sales of Unregistered Securities.
(a)	On June 28, 2006, we issued a secured convertible term note in the aggregate principal amount of $2,000,000 and warrants to purchase 2,272,727 shares of common stock at an exercise price of $0.53 per share to Laurus Master Fund, Ltd. These securities were issued in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof directly by us without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

(b)	On June 28, 2006, we issued Ascendiant Securities, LLC warrants to purchase 459,543 shares of our common stock at an exercise price of $0.51 per share. These securities were issued as a fee for financial consulting services in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof directly by us without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

(c)	On June 28, 2006, we issued Ascendiant Capital Group, LLC 250,000 shares of our common stock. These securities were issued as a fee for financial consulting services in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof directly by us without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

(d)	On February 15, 2006, we issued 250,000 stock options to Jerry W. Grizzle pursuant to his employment agreement. The options have an exercise price of $0.62 per share. Neither the options granted to Mr. Grizzle nor the stock underlying such options have been registered under the Securities Act. The options vest in five equal annual installments beginning February 15, 2007 and expire February 15, 2016. The options were issued relying upon the exemption from registration provided by Section 4(2) of the Securities Act for “transactions by the issuer not involving a public offering,”. The options were issued to Mr. Grizzle without shareholder approval pursuant to Section 711(a) of the AMEX Company Guide.

(e)	On September 9, 2005, we entered into a definitive Stock Purchase Agreement with Heartland and its principal shareholder for the purchase of all of the principal shareholder’s stock in Heartland Cup. Upon the closing of the Stock Purchase Agreement, we acquired 2,000,000 shares, or approximately 83% of the outstanding capital stock of Heartland, for 200,000 shares of our common stock. The options were issued relying upon the exemption from registration provided by Section 4(2) of the Securities Act for “transactions by the issuer not involving a public offering.”
Item 27. Exhibits.
          The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
Item 28. Undertakings.
          Pursuant to Item 512(a) of Regulation S-B, the undersigned small business issuer hereby undertakes to:
(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material on the plan of distribution;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.
(2)	For the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.
     Pursuant to Item 512(e) of Regulation S-B:
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
     Pursuant to Item 512(g) of Regulation S-B:
     Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 9th day of February, 2007.

(Registrant)	AMS HEALTH SCIENCES, INC.

	By: Name:	/s/ Jerry W. Grizzle* Jerry W. Grizzle
	Title:	Chairman, President and Chief Executive Officer

	By: Name:	/s/ Robin L. Jacob Robin L. Jacob
	Title:	Chief Financial Officer, Vice President, Secretary and Treasurer (Principal Accounting Officer)
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jerry W. Grizzle* Jerry W. Grizzle	Director	February 9, 2007

/s/ Robin L. Jacob Robin L. Jacob	Director	February 9, 2007

/s/ M. Thomas Buxton III* M. Thomas Buxton III	Director	February 9, 2007

/s/ Stephen E. Jones*	Director	February 9, 2007
Stephen E. Jones

Director
Richard C. Wiser

Director
Lawrence R. Moreau

*	signed by Power of Attorney

INDEX TO EXHIBITS

Exhibit
Number	Description	Method of Filing

3(i)	Amended and Restated Certificate of Incorporation	Incorporated by reference to Exhibit 3.1 of the registration statement on Form SB-2 (Registration No. 333-47801) filed with the Commission on March 11, 1998

3(ii)	Bylaws	Incorporated by reference to Exhibit 3.2 of the registration statement on Form SB-2 (Registration No. 333-47801) filed with the Commission on March 11, 1998

5	Opinion of McAfee & Taft A Professional Corporation	Filed electronically herewith

10.1	Stock Option Agreement of Advantage Marketing Systems dated January 3, 2001	Incorporated by reference to Form 8-K filed with the Commission on January 8, 2001.

10.2*	The Advantage Marketing Systems, Inc. 1995 Stock Option Plan.	Incorporated by reference to Form SB-2 Registration Statement (No. 33-80629), filed with the Commission on November 20, 1996

10.3*	Employment Agreement by and between David D’Arcangelo and Registrant dated effective as of November 25, 2002	Incorporated by reference to Form 10-K/A filed with the Commission on March 31, 2003

10.4*	Non-qualified Stock Option Agreement by and between David D’Arcangelo and Registrant dated effective as of December 2, 2002	Incorporated by reference to Form 10-K/A filed with the Commission on March 31, 2003

10.5*	The Advantage Marketing Systems, Inc. 2003 Stock Incentive Plan	Incorporated by reference to Form S-8 Registration Statement (No. 333-109093), filed with the Commission on September 24, 2003

10.6	Fulfillment Services Agreement with Vita Sales & Distribution Multi-Country, dated January 19, 2004	Incorporated by reference to Form 10-K filed with the Commission on March 29, 2004

10.7*	Employment Agreement by and between John W. Hail and Registrant dated effective as of November 4, 2003	Incorporated by reference to Form 10-K filed with the Commission on March 29, 2004

10.8	Commercial Industrial Real Estate Purchase Contract dated August 12, 2004 by and between Registrant and Keltronics Corporation	Incorporated by reference to Form 10-Q, filed with the Commission on November 12, 2004

10.9*	Employment Agreement by and between Steven G. Kochen and Registrant dated effective as of August 9, 2005	Incorporated by reference to Form 8-K filed with the Commission on August 12, 2005

10.10*	Employment Agreement by and between Jerry W. Grizzle and Registrant dated effective as of January 25, 2006	Incorporated by reference to Form 10-KSB filed with the Commission on April 3, 2006

Exhibit
Number	Description	Method of Filing

10.11*	Employment Agreement by and between Robin L. Jacob and Registrant dated effective as of February 12, 2006	Incorporated by reference to Form 8-K filed with the Commission on April 12, 2006

10.12	Consulting Agreement by and between TVC Consulting and Registrant dated effective as of March 1, 2006	Incorporated by reference to Form 10-QSB filed with the Commission on May 15, 2006

10.13	Securities Purchase Agreement dated June 28, 2006 by and between the Company and Laurus Master Fund, Ltd.	Incorporated by reference to Form 10-QSB filed with the Commission on August 14, 2006

10.14	Secured Convertible Term Note dated June 28, 2006 by the Company in favor of Laurus Master Fund, Ltd.	Incorporated by reference to Form 10-QSB filed with the Commission on August 14, 2006

10.15	Common Stock Purchase Warrant dated June 29, 2006 by the Company in favor of Laurus Master Fund, Ltd.	Incorporated by reference to Form 10-QSB filed with the Commission on August 14, 2006

10.16	Registration Rights Agreement dated June 28, 2006 by and between the Company and Laurus Master Fund, Ltd.	Incorporated by reference to Form 10-QSB filed with the Commission on August 14, 2006

10.17	Stock Pledge Agreement dated June 28, 2006 by and among the Company, AMS Manufacturing, Inc. and Laurus Master Fund, Ltd.	Incorporated by reference to Form 10-QSB filed with the Commission on August 14, 2006

10.18	Master Security Agreement dated June 28, 2006 by and among the Company, AMS Manufacturing, Inc. and Laurus Master Fund, Ltd.	Incorporated by reference to Form 10-QSB filed with the Commission on August 14, 2006

10.19	Mortgage dated June 28, 2006 by and between the Company and Laurus Master Fund, Ltd.	Incorporated by reference to Form 10-QSB filed with the Commission on August 14, 2006

10.20	Grant of Security Interest in Patents and Trademarks dated June 28, 2006 by and between the Company and Laurus Master Fund, Ltd.	Incorporated by reference to Form 10-QSB filed with the Commission on August 14, 2006

10.21	Common Stock Purchase Warrant dated June 28, 2006 by the Company in favor of Ascendiant Securities, LLC	Incorporated by reference to Form 10-QSB filed with the Commission on August 14, 2006

10.22	Engagement Letter between the Company and Ascendiant Securities, LLC	Incorporated by reference to Form 10-QSB filed with the Commission on August 14, 2006

10.23*	Employment Agreement by and between Dennis P. Loney and Registrant dated effective as of September 19, 2006	Incorporated by reference to Form 8-K filed with the Commission on September 25, 2006

10.24*	2006 Long-Term Incentive Plan	Incorporated by reference to Form 14A filed with the Commission on April 28, 2006

21	Subsidiaries	Incorporated by reference to Exhibit 21 of Form 10-KSB filed with the Commission on April 3, 2006

Exhibit
Number	Description	Method of Filing

23.1	Consent of Cole & Reed, P.C.	Incorporated by reference to Amendment No. 2 to this Registration Statement on Form SB-2 (Registration No. 333-136128) filed with the Commission on January 26, 2007

23.2	Consent of Grant Thornton LLP	Incorporated by reference to Amendment No. 2 to this Registration Statement on Form SB-2 (Registration No. 333-136128) filed with the Commission on January 26, 2007

23.3	Consent of McAfee & Taft A Professional Corporation (included in Exhibit 5)	Filed electronically herewith

24	Power of Attorney (included on signature page of the original filing)	Filed with the original filing on July 28, 2006

*	Designates a compensatory plan.